UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Citrix Systems, Inc.

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Notice of 2016 Annual

Meeting of Shareholders and

Proxy Statement

Dear Shareholder:	April 29, 2016

You are cordially invited to attend the 2016 Annual Meeting of Shareholders of Citrix Systems, Inc. to be held on Thursday, June 23, 2016 at 4:00 p.m. Pacific time, at our offices at 4580 Great America Parkway, Santa Clara, California 95054, United States.

At the 2016 Annual Meeting, the agenda includes: (1) the election of nine directors for one-year terms; (2) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016; and (3) an advisory vote to approve the compensation of our named executive officers. The Board of Directors unanimously recommends that you vote FOR the election of the director nominees and FOR each of the other matters.

All shareholders are cordially invited to attend the 2016 Annual Meeting in person. We are providing proxy material access to our shareholders via the Internet. Accordingly, you can access proxy materials and vote at www.proxyvote.com. Details regarding the matters to be acted upon at this 2016 Annual Meeting are described in the Notice of Internet Availability of Proxy Materials you received in the mail. Please give the proxy materials your careful attention.

You may vote via the Internet or by telephone by following the instructions on your Notice of Internet Availability and on that website. In order to vote via the Internet or by telephone, you must have the shareholder identification number which is provided in your Notice. If you have requested a proxy card by mail, you may vote by signing, voting and returning that proxy card in the envelope provided. If you attend the 2016 Annual Meeting, you may vote in person even if you have previously returned your proxy card or have voted via the Internet or by telephone. Please review the instructions for each voting option described in the Notice and in this Proxy Statement. Your prompt cooperation will be greatly appreciated.

Very truly yours,

ANTONIO G. GOMES

Senior Vice President, General

Counsel and Secretary

CITRIX SYSTEMS, INC. | 2016 PROXY STATEMENT

CITRIX SYSTEMS, INC.

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 23, 2016

To the Shareholders of Citrix Systems, Inc.:

The 2016 Annual Meeting of Shareholders of Citrix Systems, Inc., a Delaware corporation, will be held on Thursday, June 23, 2016 at 4:00 p.m. Pacific time, at our offices at 4580 Great America Parkway, Santa Clara, California 95054, United States for the following purposes:

1.	to elect nine members to the Board of Directors, each to serve for a one-year term and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal;

2.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016;

3.	to hold an advisory vote to approve the compensation of our named executive officers; and

4.	to transact such other business as may properly come before the 2016 Annual Meeting or any adjournments or postponements thereof.

The proposal for the election of directors relates solely to the election of nine directors nominated by our Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any shareholder.

Only shareholders of record at the close of business on April 25, 2016 are entitled to notice of and to vote at the 2016 Annual Meeting and at any adjournment or postponement thereof.

All shareholders are cordially invited to attend the 2016 Annual Meeting in person. To assure your representation at the 2016 Annual Meeting, we urge you to vote via the Internet at www.proxyvote.com or by telephone by following the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail and which instructions are also provided on that website, or, if you have requested a proxy card by mail, by signing, voting and returning your proxy card to Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717. For specific instructions on how to vote your shares, please review the instructions for each of these voting options as detailed in your Notice of Internet Availability and in this Proxy Statement. If you attend the 2016 Annual Meeting, you may vote in person even if you have previously returned your proxy card or have voted via the Internet or by telephone.

In addition to their availability at www.proxyvote.com, this Proxy Statement and our Annual Report to Shareholders are available for viewing, printing and downloading at investors.citrix.com/annuals.cfm.

By Order of the Board of Directors,

ANTONIO G. GOMES Senior Vice President, General Counsel and Secretary

Fort Lauderdale, Florida

April 29, 2016

WHETHER OR NOT YOU PLAN TO ATTEND THE 2016 ANNUAL MEETING, PLEASE PROMPTLY COMPLETE YOUR PROXY AS INDICATED ABOVE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. PLEASE REVIEW THE INSTRUCTIONS FOR EACH OF YOUR VOTING OPTIONS DESCRIBED IN THIS PROXY STATEMENT AND THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS YOU RECEIVED IN THE MAIL.

CITRIX SYSTEMS, INC.

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

PROXY STATEMENT

For the 2016 Annual Meeting of Shareholders

To Be Held on June 23, 2016

April 29, 2016

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Citrix Systems, Inc., a Delaware corporation, for use at the 2016 Annual Meeting of Shareholders to be held on Thursday, June 23, 2016 at 4:00 p.m. Pacific time, at our offices at 4580 Great America Parkway, Santa Clara, California 95054, United States, or at any adjournments or postponements thereof. An Annual Report to Shareholders, containing financial statements for the year ended December 31, 2015, and this Proxy Statement are being made available to all shareholders entitled to vote at the 2016 Annual Meeting. This Proxy Statement and the form of proxy were first made available to shareholders on or about April 29, 2016.

The purposes of the 2016 Annual Meeting are to:

•	elect nine directors for one-year terms;

•	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016; and

•	hold an advisory vote to approve the compensation of our named executive officers.

Only shareholders of record at the close of business on April 25, 2016, which we refer to as the record date, will be entitled to receive notice of and to vote at the 2016 Annual Meeting. As of that date, 155,065,815 shares of our common stock, $.001 par value per share, were issued and outstanding. Shareholders are entitled to one vote per share on any proposal presented at the 2016 Annual Meeting. You may vote via the Internet at www.proxyvote.com or by telephone at 1-800-690-6903 by following the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail and which are also provided on that website; or, if you have requested a proxy card by mail, by signing, voting and returning your proxy card. If you attend the 2016 Annual Meeting, you may vote in person even if you have previously voted by phone or via the Internet or returned a proxy card by mail.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

(a)	filing with our Secretary, before the taking of the vote at the 2016 Annual Meeting, a written notice of revocation bearing a later date than the proxy;

(b)	properly casting a new vote via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities;

(c)	duly completing a later-dated proxy relating to the same shares and delivering it to our Secretary before the taking of the vote at the 2016 Annual Meeting; or

(d)	attending the 2016 Annual Meeting and voting in person (although attendance at the 2016 Annual Meeting will not in and of itself constitute a revocation of a proxy).

Any written notice of revocation or subsequent proxy should be sent so as to be delivered to our principal executive offices at Citrix Systems, Inc., 851 West Cypress Creek Road, Fort Lauderdale, Florida 33309, Attention: Secretary, before the taking of the vote at the 2016 Annual Meeting.

The representation in person or by proxy of at least a majority of the outstanding shares of our common stock entitled to vote at the 2016 Annual Meeting is necessary to constitute a quorum for the transaction of business. Abstentions and broker non-votes (discussed below) are counted as present or represented for purposes of determining the presence or

2016 PROXY STATEMENT

absence of a quorum for the 2016 Annual Meeting. When a quorum is present at any meeting of shareholders, the holders of a majority of the stock present or represented and voting on a matter shall decide any matter to be voted upon by the shareholders at such meeting, except when a different vote is required by express provision of law, our amended and restated certificate of incorporation (as amended and currently in effect, our “Certificate of Incorporation”) or our bylaws.

For Proposal 1, the election of nine directors, each nominee shall be elected as a director if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Any director who fails to receive the required number of votes for his or her re-election is required to submit his resignation to the Board of Directors. Our Nominating and Corporate Governance Committee (excluding any director nominee who failed to receive the required number of votes) will promptly consider any such director’s resignation and make a recommendation to the Board of Directors as to whether such resignation should be accepted. The Board of Directors is required to act on the Nominating and Corporate Governance Committee’s recommendation within 90 days of the certification of the shareholder vote for the 2016 Annual Meeting.

For each of Proposal 2 (the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016) and Proposal 3 (the advisory vote to approve the compensation of our named executive officers), an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required for approval.

Broadridge Financial Solutions tabulates the votes. The vote on each matter submitted to shareholders is tabulated separately.

Broker non-votes are shares held by a nominee (such as a bank or brokerage firm) which, although counted for purposes of determining a quorum, are not voted on a particular matter because voting instructions have not been received from the nominees’ clients (who are the beneficial owners of such shares). Under national securities exchange rules, nominees who hold shares of common stock in street name for, and have transmitted our proxy solicitation materials to, their customers but do not receive voting instructions from such customers, are not permitted to vote such customers’ shares on non-routine matters. Proposal 2 is considered a routine matter and nominees therefore have discretionary voting power as to Proposal 2. For non-routine matters, these broker non-votes shall not be counted as votes cast and therefore will have no effect on Proposals 1 and 3. Similarly, abstentions are not counted as votes cast and thus will have no effect on Proposals 1, 2 and 3.

The persons named as attorneys-in-fact in the proxies, Kirill Tatarinov and David J. Henshall, were selected by the Board of Directors and are officers of Citrix. All properly executed proxies submitted in time to be counted at the 2016 Annual Meeting will be voted by such persons at the 2016 Annual Meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR Proposal 1 (the election of each of the director nominees), FOR Proposal 2 (ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016) and FOR Proposal 3 (the approval, on an advisory basis, of the compensation of our named executive officers).

Aside from the proposals included in this Proxy Statement, our Board of Directors knows of no other matters to be presented at the 2016 Annual Meeting. If any other matter should be presented at the 2016 Annual Meeting upon which a vote may properly be taken, shares represented by all proxies received by the Board of Directors will be voted with respect to such matter in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

Proxy Highlights

This summary should be read in conjunction with our Annual Report on Form 10-K and the entire Proxy Statement.

2016 Annual Meeting of Shareholders

    Date and Time: June 23, 2016, 4:00 p.m. Pacific time

    Location: Our offices at 4580 Great America Parkway, Santa Clara, California 95054

    Record Date: April 25, 2016

    Date of First Distribution of Proxy Materials: April 29, 2016

Our Business

Our vision is to power a world where people, organizations and things are securely connected and accessible to make the extraordinary possible. A world where people can easily collaborate across boundaries of time, place and device across the world’s best integrated technology services for secure delivery of apps and data anytime, anywhere.

2015: A Year of Strategic and Leadership Transformation

Operating performance in 2013 and 2014 lagged our expectations as strategies for driving growth did not deliver as intended. Our efforts to reduce operating expenses accelerated in late 2014. After the first quarter of 2015, however, it became clear that a deeper review of our business was needed to focus on what is most important to our shareholders, customers and partners.

In June 2015, when our Board of Directors was preparing for a product portfolio and operational review, we received an open letter from Elliott Management, or Elliott, one of our largest shareholders, requesting a meeting with our Board and advocating for a new operating plan that called for the implementation of operational best practices, product portfolio rationalization, strategic evaluation of our high-value non-core businesses and review of our capital allocation. As we do with all investors who engage with us in good faith, our Board responded in a spirit of open communication and transparency. In fact, we agreed with substantial portions of Elliott’s plan.

In July 2015, we entered into a cooperation agreement with Elliott and agreed to appoint Jesse A. Cohn, Elliott’s head of U.S. equity activism, to our Board. As an outcome of our engagement with Elliott,

•	Our Board accelerated our operational review by forming an Operations Committee to work with management on a comprehensive operational review with increased focus and speed. The Operations Committee was charged with identifying opportunities to improve our operational efficiency and capital structure and to streamline our product portfolio.

•	Robert M. Calderoni, an independent member of our Board, was appointed Executive Chairman and Chair of the Operations Committee to lead this important work.

•	Supported by independent advisors, we initiated a review of strategic alternatives for our GoTo family of products.

For further details regarding our agreement with Elliott, see Cooperation Agreement with Elliott, on page 86 below.

In November 2015, based on the findings of the Operations Committee, we took actions to rationalize our product portfolio, realign and optimize operations and investments, and restructure our workforce. These actions have allowed us

2016 Proxy Statement	1

to significantly increase focus on our core enterprise strategy of secure and reliable delivery of applications and data, and consequently build a more efficient, scalable and profitable company. Our actions to date have included:

•	The announcement of a proposed spinoff of our GoTo family of products into a separate public company. We believe the separation of this business to be in the best interest of all stakeholders, allowing both companies to enhance their strategic focus and respective competitive positions, while permitting us to improve operational efficiency.

•	The implementation of a restructuring program that focused on the simplification of our enterprise go-to-market motion and roles while improving coverage, changes in our product focus, and the balancing of resources with demand across our marketing, general and administrative areas. As a result of this program, we eliminated approximately 700 full-time positions, or approximately 7% of our workforce.

Reshaping our Executive Leadership Team and Board for the Future

Executing on these initiatives has required leadership changes.

CEO Transition

As an outcome of reaching an accord with Elliott, in July 2015, Mark B. Templeton agreed to step down from his role as our Chief Executive Officer and President, a role he held for more than 14 years, and announced his intent to retire. During Mark’s tenure with the company, Citrix grew from a one-product, $15 million business to a global market leader with revenue of over $3 billion.

In preparation for Mr. Templeton’s retirement, our Board commenced a search process to identify our next Chief Executive Officer. During the second half of 2015, however, Mr. Templeton continued to play a critical role in, among other things, retaining and leading our management team, preserving our operational capacity, preserving the Citrix culture and the commitment and engagement of our employees, partners and customers, and facilitating a smooth transition to his successor during a critical transition period for Citrix. Without the support of Mr. Templeton during this transition period, our Board’s ability to drive crucial strategic changes would have been jeopardized. To encourage Mr. Templeton to remain employed with us until his successor was appointed during a period of critical changes at Citrix, our Board began negotiations with Mr. Templeton to mutually agree on a retention bonus and benefits arrangements.

Following an extensive candidate search and interview process, in October 2015, our CEO search was still ongoing due to the unpredictable nature of CEO searches. Simultaneously, the work of the Operations Committee had proceeded, and it became clear that a number of senior leaders would be leaving the company. These developments triggered the Board

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and Mr. Templeton to agree that it was appropriate for him to retire, although a permanent successor CEO had not yet been identified. No internal candidates had the combination of operational leadership and deep product management experience, skills and experience our Board viewed as critical for a new CEO. In light of the need to establish stable leadership for our employees, clients and other stakeholders until a new CEO could be identified and appointed, our Board appointed Mr. Calderoni to serve as our Interim Chief Executive Officer.

As our Interim Chief Executive Officer, Mr. Calderoni was charged with leading the execution of our strategic and operational initiatives while also leading the search for our next Chief Executive Officer. Our Board viewed Mr. Calderoni’s appointment as our Interim Chief Executive Officer in October 2015 as critical to executing on the actions needed to increase our profitability by bringing Citrix in line with comparable companies, all in order to create significant shareholder value. His role as Executive Chairman had provided Mr. Calderoni with a deep dive into the operations of the company, while his past experience leading a technology company through a turnaround gave him experience with leading through change. Importantly, the operational skills Mr. Calderoni brought to the Citrix leadership team, as well as the progress in the operational review, permitted the Board to re-set the CEO search by prioritizing CEO candidates with deep product development experience, a necessary skill to drive long-term growth.

The disinterested members of our Board, including Mr. Cohn, the representative from Elliott on our Board, unanimously approved Mr. Templeton’s and Mr. Calderoni’s compensation arrangements, upon the recommendation of the Compensation Committee. See Individual Executive Compensation Decisions – Chief Executive Officer Compensation beginning on page 57 for a discussion of Mr. Templeton’s and Mr. Calderoni’s compensation arrangements.

As previously mentioned, our CEO search focused on identifying leaders that have demonstrated both strong product management and operational leadership skills. Kirill Tatarinov, who most recently served as Executive Vice President of the Microsoft Business Solutions Division, has a proven track record of growing businesses and driving operational performance. Because of these demonstrated skills, in January 2016, our Board identified Mr. Tatarinov as the best person to lead our company for the long-term and to execute on the strategic initiatives that we started in 2015. He was appointed President and Chief Executive Officer in January 2016 and joined our Board as a director at that time. Mr. Calderoni continues in his role as Executive Chairman of our Board. While the roles of President and Chief Executive Officer and Executive Chairman have distinct responsibilities, both Messrs. Calderoni and Tatarinov are focused on driving execution of our strategic plan, including operational and capital structure efficiency and portfolio simplification. See Individual Executive Compensation Decisions – Chief Executive Officer Compensation beginning on page 57 for a discussion of Mr. Tatarinov’s compensation arrangements.

New Senior Leaders Appointed Across the Business Build a Strong Bench for the Future

Our strategic initiatives also necessitated a review of our senior leadership team; and in 2015 we experienced transition in all senior leadership roles, except our Chief Operating Officer and Chief Financial Officer. This leadership transition resulted in the following appointments:

•	Carlos E. Sartorius as Senior Vice President, Worldwide Sales and Services;

•	Klaus Oestermann as Senior Vice President and General Manager, Delivery Networks;

•	Timothy A. Minahan as Senior Vice President and Chief Marketing Officer;

•	William L. Burley as Corporate Vice President and Acting General Manager, Workspace Services; and

•	Jesse D. Lipson as Corporate Vice President and General Manager, Cloud Services.

These executive officers bring proven track records, leadership talent and global experience to operationalize, execute and drive our strategy.

2016 Proxy Statement	3

Significant Board Refreshment

In addition to Mr. Templeton’s departure and the addition of Mr. Cohn to our Board, two of our independent directors, Stephen Dow and Asiff Hirji, stepped-off the Board in 2015.

To grow our Board, we collaborated with Elliott to identify a mutually agreeable director for appointment to our Board. In December 2015, Graham V. Smith, the former Executive Vice President and Chief Financial Officer of Salesforce, joined our Board pursuant to this collaborative search. We also added Peter J. Sacripanti, Co-Chair and Partner at McDermott Will & Emery, to our Board in December 2015. In April 2016, we announced that Thomas F. Bogan and Francis A. deSouza would not be standing for re-election at the 2016 Annual Meeting.

Our Board is focused on its evolution and on recruiting capable and diverse directors who have the skills and experience necessary to oversee Citrix over the long-term.

Compensation Committee Changes in 2015

In March 2015, Gary Morin stepped down from his role as Chair of the Compensation Committee, and Murray J. Demo was appointed Chair of the Compensation Committee. Also in March 2015, Thomas F. Bogan stepped off the Compensation Committee, and Godfrey R. Sullivan was appointed as a member of the Compensation Committee. In November 2015, Mr. Demo stepped down from his role as Chair of the Compensation Committee, and Nanci E. Caldwell was appointed Chair of the Compensation Committee. Graham V. Smith was appointed as a member of the Compensation Committee in December 2015 when he joined the Board.

2015 Business Highlights

Our initial progress with respect to our strategic and operational initiatives led to the following financial performance in 2015:

•	4% increase in annual revenue to $3.28 billion

•	27% increase in net income to $319 million, or $1.99 per diluted share

•	22% increase in cash flow from operations to $1.03 billion

Our balance sheet is robust, including $1.66 billion in deferred revenue and $1.76 billion in net cash and investments as of December 31, 2015. In 2015, we also continued to return capital to shareholders. For the full year 2015, we repurchased over 11 million shares of our common stock, representing approximately 7% of shares outstanding.

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As illustrated in the graph below, our total shareholder return, or TSR, over the five-year period ended on December 31, 2015 was approximately 11%.

Our TSR over the one-year period ended on December 31, 2015, however, was approximately 19%, relative to a TSR of approximately 6% for the Nasdaq Index during the same period, outperforming nearly 80% of the index constituents and creating nearly $2 billion of equity value in 2015.

Comparing our performance to the Nasdaq 100, at the end of 2015, we were in the top quartile of Nasdaq 100 companies as compared to the end of 2014 when we were in the bottom quartile of Nasdaq 100 companies. We attribute our top quartile performance in 2015 to the strategic and operational initiatives implemented in the second half of 2015, which included an improvement of over 300 basis points in non-GAAP operating margin over 2014.

Continuing this momentum and reflecting our progress on our strategic and operational initiatives, we achieved the following financial performance during the first quarter of 2016:

•	9% increase in quarterly revenue to $826 million

•	Over 900 basis point improvement in non-GAAP operating margin over the year-ago period

•	16% increase in cash flow from operations to $340 million, a quarterly record

2016 Proxy Statement	5

Executive Compensation Highlights

Highlights of Our Compensation Approach
Approach	Implementation
Link senior executives’ annual target compensation directly with company performance

•  In 2015, former CEO’s total target compensation (excluding retention and retirement benefits) was 50% variable cash compensation and market performance-based RSUs

•  Approximately 45% of the target compensation of our other Named Executive Officers, on average, was performance based (excluding our Executive Chairman, Interim Chief Executive Officer and President)

•  Current President and Chief Executive Officer’s, Kirill Tatarinov’s, initial total target direct compensation is 57% performance-based compensation

Our shareholders seek long-term total shareholder return, and our executives should share that goal This link to performance has proven effective

•  At least 50% of annual equity awards to executive officers are awarded as market performance-based RSUs that vest based on a relative total shareholder return metric

•  The performance period for the market performance-based restricted stock units granted in 2013, the second year we granted awards having a relative total shareholder return performance metric, ended on December 31, 2015

•  During the three-year performance period for these awards, the Nasdaq Composite Index significantly exceeded our own returns. Based on this comparative performance, no shares vested under these awards, the second consecutive year of no vesting under this program. This significantly impacts our executive officers’ realizable compensation

•  For example, the average realizable equity compensation of our named executive officers, listed in our 2014 Proxy Statement (the year we reported the market performance-based restricted stock units granted in 2013), was only 57% of the overall value of the 2013 stock awards granted to such named executive officers, and only 64% of the average 2013 total compensation originally reported as shown in the following graphic. We did not grant discretionary bonuses or awards or make any compensation adjustments to compensate for the awards that failed to vest

(1)	Values are calculated using the aggregate grant date fair value of restricted stock unit awards in 2013, the year in which the grant was made, and are as reported in the Summary Compensation Table in our 2014 Proxy Statement. The values include service-based and market performance-based restricted stock unit awards. The assumptions we used for calculating the grant date fair value are set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on February 20, 2014. In the case of market performance-based restricted stock units, the fair value reported in the Summary Compensation Table in our 2014 Proxy Statement was the probable outcome, which was 100% target achievement. No shares vested under these market performance-based awards; and as a result, no value is realizable for these awards.

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Highlights of Our Compensation Approach
Approach	Implementation

Payout opportunity levels for executive variable cash compensation should motivate performance that meets or exceeds our financial plan objectives

•  In 2015, each executive officer’s variable cash compensation plan award was based 100% on the achievement of objective financial operating targets consistent with our annual operating plan

•  Based on 2015 company performance, variable cash compensation plan awards for 2015 paid 118.4% of the target amount

•  Over the past eight years, our variable cash compensation plan awards have paid out between 56.4% and 130.4% and paid above 100% three times

To account for the speed of the business environment within the software sector, our compensation decisions should be flexible so that it can be tailored to the specific challenges facing the company at a given time

•  To support our strategic and operational initiatives, we implemented an incentive program in 2015 for certain executive officers to recognize the critical role they play in executing upon these initiatives and maintaining the commitment and engagement of our employees, partners and customers during this process

•  Accordingly, in September 2015, we entered into incentive agreements with certain of our executive officers that provided for a retention equity grant and severance benefits

See Individual Executive Compensation Decisions beginning on page 57 for further details regarding our Named Executive Officers’ compensation.

Governance Highlights

The following summary of our governance policies and facts highlights our commitment to governance practices that protect shareholder rights:

✓	Eliminated classified Board	✓	Strong focus on pay-for-performance
✓	Lead independent director	✓	Stock ownership guidelines for executive officers and directors
✓	Annual Board self-assessment process, including peer evaluations	✓	Policies prohibiting hedging, short selling and pledging of our common stock
✓	Active shareholder engagement	✓	Commitment to evolving our Board
✓	Majority voting for director elections	✓	Long-standing commitment to corporate responsibility
✓	Independent directors regularly meet without management present	✓	Board oversight of risk management

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Our Board of Directors

The following table provides summary information about each Director nominee and the committees on which they serve. Each Director will be elected for a one-year term.

Ad Hoc Committees Formed In July 2015

•	Our Board formed a Search Committee following Mark B. Templeton’s announcement that he intended to retire. In January 2016, after completing our CEO search with the appointment of Kirill Tatarinov, the Search Committee was disbanded.

•	Our Board formed an Operations Committee to work closely with our management team in a comprehensive review of our operations and capital structure, building upon the company’s previously announced initiatives to drive operating margin expansion through simplification, efficiency and portfolio refinements. In February 2016, the Operations Committee was disbanded following completion of its work to drive our operational review.

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Director Dashboard

Voting Matters

The proposals to be considered at the 2016 Annual Meeting are as follows:

		Board recommendation	See page number for more detail

PROPOSAL 1	Election of Directors	FOR each Nominee	90

PROPOSAL 2	Ratification of Appointment of Independent Registered Public Accounting Firm for 2016	FOR	91

PROPOSAL 3	Non-binding Advisory Vote to Approve the Compensation of our Named Executive Officers (Say-on-Pay)	FOR	92

2016 Proxy Statement	9

Part 1 Corporate Governance

Independence of Members of Our Board

Our Board of Directors has determined that seven of our directors (Ms. Caldwell, Mr. Cohn, Mr. Daleo, Mr. Demo, Mr. Sacripanti, Mr. Smith and Mr. Sullivan) are independent within the meaning of the director independence standards of The Nasdaq Stock Market LLC, or Nasdaq, and the SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. Furthermore, our Board of Directors has determined that each member of each of our regular standing committees of the Board of Directors is independent within the meaning of Nasdaq’s and the SEC’s director independence standards. In making this determination, our Board of Directors solicited information from each of our directors regarding whether such director, or any member of his or her immediate family, had a direct or indirect material interest in any transactions involving Citrix, was involved in a debt relationship with Citrix or received personal benefits outside the scope of such person’s normal compensation. The Board of Directors determined that each of Mr. Calderoni, who is currently serving as our Executive Chairman, and Mr. Tatarinov, who is currently serving as our President and Chief Executive Officer, is not independent within these definitions. Our Board of Directors considered the responses of our directors, and independently considered the commercial agreements, acquisitions, and other material transactions entered into by Citrix during 2015.

Board Leadership Structure

Our Corporate Governance Guidelines provide our Board of Directors with flexibility to select the appropriate leadership structure based on the specific needs of our business and the best interests of our shareholders. Our Corporate Governance Guidelines set forth our general policy that the positions of Chairperson of the Board of Directors and Chief Executive Officer, will be held by different persons. In certain circumstances, however, our Board of Directors may determine that it is in our best interests for the same person to hold the positions of Chairperson and Chief Executive Officer, or, in the case of Mr. Calderoni’s appointment as Executive Chairman in July 2015, for the position of Chairperson to also be an executive role. In such event, the Board of Directors will appoint an independent member of our Board of Directors as the Lead Independent Director, which is currently Godfrey R. Sullivan. Our general policy is that the position of Chairperson or Lead Independent Director, as the case may be, will be held by an independent member of our Board of Directors. The Chairperson or Lead Independent Director will preside at executive sessions of the independent directors and will have such further responsibilities as the full Board of Directors may designate from time to time.

Executive Sessions of Independent Directors

Executive sessions of the independent directors are held at least four times a year following regularly scheduled in-person meetings of our Board of Directors. Executive sessions do not include Messrs. Calderoni and Tatarinov and the Lead Independent Director of our Board of Directors, Mr. Sullivan, is responsible for chairing the executive sessions.

Executive Succession

Executive succession is regularly reviewed and discussed by our Board of Directors in Board meetings and in executive sessions of the Board of Directors. At least one Board meeting each year is focused on human capital, including formal reviews of executive talent, organizational structure and succession planning for the role of Chief Executive Officer and other senior executive roles. In these sessions, among other things, our Board of Directors reviews the assumptions, processes and strategy for various succession events and reviews potential internal and external successor candidates. Potential external candidates may also be identified as part of this process. The Board of Director’s goal is to have a long-term and continuing program for effective executive development and succession and to be prepared for both short-term unexpected loss of a key leader and permanent transitions.

During 2015, the extraordinary changes facing our business required that our Board of Directors revisit the criteria for the next Chief Executive Officer and look beyond the established list of internal and external candidates. Our Board formed a Search Committee following Mark B. Templeton’s announcement that he intended to retire. The Search Committee focused on Chief

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Executive Officer succession until January 2016, when it completed its search process with the Board of Director’s appointment of our new Chief Executive Officer and President, Kirill Tatarinov.

Considerations Governing Director Nominations

Director Qualifications

The Nominating and Corporate Governance Committee of our Board of Directors is responsible for reviewing with the Board of Directors from time to time the appropriate qualities, skills and characteristics desired of members of the Board of Directors in the context of the needs of the business and current make-up of our Board of Directors. This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all directors:

The Nominating and Corporate Governance Committee also may consider numerous other qualities, skills and characteristics when evaluating director nominees, such as:

•	an understanding of and experience in software, hardware or services, technology, accounting, governance, finance and/or marketing;

•	leadership experience with public companies or other major complex organizations;

•	experience on another public company board; and

•	the specific needs of our Board of Directors and the Committees of our Board of Directors at that time.

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Our Board of Directors believes that a diverse membership with varying perspectives and breadth of experience is an important attribute of a well-functioning board and will enhance the quality of the Board of Director’s deliberations and decisions. As a result, the Nominating and Corporate Governance Committee will consider the diversity of background and experience of a director nominee (such as diversity of knowledge, skills, experience and expertise) as well as diversity of personal characteristics (such as diversity of gender, race, ethnicity, culture, thought and geography) among its members in the overall context of the composition of the Board of Directors. The Nominating and Corporate Governance Committee and the Board of Directors discuss the composition of our Board of Directors, including diversity of background and experience, as part of the annual Board of Directors evaluation process.

Process for Identifying and Evaluating Director Nominees

Our Board of Directors delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board of Directors, and of management, will be requested to take part in the process as appropriate. Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management and the other directors, through the use of search firms or other advisers, through the recommendations submitted by shareholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee gathers information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be helpful in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our Board of Directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board of Director’s approval as director nominees for election to our Board of Directors. The Nominating and Corporate Governance Committee also recommends candidates to the Board of Directors for appointment to the committees of the Board of Directors.

The Executive Chairman assists the Nominating and Corporate Governance Committee with Board composition and evolution planning, including review of committee memberships.

Board Evaluation Program

Our Board of Directors annually undertakes a formal evaluation process consisting of an overall Board evaluation, committee evaluations, and peer evaluations by each member. As part of the evaluation process, our Board of Directors assesses its structure, processes, culture and effectiveness. The evaluation process also includes consideration of the appropriate Board size, committee composition and the functional, business and organizational skills that may be required of future Board members. Also, in 2015, our Board of Directors, with the assistance of an outside adviser, conducted one-on-one open-ended interview discussions to help assess the Board’s performance.

Procedures for Recommendation of Director Nominees by Shareholders

The Nominating and Corporate Governance Committee will consider director nominee candidates who are recommended by our shareholders. Shareholders, in submitting recommendations to the Nominating and Corporate Governance Committee for director nominee candidates, shall follow the procedures described below.

Generally, the Nominating and Corporate Governance Committee must receive any such recommendation for nomination not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date the Proxy Statement was delivered to shareholders in connection with our preceding year’s annual meeting.

All recommendations for nomination must be in writing and include the following:

•	name and address of the shareholder making the recommendation, as they appear on our books and records, and of such record holder’s beneficial owner;

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•	number of shares of our capital stock that are owned beneficially and held of record by such shareholder and such beneficial owner;

•	name of the individual recommended for consideration as a director nominee;

•	all other information relating to the recommended candidate that would be required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including the recommended candidate’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if approved by our Board of Directors and elected; and

•	a written statement from the shareholder making the recommendation stating why such recommended candidate meets Citrix’s criteria and would be able to fulfill the duties of a director.

Nominations must be sent to the attention of our Secretary by one of the two methods listed below:

By U.S. mail (including courier or expedited delivery service) to:

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Attn: Secretary of Citrix Systems, Inc.

By facsimile to: (954) 229-6209

Attn: Secretary of Citrix Systems, Inc.

Our Secretary will promptly forward any such nominations to the Nominating and Corporate Governance Committee. As a requirement for being considered for nomination to our Board of Directors, a candidate will need to comply with the following minimum procedural requirements:

•	a candidate must undergo a comprehensive private investigation background check by a qualified firm of our choosing;

•	a candidate must complete a detailed questionnaire regarding his or her experience, background and independence;

•	a candidate must submit to the Board of Directors his or her written consent to serve as director if elected; and

•	a candidate must submit to our Board of Directors a statement to the effect that (1) if elected, he or she will tender promptly following his or her election an irrevocable resignation effective upon his or her failure to receive the required vote for re-election at the next meeting at which he or she would face re-election, and (2) upon acceptance of his or her resignation by our Board of Directors, in accordance with our Corporate Governance Guidelines, he or she shall resign as a member of the Board of Directors.

Once the Nominating and Corporate Governance Committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, such candidacy will be evaluated and a recommendation with respect to such candidate will be delivered to our Board of Directors.

Policy Governing Director Attendance at Annual Meetings of Shareholders

We conduct an annual meeting of shareholders, and all directors are offered the opportunity to attend at our expense. No members of our Board of Directors attended our annual meeting of shareholders held in 2015.

Code of Ethics

We have adopted a “code of ethics,” as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, which we refer to as our Code of Business Conduct and which applies to all of our directors and employees worldwide, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of our Code of Business Conduct is available in the Corporate Governance section of our website at http://www.citrix.com/about/governance.html.

A copy of our Code of Business Conduct may also be obtained, free of charge, upon a request directed to: Citrix Systems, Inc., 851 West Cypress Creek Road, Fort Lauderdale, Florida 33309, Attention: Investor Relations. We intend to disclose any amendment to or waiver of a provision of our Code of Business Conduct, to the extent required by rules and regulations, that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website, available at http://www.citrix.com/about/governance.html.

2016 Proxy Statement	13

For more corporate governance information, you are invited to access the Corporate Governance section of our website available at http://www.citrix.com/about/governance.html.

Risk Oversight

Assessing and managing risk is the responsibility of Citrix’s management. Our Board of Directors oversees and reviews certain aspects of our risk management efforts.

Our Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees. Among other areas, the Board of Directors is directly involved in overseeing risks related to our overall corporate strategy, including product, go-to-market and sales strategy, executive officer succession, cybersecurity, business continuity, crisis preparedness and competitive and reputational risks.

The committees of the Board of Directors execute their oversight responsibility for risk management as follows:

•	The Audit Committee has responsibility for overseeing our internal financial and accounting controls, work performed by our independent registered public accounting firm and our internal audit function. As part of its oversight function, the Audit Committee regularly reviews the policies and processes by which our exposure to certain significant areas of risk is assessed and managed. The Audit Committee also regularly discusses with management and our independent registered public accounting firm our major financial and controls-related risk exposures and steps that management has taken to monitor and control such exposures. The Audit Committee also oversees cybersecurity risks and reports to the full Board of Directors on such matters. In addition, we have, under the supervision of the Audit Committee, established procedures available to all employees for the anonymous and confidential submission of complaints relating to any matter to encourage employees to report questionable activities directly to our senior management and the Audit Committee.

•	The Finance Committee is responsible for overseeing risks related to our investments, financing activities, capital allocation strategies and world-wide insurance programs.

•	The Compensation Committee is responsible for ensuring that our compensation practices are consistent with our overall philosophy and drive the intended outcomes, overseeing risks related to our cash and equity-based compensation programs and practices as well as for evaluating whether our compensation plans encourage participants to take excessive risks that are reasonably likely to have a material adverse effect on Citrix. For a detailed discussion of our efforts to manage compensation related risks, see Compensation Related Risk Assessment below.

•	The Nominating and Corporate Governance Committee is responsible for overseeing risks related to the composition and structure of our Board of Directors and its committees, our corporate governance and certain areas of regulatory compliance. In this regard, the Nominating and Corporate Governance Committee conducts an annual evaluation of the Board of Directors and its committees, plans for Board member and executive officer succession, reviews transactions between Citrix and our officers, directors, affiliates of officers and directors, or other related parties for conflicts of interest, and annually reviews our most significant compliance policies and compliance training program. The Nominating and Corporate Governance Committee also periodically reviews reputational, intellectual property and litigation-related risks with management.

We maintain a risk management program to identify, scope, communicate and manage risks across Citrix. As part of this program, our Internal Audit team, acting with executive sponsorship, facilitates a cross-functional engagement process that assesses and prioritizes risks that we face and monitors certain of our risk management programs. The Audit Committee receives a report concerning our risk management efforts on an annual basis.

Compensation Related Risk Assessment

We believe that our executive officer and employee compensation plans are appropriately structured so as not to incent excessive risk taking and are not reasonably likely to have a material adverse effect on our business. In particular, the Compensation Committee considered the following aspects of our compensation plans and policies when evaluating these areas:

•	Our base salary component of compensation does not encourage risk taking because it is a fixed amount.

•	Our Board of Directors annually approves a corporate operating plan with goals that it believes are appropriate

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and reasonable in light of past performance and current market opportunities. Our annual operating plan is the basis for the performance targets in our annual variable cash compensation plans.

•	For our executive variable cash compensation plans, awards are based on the achievement of at least two objective performance measures, thus diversifying the risk associated with any single indicator of performance.

•	For our variable cash compensation plans, we select performance measures that we believe are less susceptible to manipulation (for example, non-GAAP operating margin) than other performance measures that we could select (for example, non-GAAP earnings per share).

•	We model amounts payable under proposed variable cash compensation plan structures against various scenarios and assess those payouts as a percentage of non-GAAP earnings per share, non-GAAP corporate operating income and other variables to ensure that our framework appropriately balances pay versus return to shareholders.

•	All of our executive and corporate variable cash compensation plans are capped at 200% of target awards so as to prevent award payments in excess of specific returns to the business and our shareholders, even if we dramatically exceed our performance or financial targets.

•	Assuming achievement of a threshold level of performance, payouts under our performance-based plans if target performance metrics are not achieved result in compensation at levels below full target achievement, rather than an “all-or-nothing” approach, which could engender excessive risk taking.

•	We have implemented a market performance-based restricted stock unit program, which has awarded our executive officers with restricted stock units based on the total return to our shareholders over a three-year period compared to the return on the Nasdaq Composite Total Return Index, thereby providing executive officers with strong incentives to increase shareholder value over the long-term. This program has been capped at 200% of target awards to prevent excessive compensation even if we dramatically outperform the Index.

•	No opportunities for non-qualified deferrals of compensation were offered in 2015 and none will be offered in 2016.
•	The Compensation Committee, or in the case of our Executive Chairman and President and Chief Executive Officer, the independent members of our Board of Directors, determine achievement levels under our variable cash compensation plan and performance-vesting restricted stock unit awards after reviewing the company’s performance.

•	Our executive stock ownership policy requires executives to hold significant levels of stock, which aligns an appropriate portion of their personal wealth to our long-term performance.

Shareholder Outreach And Engagement

Our Board of Directors welcomes the views and insights of our shareholders and has historically conducted an annual outreach effort to connect with large shareholders in order to ensure open lines of communication. Our leaders regularly engage with shareholders to better understand their perspective on a wide range of issues. Such discussions may address a broad range of topics, including governance issues such as executive compensation, board composition, and executive succession planning. Shareholders may also wish to discuss business strategy or operational performance. In such discussions, Citrix may be represented by a member of senior management and/or a member of our Board of Directors. We believe it is important to maintain ongoing conversations outside of the annual meeting process so that we may shape our policies and practices with an informed point of view.

Our Board of Directors provides to every security holder the ability to communicate with the Board of Directors as a whole and with individual directors on the Board of Directors through an established process for security holder communication as follows:

•	For communications directed to our Board of Directors as a whole, shareholders may send such communications to the attention of the Executive Chairman of the Board of Directors by one of the two methods listed below:

By U.S. mail (including courier or expedited delivery service) to:

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Attn: Chairperson of the Board of Directors, c/o Secretary

2016 Proxy Statement	15

By facsimile to: (954) 229-6209

Attn: Chairperson of the Board of Directors, c/o Secretary

•	For shareholder communications directed to an individual director in his or her capacity as a member of our Board of Directors, shareholders may send such communications to the attention of the individual director by one of the two methods listed below:

By U.S. mail (including courier or expedited delivery service) to:

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Attn: Secretary of Citrix Systems, Inc.

By facsimile to: (954) 229-6209

Attn: Secretary of Citrix Systems, Inc.

We will forward any such security holder communication to the Chairperson of the Board of Directors, as a representative of the Board of Directors, or to the director to whom the communication is addressed, on a periodic basis. We will forward such communications by certified U.S. mail to an address specified by each director and the Chairperson of the Board of Directors for such purposes or by secure electronic transmission.

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Part 2 Board of Directors

Our Directors

The following table sets forth our current directors, who are being nominated for re-election at the 2016 Annual Meeting. In April 2016, we announced that Thomas F. Bogan and Francis A. deSouza would not be standing for re-election at the 2016 Annual Meeting. All nine directors are nominated for re-election to one-year terms at the 2016 Annual Meeting.

The biographical description below for each director nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by our Board of Directors that such person should serve as a director of Citrix.

Name	Position(s) with Citrix
Robert M. Calderoni	Executive Chairman and Director
Nanci E. Caldwell	Director
Jesse A. Cohn	Director
Robert D. Daleo	Director
Murray J. Demo	Director
Peter J. Sacripanti	Director
Graham V. Smith	Director
Godfrey R. Sullivan	Lead Independent Director
Kirill Tatarinov	Director, President and Chief Executive Officer

Director Nominees

Robert M. Calderoni
Executive Chairman of Citrix; Former Interim Chief Executive Officer and President of Citrix; Former Chairman and Chief Executive Officer of Ariba, Sunnyvale, CA (Software and IT services company)
Age: 56
Director Since: June 2014
Executive Chairman Since: July 2015

Other Boards: Since 2003, Mr. Calderoni has served on the Board of Directors of Juniper Networks, Inc., a publicly-traded networking company; and since 2007, he has served on the Board of Directors of KLA-Tencor, a publicly-traded semiconductor equipment company.

Key Director Qualifications: Mr. Calderoni served as Chairman and Chief Executive Officer of Ariba, Inc., a cloud applications and business network company, from October 2001 until it was acquired by SAP, a publicly-traded software and IT services company, in October 2012, and then continued as Chief Executive Officer of Ariba following the acquisition until January 2014. Mr. Calderoni also served as a member of the global managing board at SAP AG between November 2012 and January 2014 and as President SAP Cloud at SAP AG from June 2013 to January 2014. Mr. Calderoni has also held senior finance roles at Apple and IBM and served as Chief Financial Officer of Avery Dennison Corporation, a publicly-traded packaging and labelling solutions company. From October 2015 to January 2016, Mr. Calderoni served as the Interim Chief Executive Officer and President of Citrix. Mr. Calderoni was named Executive Chairman of Citrix in July 2015. The Board believes Mr. Calderoni’s qualifications to sit on our Board include his extensive leadership and business development experience as leader of a publicly-traded software-as-a-service company and his deep financial, accounting, corporate finance and operations expertise, including turnaround situations, gleaned through his experience in managing large scale global enterprises.

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Nanci E. Caldwell
Former Executive Vice President and Chief Marketing Officer of PeopleSoft, Pleasanton, California (Human resources management software company)
Age: 58
Director Since: July 2008
Committees: Compensation (Chair), Nominating and Corporate Governance

Other Boards: Since December 2015, Ms. Caldwell has served on the Board of Directors of Equinix, Inc., a publicly traded IT data center company.

Key Director Qualifications: Since 2005, Ms. Caldwell has served as a member of a number of Boards of both public and private technology companies, including Deltek, Inc., a publicly-traded enterprise management software company from 2005 to 2012; Network General, now NetScout Inc., a publicly-traded provider of integrated network performance management solutions from 2005 to 2007; and Hyperion Solutions Corporation, a publicly-traded provider of performance management software acquired by Oracle in 2007, from 2006 to 2007. From April 2001 until it was acquired by Oracle in December 2004, Ms. Caldwell served as Executive Vice President and Chief Marketing Officer for PeopleSoft, Inc., a publicly-held human resource management software company. In addition, from June 2009 to December 2014, Ms. Caldwell served as a member of the Board of Tibco Software Inc., a publicly-traded leading business integration and process management software company. The Board believes Ms. Caldwell’s qualifications to sit on our Board include her extensive experience with technology and software companies, including in the areas of sales and marketing, as well as her executive leadership and management expertise with publicly-traded companies.

Jesse A. Cohn
Senior Portfolio Manager and Head of U.S. Equity Activism, Elliott Management Corporation, New York NY (Hedge fund manager)
Age: 35
Director Since: July 2015

Key Director Qualifications: Mr. Cohn is a senior portfolio manager and head of U.S. equity activism at Elliott Management Corporation, a $27 billion investment firm. Mr. Cohn joined Elliott in 2004 and manages both public and private investments for the firm. Mr. Cohn also serves on the Board of Directors of several private companies. Mr. Cohn joined the Board in connection with our entry into a cooperation agreement with affiliates of Mr. Cohn’s employer, Elliott Management. The Board believes Mr. Cohn’s qualifications to sit on our Board include the breadth of his knowledge of technology/software companies, including his service on the boards of directors of MSC Software, E2Open, Mitchell International and Ark Continuity.

Robert D. Daleo
Retired Vice Chairman of Thomson Reuters, New York, NY (Integrated information solutions provider)
Age: 66
Director Since: May 2013
Committees: Audit (Chair), Finance (Chair)

Other Boards: Since August 2006, Mr. Daleo has served on the Board of Directors of Equifax, a publicly-traded global provider of information solutions and human resources business process outsourcing services.

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Key Director Qualifications: Prior to his retirement in December 2012, Mr. Daleo served as Vice Chairman of Thomson Reuters, a publicly-traded global provider of integrated information solutions to business and professional customers. Mr. Daleo previously served as Executive Vice President and Chief Financial Officer of Thomson Reuters or its predecessors from 1998 through 2011, and was a member of The Thomson Corporation Board from 2001 to April 2008. Prior to joining The Thomson Corporation, he held various financial and operational leadership positions with The McGraw-Hill Companies, Inc., a publicly-traded content and analytics provider, and Automatic Data Processing, Inc., a publicly-traded provider of business outsourcing solutions. The Board believes Mr. Daleo’s qualifications to sit on our Board include his experience in managing a large scale global enterprise, extensive financial accounting, corporate finance, operations and business development expertise through his experience as Chief Financial Officer of a large multinational company, as well as his Board-level experience with Thomson Reuters and Equifax.

Murray J. Demo
Chief Financial Officer of Atlassian Corporation, San Francisco, CA (Software solutions provider for team collaboration and project management); Former Executive Vice President and Chief Financial Officer of Dolby Laboratories, San Francisco, CA (Entertainment technologies company); Former Executive Vice President and Chief Financial Officer of Adobe Systems, San Jose, CA (Digital marketing and digital media solutions company)
Age: 54
Director Since: February 2005
Committees: Audit, Finance

Key Director Qualifications: Mr. Demo currently serves as Chief Financial Officer of Atlassian Corporation, a publicly-traded enterprise software company, since October 2015. Previously, Mr. Demo served as Executive Vice President and Chief Financial Officer of Dolby Laboratories, a publicly-traded global leader in entertainment technologies, from May 2009 until June 2012. Mr. Demo has also served as Executive Vice President and Chief Financial Officer of LiveOps, a privately-held virtual call center company, and as Executive Vice President and Chief Financial Officer of Postini, Inc., a security software company, which was acquired by Google in September 2007. Mr. Demo also held various executive-level finance roles at Adobe Systems, including Executive Vice President and Chief Financial Officer. Mr. Demo previously served on the Board of Xoom Corporation, a formerly publicly-traded global online money transfer provider that was acquired by PayPal in November 2015, from May 2012 to November 2015; and from December 2011 to December 2015, Mr. Demo served on the Board of Directors of Atlassian Corporation. The Board believes Mr. Demo’s qualifications to sit on our Board include his extensive experience with finance and accounting matters for global organizations in the technology industry, including the experience that he has gained in his roles as Chief Financial Officer of publicly-traded companies.

Peter J. Sacripanti
Co-Chair and Chairman of the Executive Committee of McDermott Will & Emery, New York, NY (International law firm)
Age: 60
Director Since: December 2015
Committees: Audit, Finance

Key Director Qualifications: Since September 2010, Mr. Sacripanti has served as the Co-Chair and Chairman of the Executive Committee of McDermott Will & Emery, an international law firm with 2,000 full time employees in North America, Europe, and Asia. Mr. Sacripanti has served as a Partner at McDermott Will & Emery since 1996 and in this position, he represents and defends major corporations and industry groups, including Fortune 500 companies. The Board believes Mr. Sacripanti’s qualifications to sit on our Board include his management of an international business organization and his years of experience representing large corporations on a variety of legal matters.

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Graham V. Smith
Former Chief Financial Officer and Executive Vice President of Salesforce, San Francisco, CA (Cloud-based computing company)
Age: 56
Director Since: December 2015
Committees: Compensation

Other Boards: Since July 2011, Mr. Smith has served on the Board of Directors of Splunk, a publicly-traded software company that develops products to enhance searching, monitoring and analyzing machine-generated data. In February 2015, Mr. Smith also became a Director of Xero, a publicly-traded New Zealand, cloud-based software company, and Mindbody, a publicly-traded cloud-based business management software company focused on the wellness services industry.

Key Director Qualifications: Mr. Smith has served in various management roles for Salesforce, a provider of enterprise cloud computing software, including as Executive Vice President, Finance from 2014 to 2015, Executive Vice President and Chief Financial Officer from 2008 to 2014, and Executive Vice President and Chief Financial Officer Designate from 2007 to 2008. Mr. Smith brings to the Citrix Board over 25 years’ experience in the software industry. Mr. Smith has proven himself an accomplished business leader in his capacity as an executive of Salesforce. The Board believes Mr. Smith’s qualifications to sit on our Board include his ability to manage rapidly growing global enterprises at scale and his financial expertise and professional experience as an executive of other public software companies.

Godfrey R. Sullivan
Chairman of Splunk, San Francisco, CA (IT and search software company)
Age: 62
Director Since: February 2005
Committees: Compensation, Nominating and Corporate Governance (Chair)

Other Boards: Since 2008, Mr. Sullivan has served on the Board of Directors of Splunk, a publicly-traded software company that develops products to enhance searching, monitoring, and analyzing machine-generated data, and as its Chairman of the Board since 2011.

Key Director Qualifications: Mr. Sullivan also served as President and Chief Executive Officer of Splunk from 2008 until November 2015. Prior to Splunk, Mr. Sullivan led Hyperion Solutions Corporation, a publicly-traded software company, where he was first its President and Chief Operating Officer and subsequently its President and Chief Executive Officer, until its acquisition by Oracle in April 2007. Mr. Sullivan also served on the Board of Informatica Corporation, a publicly-traded data integration company, from January 2008 to June 2013. The Board believes Mr. Sullivan’s qualifications to sit on our Board include his decades of executive and operational experience with technology and software companies.

Kirill Tatarinov
President, Chief Executive Officer and Director, Citrix; former President, Executive Vice President, and Corporate Vice President of Business Solutions Division at Microsoft Corp.
Age: 51
Director Since: January 2016

Key Director Qualifications: With over 30 years of industry experience, Mr. Tatarinov previously served as Executive Vice President of the Microsoft Business Solutions Division (MBS) with responsibility for the Microsoft Dynamics business

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across development, sales, marketing, and operations. Prior to joining MBS in 2007, Mr. Tatarinov led the Management and Solutions Division at Microsoft, where he was in charge of the Microsoft Windows management technologies and products, including Microsoft System Center, as well as Windows Server solutions. Additionally, Mr. Tatarinov holds two patents for managing computer resources and related technologies. The Board believes Mr. Tatarinov’s qualifications to sit on our Board include his decades of experience in the software industry and his unique insight into our markets, products, technology and operations through his role as our Chief Executive Officer.

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Meetings and Meeting Attendance

Our Board of Directors met seventeen times during the year ended December 31, 2015. Each of the directors attended at least 75% of the aggregate of the total number of meetings of our Board of Directors and the total number of meetings of all committees of our Board of Directors on which he or she served during fiscal 2015.

Our Board Committees

Our Board of Directors has standing Audit, Compensation, Finance and Nominating and Corporate Governance Committees. Each of the Audit, Compensation, Finance and Nominating and Corporate Governance Committees has a written charter that has been approved by the Board of Directors. Each committee reviews the appropriateness of its charter at least annually. The table below provides current membership for each Board committee.

In addition to our standing committees, in July 2015, our Board of Directors formed a Search Committee following Mark B. Templeton’s announcement that he intended to retire. In January 2016, after completing its search process with the appointment of Kirill Tatarinov, the Search Committee was disbanded. Also, in July 2015, our Board of

Directors formed an Operations Committee to work closely with our management team in a comprehensive review of our operations and capital structure, building upon the company’s previously announced initiatives to drive operating margin expansion through simplification, efficiency and portfolio refinements. In February 2016, the

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Operations Committee was disbanded following completion of its work to drive our operational review.

Audit Committee

Our Board of Directors has determined that each member of the Audit Committee meets the independence requirements promulgated by Nasdaq and the SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. In addition, our Board of Directors has determined that each member of the Audit Committee is financially literate and that Messrs. Daleo and Demo each qualify as an “audit committee financial expert” under the rules of the SEC. The Audit Committee met nine times during the year ended December 31, 2015. The Audit Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available in the Corporate Governance section of our website at http://www.citrix.com/about/governance.html.

As described more fully in its charter, the Audit Committee oversees our accounting and financial reporting processes, internal controls and audit functions. In fulfilling its role, the Audit Committee:

•	reviews the financial reports and related disclosure provided by us to the SEC, our shareholders or the general public;

•	reviews our internal financial and accounting controls;

•	oversees the appointment, compensation, retention and work performed by any independent registered public accounting firms we engage;

•	oversees procedures designed to improve the quality and reliability of the disclosure of our financial condition and results of operations;

•	oversees our internal audit function;

•	serves as the Qualified Legal Compliance Committee of Citrix in accordance with Section 307 of the Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated by the SEC;

•	recommends, establishes and monitors procedures designed to facilitate (1) the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters, and (2) the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters;

•	engages advisers as necessary; and

•	determines the funding from us that is necessary or appropriate to carry out the Audit Committee’s duties.

In addition, our Audit Committee oversees cybersecurity risks and reports to the full Board of Directors on such matters.

Finance Committee

Our Board of Directors has determined that each member of the Finance Committee meets the independence requirements promulgated by Nasdaq. The members of the Finance Committee also serve on the Audit Committee. The Finance Committee met one time during the year ended December 31, 2015. The Finance Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available at the Corporate Governance section of our website at http://www.citrix.com/about/governance.html.

As described more fully in its charter, the Finance Committee advises the Board of Directors and, in certain instances, acts on behalf of our Board of Directors, on matters relating to our investment policies, financing activities and world-wide insurance programs.

Compensation Committee

Our Board of Directors has determined that each of the members of the Compensation Committee is independent as defined by the Nasdaq rules. In addition, each member of the Compensation Committee is an “outside director” as defined in Section 162(m) of the Code, and is a “non-employee” director as defined under Section 16 of the Securities Exchange Act of 1934, as amended. The Compensation Committee met fifteen times during the year ended December 31, 2015. The Compensation Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available in the Corporate Governance section of our website at http://www.citrix.com/about/governance.html.

As described more fully in its charter, the Compensation Committee is responsible for determining and making recommendations with respect to all forms of compensation to be granted to our executive officers and preparing an annual report on executive compensation for inclusion in the Proxy Statement for our annual meeting of shareholders in accordance with applicable rules and regulations.

In fulfilling its role, the Compensation Committee also:

•	reviews and makes recommendations to our management on company-wide compensation programs and practices;

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•	approves the salary, variable cash, equity-based and other compensation arrangements of our executive officers reporting directly to our President and Chief Executive Officer;

•	recommends, subject to approval by the entire Board of Directors, the salary, variable cash, equity-based and other compensation arrangements of our Executive Chairman and President and Chief Executive Officer;

•	appoints, retains, compensates, terminates and oversees the work of any independent experts, consultants and other advisers, reviews and approves the fees and retention terms for such experts, consultants and other advisers and considers at least annually the independence of such consultants;

•	considers the independence of and potential conflicts of interests with compensation consultants, legal counsel or other advisers, including based on factors required to be considered by the SEC or Nasdaq;

•	evaluates director compensation and recommends to the full Board of Directors appropriate levels of director compensation;

•	establishes policies and procedures for the grant of equity-based awards and periodically reviews our equity award grant policy;

•	recommends, subject to approval by the entire Board of Directors, any equity-based plans and any material amendments to those plans;

•	evaluates whether our compensation plans encourage participants to take excessive risks that are reasonably likely to have a material adverse effect on Citrix;

•	evaluates our compensation philosophy and reviews actual compensation for consistency with our compensation philosophy;

•	reviews and recommends for inclusion in our annual Proxy Statement the Compensation Discussion and Analysis section; and

•	reviews and evaluates, on a periodic basis, our stock ownership guidelines for directors and executive officers and recommends any modifications to such guidelines to the Board of Directors for its approval.

The Compensation Committee has the authority to engage its own outside advisers, including experts in particular areas of compensation, as it determines appropriate, apart from counsel or advisers hired by management. In 2015, the Compensation Committee retained Radford Consulting, an independent compensation consultant, which we refer to as Radford, to assist the committee in evaluating the compensation of our executive officers and directors.

Our Corporate Governance Guidelines and the charter of the Compensation Committee provide that any independent compensation consultant, such as Radford, engaged by the Compensation Committee works for the Compensation Committee, not our management, with respect to executive officer and director compensation matters. Please read the Compensation Discussion and Analysis included in this Proxy Statement for additional information on the role of, and amounts paid to, Radford in the compensation review process.

Nominating and Corporate Governance Committee

Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements promulgated by Nasdaq. The Nominating and Corporate Governance Committee met ten times during the year ended December 31, 2015. The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available at the Corporate Governance section of our website at http://www.citrix.com/about/governance.html.

As described more fully in its charter, the Nominating and Corporate Governance Committee:

•	reviews and makes recommendations to our Board of Directors regarding the Board’s composition and structure;

•	establishes criteria for membership on the Board of Directors and evaluates corporate policies relating to the recruitment of members of the Board of Directors;

•	recommends to our Board of Directors the nominees for election or re-election as directors at our annual meeting of shareholders;

•	reviews policies and procedures with respect to transactions between Citrix and our officers, directors, affiliates of officers and directors, or other related parties; and

•

establishes, implements and monitors policies and processes regarding principles of corporate governance in order to assist the Board of Directors in complying with its fiduciary duties to us and our shareholders. As described above in the section entitled Procedures for

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Recommendation of Director Nominees by Shareholders, the Nominating and Corporate Governance Committee will consider nominees recommended by shareholders.

Search Committee

The Search Committee consisted of Messrs. Calderoni (Chair), Cohn and Sullivan, each of whom served on the Search Committee since its formation. The Search Committee met eleven times during the year ended December 31, 2015. The Committee completed its role and responsibilities in January 2016 upon the appointment of Kirill Tatarinov as our President and Chief Executive Officer and was disbanded.

In fulfilling its role, the Search Committee:

•	developed selection criteria, including senior leadership experience, deep expertise in technology and product management, and sophisticated understanding of operations;

•	reviewed internal and external candidates;

•	conducted due diligence on qualified candidates; and

•	reported to the Board of Directors regarding the status of the search for our Chief Executive Officer.

The Search Committee retained Heidrick and Struggles, Inc., a leading executive search firm, to assist it with the search for a new Chief Executive Officer for our company.

Operations Committee

The Operations Committee consisted of Messrs. Calderoni (Chair), Daleo and Cohn, each of whom served on the Operations Committee since its formation. The Operations Committee was formed in July 2015 to work with management on a comprehensive operational review of our company. The Operations Committee met four times during the year ended December 31, 2015. In February 2016, the Board determined that the Operations Committee was no longer required following completion of its work driving the operational review, and the Committee was disbanded.

In fulfilling its role, the Operations Committee:

•	sought opportunities to improve Citrix’s margins and profitability;

•	evaluated the optimal capital structure for Citrix;

•	coordinated with representatives of management to identify potential operational efficiencies; and

•	weighed benefits and costs of product portfolio rationalization.

In November 2015, we announced the results of the review of the Operations Committee, as approved by our Board of Directors, including actions to rationalize our product portfolio, realign and optimize operations and investments, and restructure our workforce. These actions have allowed us to significantly increase focus on our core enterprise strategy of secure and reliable delivery of applications and data, and consequently build a more efficient, scalable and profitable company.

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Director Compensation

2015 Non-employee Director Cash Compensation

It is our policy that our employee-directors do not receive cash compensation for their service as members of our Board of Directors.

The Compensation Committee, with assistance from Radford, oversees director compensation and regularly reviews the appropriateness of our non-employee directors’ compensation. Specifically, in October 2015, Radford prepared a comprehensive benchmarking of our non-employee director cash compensation program against the compensation programs offered by our peer companies and reviewed this benchmarking in detail with the Compensation Committee. Following that review, our Compensation Committee approved a new non-employee director cash compensation program that became effective in October 2015.

Under both our prior and current non-employee director cash compensation program, non-employee members of our Board of Directors receive retainer fees, which are paid in cash in semi-annual installments. Each non-employee Director was entitled to receive the retainers detailed in the tables below (provided that committee chairpersons were only entitled to receive a retainer as committee chair and were not entitled to the non-chair membership retainer for the committee(s) he or she chairs). In addition, non-employee Directors were reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or any of its committees that are conducted in person.

The following table summarizes the non-employee director cash compensation program that was in effect through October 27, 2015:

Compensation Element	Annual Cash Compensation
Annual Board Member Retainer	$40,000
Board Chair Retainer	$75,000
Committee Chair Retainers
• Audit Chair	$30,000
• Compensation Chair	$20,000
• Finance Chair	None
• Nominating and Corporate Governance Chair	$10,000
• Strategy Chair(1)	$20,000
• Search Chair	None
Committee Member Retainers
• Audit	$20,000
• Compensation	$10,000
• Finance	None
• Nominating and Corporate Governance	$10,000
• Strategy(1)	$10,000
• Operations(2)	One-time: $20,000 Monthly: $10,000
• Search(3)	$10,000

(1)	The Strategy Committee was disbanded in July 2015.
(2)	The Operations Committee was disbanded in February 2016 following completion of our operational review.
(3)	The Search Committee was disbanded in January 2016 after completion of our CEO search with the appointment of Kirill Tatarinov as our President and Chief Executive Officer.

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The following table summarizes our current non-employee director cash compensation program, which became effective October 28, 2015:

Board Retainers

Compensation Element	Annual Cash Compensation
Annual Board Member Retainer	$60,000
Annual Retainer for Lead Independent Director	$35,000 (in addition to Annual Board Member Retainer)

Committee Retainers

Committee	Annual Cash Compensation
	Chair	Member
Audit Committee	Annual: $35,000	Annual: $17,500
Compensation Committee	Annual: $30,000	Annual: $15,000
Finance	None	None
Nominating and Corporate Governance	Annual: $15,000 Monthly: $10,000(1)	Annual: $7,500 Monthly: $10,000(1)
Operations Committee(2)	None	One-time: $20,000 Monthly: $10,000
Search Committee(3)	None	One-time: $10,000 Monthly: $10,000

(1)	Only applicable during periods when the Committee is engaging in a director search to recognize the additional commitment during such periods.
(2)	The Operations Committee was disbanded in February 2016 following completion of our operational review.
(3)	The Search Committee was disbanded in January 2016 following the appointment of Mr. Tatarinov as our new President and Chief Executive Officer.

Non-employee Director Equity-based Compensation

Equity Awards to our Non-employee Directors

Also, in October 2015, the Compensation Committee, with assistance from Radford, reviewed the appropriateness of equity awards granted to our non-employee Directors under the 2014 Equity Incentive Plan (which we refer to as the 2014 Plan). Radford prepared a comprehensive benchmarking of our non-employee Director equity awards against the equity awards offered by our peer companies and reviewed this benchmarking in detail with the Compensation Committee. As a result of that review, our Compensation Committee modified the awards our Directors are entitled to receive to be value-based, effective October 28, 2015.

Under our prior program, each non-employee Director was eligible to receive an annual grant consisting of 4,000 restricted stock units. As in prior years, these grants were made on the first business day of the month following our annual meeting of shareholders and vest in equal monthly installments over a one-year period. Also, under our prior program, newly appointed non-employee Directors were entitled to receive 10,000 restricted stock units upon his or her initial election to our Board of Directors, which vest in accordance with our standard three-year vesting schedule. New non-employee Directors are not entitled to receive an annual grant of restricted stock units in the same calendar year in which they receive their initial grant.

Effective October 28, 2015, each non-employee Director is eligible to receive an annual grant consisting of restricted stock units valued at $250,000 that vest in equal monthly installments over a one-year period. Newly appointed non-employee Directors are entitled to receive restricted stock units valued at $500,000 upon his or her initial election to our Board of Directors, which vest in accordance with our standard three-year vesting schedule. The number of restricted stock units issued is calculated based on the closing price per share of our common stock on the date

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of grant. New non-employee Directors are not entitled to receive an annual grant of restricted stock units in the same calendar year in which they receive their initial grant.

Outside Directors’ Deferred Compensation Program

We offer our Directors an Outside Directors’ Deferred Compensation Program to defer restricted stock units awarded to them under the 2014 Plan. In advance of an award and in compliance with the program’s requirements, a non-employee Director may elect to defer the receipt of all of his or her restricted stock units until ninety days after such Director’s separation from service from us or upon a change in control. Upon the vesting of awards of restricted stock units, any amounts that would otherwise have been paid in shares of common stock are converted to deferred stock units on a one-to-one basis and credited to the Director’s deferred account. In addition, beginning in January 2016, non-employee Directors may defer the cash portion of their compensation such that if a Director elects to defer cash, the cash will be converted into a number of deferred stock units on the date that the cash compensation would otherwise be paid. The stock units will be held in the Director’s deferred account until ninety days after such Director’s separation from service from us or upon a change in control.

Director Stock Ownership Guidelines

To further align the interests of members of our Board of Directors with our shareholders, our Board of Directors adopted stock ownership guidelines for our non-employee

Directors. Pursuant to these guidelines, each non-employee Director is expected to hold at least 8,000 shares of our common stock (which includes vested but deferred restricted stock units) for so long as he or she is a Director or, in the case of certain shares acquired upon the exercise of a stock option, for nine months after termination of his or her service on our Board of Directors. In addition, if a Director exercises a stock option, it is expected that such Director would, from such option exercise, maintain ownership of at least a number of shares equal to twenty percent of the net value of the shares acquired (after deducting the exercise price and taxes) if such Director has not satisfied the shareholding requirement. New Directors are expected to meet the standards set forth in the guidelines within three years after the date of his or her election to our Board of Directors. Current Directors are expected to meet the guideline requirements within five years after the date of their election to the Board of Directors.

The Compensation Committee, with assistance from Radford, oversees director compensation and regularly reviews the appropriateness of our non-employee Directors’ compensation. Specifically, in July 2014, Radford prepared a comprehensive benchmarking of our non-employee director compensation program against the compensation programs offered by our peer companies and reviewed this benchmarking in detail with the Compensation Committee.

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The following table sets forth a summary of the compensation earned by, or paid to, our non-employee Directors in 2015:

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2015

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	Option Awards ($) (1)(3)	Total ($)
Thomas F. Bogan	155,562	263,080	—	418,642
Robert M. Calderoni(4)	—	—	—	—
Nanci E. Caldwell	110,966	263,080	—	374,046
Jesse A. Cohn(5)	140,548	775,500	—	916,048
Robert D. Daleo	267,185	263,080	—	530,265
Francis A. deSouza	112,014	263,080	—	375,094
Murray J. Demo	130,390	263,080	—	393,470
Peter J. Sacripanti(6)	2,082	499,971	—	502,053
Graham V. Smith(6)	1,972	499,971	—	501,943
Godfrey R. Sullivan	119,616	263,080	—	382,696
Stephen M. Dow(7)	61,000	263,080	—	324,080
Asiff S. Hirji(8)	28,589	263,080	—	291,669
Gary E. Morin(9)	22,247	—	—	22,247

(1)	These amounts represent the aggregate grant date fair value of the stock awards in the year in which the grant was made. The assumptions we used for calculating the grant date fair value are set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on February 18, 2016. These amounts do not represent the actual amounts paid to or realized by our Directors for these awards during fiscal year 2015.
(2)	Except where otherwise noted, consists solely of restricted stock units. Prior to October 28, 2015, each continuing non-employee Director was entitled to an annual grant consisting of 4,000 restricted stock units vesting in equal monthly installments over a one-year period, and each new non-employee Director was entitled to an initial grant of 10,000 restricted stock units vesting over three years with one-third of the units vesting on each of the first, second, and third anniversaries of the date of the award agreement. As of October 28, 2015, each continuing non-employee Director is entitled to an annual grant consisting of a number of restricted stock units equaling $250,000 in value vesting in equal monthly installments over a one-year period, and each new non-employee Director is entitled to an initial grant consisting of a number of restricted stock units equaling $500,000 in value vesting over three years with one-third of the units vesting on each of the first, second, and third anniversaries of the date of the award agreement. Pursuant to our Outside Director’s Deferred Compensation Program, each of Ms. Caldwell and Messrs. Calderoni, Cohn, Daleo, Dow, Sacripanti and Smith elected to defer his or her 2015 annual restricted stock unit award or initial director grant award. Please see the discussion above under the heading Outside Directors’ Deferred Compensation Program for additional details on our deferral program.
(3)	As of December 31, 2015, there were no shares of our common stock subject to outstanding option awards held by our non-employee Directors.
(4)	Mr. Calderoni’s compensation is included in the Summary Compensation Table beginning on page 69. Mr. Calderoni served as a non-employee Director until he was appointed Executive Chairman on July 24, 2015, at which time he no longer participated in the non-employee director compensation program.
(5)	Mr. Cohn was elected to the Board of Directors on July 27, 2015, and his fees were pro-rated for his service from July 27, 2015 through December 31, 2015. As a newly elected Director subject to the non-employee director compensation program that was in effect prior to October 28, 2015, Mr. Cohn received a one-time service-based restricted stock unit grant representing 10,000 shares of our common stock.
(6)	Messrs. Sacripanti and Smith were each elected to the Board of Directors on December 24, 2015, and their respective fees were pro-rated for service from December 24, 2015 through December 31, 2015. As newly elected Directors subject to the non-employee director compensation program that was in effect as of October 28, 2015, each of Messrs. Sacripanti and Smith received a one-time service-based restricted stock unit grant of a number of restricted stock units equaling $500,000 in value.

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(7)	Mr. Dow’s service on the Board of Directors ended on October 31, 2015, and his fees were prorated for his service from January 1, 2015 through October 31, 2015.
(8)	Mr. Hirji’s service on the Board of Directors ended on July 27, 2015, and his fees were prorated for his service from January 1, 2015 through July 27, 2015.
(9)	Mr. Morin’s service on the Board of Directors ended on May 28, 2015, and his fees were prorated for his service from January 1, 2015 through May 28, 2015.

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Part 3 Executive Management

Our Management

The following table sets forth our executive officers and the positions currently held by each such person with Citrix. The biographical descriptions below outline the relevant experience, qualifications, attributes and skills of each executive officer.

Name	Position
Robert M. Calderoni	Executive Chairman and Director
Kirill Tatarinov	President, Chief Executive Officer and Director
William L. Burley	Corporate Vice President and Acting General Manager, Workspace Services
David J. Henshall	Executive Vice President, Chief Operating Officer and Chief Financial Officer
Christopher S. Hylen	Senior Vice President and General Manager, Mobility Apps
Jesse D. Lipson	Corporate Vice President and General Manager, Cloud Services
Timothy A. Minahan	Senior Vice President and Chief Marketing Officer
Klaus Oestermann	Senior Vice President and General Manager, Delivery Networks
Carlos E. Sartorius	Senior Vice President, Worldwide Sales and Services

Robert M. Calderoni
Age: 56
Mr. Calderoni has served as our Executive Chairman since July 2015. From October 2015 to January 2016, he also served as our Interim Chief Executive Officer and President. He has been a member of our Board of Directors since June 2014. Mr. Calderoni served as Chairman and Chief Executive Officer of Ariba, Inc. from October 2001 until it was acquired by SAP in October 2012, and then continued as Chief Executive Officer of Ariba following the acquisition until January 2014. Mr. Calderoni also served as a member of the global managing board at SAP AG between November 2012 and January 2014 and as President SAP Cloud at SAP AG from June 2013 to January 2014. Mr. Calderoni has also held senior finance roles at Apple and IBM and served as Chief Financial Officer of Avery Dennison Corporation.

Kirill Tatarinov
Age: 51
Mr. Tatarinov has served as our President and Chief Executive Officer and member of the Board of Directors since January 2016. Prior to joining Citrix, Mr. Tatarinov served as Executive Vice President of the Microsoft Business Solutions Division (MBS) with responsibility for the Microsoft Dynamics business across development, sales, marketing and operations. Prior to joining MBS in 2007, Mr. Tatarinov led the Management and Solutions Division at Microsoft, where he was in charge of the Microsoft Windows management technologies and products, including Microsoft System Center, as well as Windows Server solutions. Additionally, Mr. Tatarinov holds two patents for managing computer resources and related technologies.

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William L. Burley
Age: 51
Mr. Burley has served as our Corporate Vice President and Acting General Manager, Workspace Services since December 2015. Mr. Burley has been a member of the Citrix team since 1993. Prior to serving as Corporate Vice President, Mr. Burley was Vice President and General Manager of our Windows App Delivery team. Mr. Burley has also served as the Vice President of Product Management and General Manager of the XenApp and Cloud App Delivery teams, as well as Vice President of Americas sales.

David J. Henshall
Age: 47
Mr. Henshall has served as our Executive Vice President and Chief Financial Officer beginning in September 2011 and as our Chief Operating Officer beginning in February 2014. Mr. Henshall was appointed Acting Chief Executive Officer and President during Mark B. Templeton’s temporary leave of absence from October 2013 to February 2014. From January 2006 to September 2011, Mr. Henshall served as our Senior Vice President and Chief Financial Officer, and from April 2003 to January 2006, he served as our Vice President and Chief Financial Officer.

Christopher S. Hylen
Age: 55
Mr. Hylen has served as our Senior Vice President and General Manager, Mobility Apps, since July 2013. Mr. Hylen also has been designated to serve as Chief Executive Officer of the new company to be formed in the proposed spinoff of our GoTo family of products. Prior to joining Citrix, Mr. Hylen was the Senior Vice President and General Manager of Payment Solutions at Intuit, Inc., a publicly-traded provider of business and financial management solutions for small businesses, consumers and accounting professionals, from August 2010 to July 2013. Mr. Hylen also served as Intuit’s Vice President, Marketing Small Business Group from April 2010 to August 2010 and its Vice President Growth, Intuit Payment Solutions from September 2006 to May 2010. Since January 2015, Mr. Hylen has served as a member of the Board of The ADT Corporation, a publicly-traded security and alarm monitoring services company.

Jesse D. Lipson
Age: 38
Mr. Lipson has served as our Corporate Vice President and General Manager, Cloud Services since January 2016. Prior to this appointment, Mr. Lipson served as Vice President and General Manager, Workflow & Workspace Clouds, from May 2015 to December 2015, as Vice President and General Manager, Documents Cloud from February 2015 to May 2015, and Vice President and General Manager, Data Sharing from October 2011 to February 2015. Mr. Lipson joined Citrix upon our acquisition of ShareFile, of which Mr. Lipson was the founder and CEO.

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Timothy A. Minahan
Age: 46
Mr. Minahan has served as our Senior Vice President and Chief Marketing Officer since November 2015. Prior to joining Citrix, Mr. Minahan served as Senior Vice President and Chief Marketing Officer of SAP, where he led their effort to transition to the Cloud. Before SAP, Mr. Minahan was the Senior Vice President of Business Network Strategy and Global Chief Marketing Officer at Ariba. Mr. Minahan has also served as Senior Vice President of Marketing at Procuri, Inc. and as Chief Services and Research Officer at Aberdeen Group.

Klaus Oestermann
Age: 49
Mr. Oestermann has served as Senior Vice President and General Manager, Delivery Networks since February 2015. Prior to this appointment, Mr. Oestermann served as the Group Vice President and General Manager of our Networking, Cloud and Service Provider group from January 2010 to February 2015, as Group Vice President and General Manager of the NetScaler and App Networking Product Group from December 2006 to December 2009, and as Vice President, US West from November 2003 to December 2006.

Carlos E. Sartorius
Age: 55
Mr. Sartorius has served as our Senior Vice President, Worldwide Sales and Services since January 2015. Prior to this appointment, Mr. Sartorius served as Managing Director and Vice President, Sales and Services of our Europe, Middle East and Africa (EMEA) organization from September 2011 to January 2015. Prior to joining Citrix, Mr. Sartorius was Vice President and General Manager, HP Networking at Hewlett-Packard Company, a publicly-traded hardware, software and IT services company, from November 2009 to September 2011.

Our executive officers are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified.

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Part 4 Executive Compensation

Compensation Discussion and Analysis

Purpose Of Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides comprehensive information about the 2015 compensation for the following executive officers (who we refer to as our Named Executive Officers):

•	Mark B. Templeton, Former President and Chief Executive Officer

•	Robert M. Calderoni, Executive Chairman and Former Interim Chief Executive Officer and President

•	David J. Henshall, Executive Vice President, Chief Operating Officer and Chief Financial Officer

•	Robson B. Grieve, Former Senior Vice President, Customer Experience & Marketing and Chief Marketing Officer, whose employment with Citrix ended in November 2015

•	Christopher S. Hylen, Senior Vice President and General Manager, Mobility Apps

•	Klaus Oestermann, Senior Vice President and General Manager, Delivery Networks

•	T. Geir Ramleth, Former Chief Strategy Officer, Senior Vice President and General Manager, Workspace Services, whose employment with Citrix ended in December 2015

•	Carlos E. Sartorius, Senior Vice President, Worldwide Sales and Services

NAVIGATING THE COMPENSATION DISCUSSION AND ANALYSIS

2015 Highlights

Our Business

Our vision is to power a world where people, organizations and things are securely connected and accessible to make the extraordinary possible. A world where people can easily collaborate across boundaries of time, place and device across the world’s best integrated technology services for secure delivery of apps and data anytime, anywhere.

2015: A Year of Strategic and Leadership Transformation

Operating performance in 2013 and 2014 lagged our expectations as strategies for driving growth did not deliver as intended. Our efforts to reduce operating expenses accelerated in late 2014. After the first quarter of 2015, however, it became clear that a deeper review of our business was need to focus on what is most important to our shareholders, customers and partners.

In June 2015, when our Board of Directors was preparing for a product portfolio and operational review, we received an open letter from Elliott Management, or Elliott, one of our largest shareholders, requesting a meeting with our Board and advocating for a new operating plan that called for the implementation of operational best practices, product portfolio rationalization, strategic evaluation of our high-value non-core businesses and review of our capital allocation. As we do with all investors who engage with us in good faith, our Board responded in a spirit of open communication and transparency. In fact, we agreed with substantial portions of Elliott’s plan.

In July 2015, we entered into a cooperation agreement with Elliott and agreed to appoint Jesse A. Cohn, Elliott’s head of U.S. equity activism, to our Board. As an outcome of our engagement with Elliott.

•	Our Board accelerated our operational review by forming an Operations Committee to work with management on a comprehensive operational review with increased focus and speed. The Operations Committee was charged with identifying opportunities to improve our operational efficiency and capital structure and to streamline our product portfolio.

•	Robert M. Calderoni, an independent member of our Board, was appointed Executive Chairman and Chair of the Operations Committee to lead this important work.

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•	Supported by independent advisers, we initiated a review of strategic alternatives for our GoTo family of products.

For further details regarding our agreement with Elliott, see Cooperation Agreement with Elliott, on page 86 below.

To support the implementation of these opportunities, we implemented an executive incentive program to recognize certain of our executive officers and other key employees who play a critical role in furthering these initiatives and maintaining the commitment and engagement of our employees, partners and customers during this process. For further information on these awards see Equity-Based Long-term Incentives beginning on page 52.

In November 2015, based on the findings of the Operations Committee, we took actions to rationalize our product portfolio, realign and optimize operations and investments, and restructure our workforce. These actions have allowed us to significantly increase focus on our core enterprise strategy of secure and reliable delivery of applications and data, and consequently build a more efficient, scalable and profitable company. Our actions to date have included:

•	The announcement of a proposed spinoff of our GoTo family of products into a separate public company. We believe the separation of this business to be in the best interest of all stakeholders, allowing both companies to enhance their strategic focus and respective competitive positions, while permitting us to improve operational efficiency.

•	The implementation of a restructuring program that focused on the simplification of our enterprise go-to-market motion and roles while improving coverage, changes in our product focus, and the balancing of resources with demand across our marketing, general and administrative areas. As a result of this program, we eliminated approximately 700 full-time positions, or approximately 7% of our workforce.

Reshaping our Executive Leadership Team and Board for the Future

Executing on these initiatives has required leadership changes.

CEO Transition

As an outcome of reaching an accord with Elliott, in July 2015, Mark B. Templeton agreed to step down from his role as Chief Executive Officer and President, a role he held for more than 14 years, and announced his intent to retire. During Mark’s tenure with the Company, Citrix grew from a one-product $15 million business to a global market leader with revenues of over $3 billion.

In preparation for Mr. Templeton’s retirement, our Board commenced a search process to identify our next Chief Executive Officer. During the second half of 2015, however, Mr. Templeton continued to play a critical role in, among other things, retaining and leading our management team, preserving our operational capacity, preserving the Citrix Culture and the commitment and engagement of our employees, partners and customers, and facilitating a smooth transition to his successor during a critical transition period for Citrix. Without the support of Mr. Templeton during this transition period, our Board’s ability to drive crucial strategic changes would have been jeopardized. To encourage Mr. Templeton to remain employed with us until his successor was appointed during a period of critical changes at Citrix for the benefit of all stakeholders our Board and Compensation Committee began negotiations with Mr. Templeton to mutually agree on a retention bonus and benefits arrangements.

Following an extensive candidate search and interview process, in October 2015, our CEO search was still ongoing due to the unpredictable nature of CEO searches. Simultaneously, the work of the Operations Committee had proceeded, and it became clear that a number of senior leaders would be leaving the company. These developments triggered the Board and Mr. Templeton to agree that it was appropriate for him to retire, although a permanent successor CEO had not yet been identified. No internal candidates had the combination of operational leadership and deep product management experience, skills and experience our Board viewed as critical for a new CEO. In light of the need to establish stable leadership for our employees, clients and other stakeholders until a new CEO could be identified and appointed, our Board appointed Mr. Calderoni to serve as our Interim Chief Executive Officer.

As our Interim Chief Executive Officer, Mr. Calderoni was charged with leading the execution of our strategic and operational initiatives while our Board of Directors continued the search for our next Chief Executive Officer.

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Our Board viewed Mr. Calderoni’s appointment as our Interim Chief Executive Officer in October 2015 as critical to executing on the actions needed to increase our profitability by bringing Citrix in line with comparable companies, all in order to create significant shareholder value. His role as Executive Chairman had provided Mr. Calderoni with a deep dive into the operations of the company, while his past experience leading a technology company through a turnaround gave him experience with leading through change. Importantly, the operational skills Mr. Calderoni brought to the Citrix leadership team, as well as the progress made in the operational review, permitted the Board to re-set the CEO search by prioritizing CEO candidates with deep product development experience, a necessary skill to drive long-term growth.

The disinterested members of our Board, including Mr. Cohn, the representative from Elliott Management on our Board, unanimously approved Mr. Templeton’s and Mr. Calderoni’s compensation arrangements, upon the recommendation of the Compensation Committee. See Individual Executive Compensation Decisions – Chief Executive Officer Compensation beginning on page 57 for a discussion of Mr. Templeton’s and Mr. Calderoni’s compensation arrangements.

As previously mentioned, our CEO search focused on identifying leaders that have demonstrated both strong product management and operational leadership skills. Kirill Tatarinov, who most recently served as Executive Vice President of the Microsoft Business Solutions Division has a proven track record of growing businesses and driving operational performance. Because of these demonstrated skills, in January 2016, our Board identified Mr. Tatarinov as the best person to lead our company for the long-term and to execute on the strategic initiatives that we started in 2015. He was appointed President and Chief Executive Officer in January 2016 and joined our Board as a director at that time.

Mr. Calderoni continues in his role as Executive Chairman of our Board. While the roles of President and Chief Executive Officer and Executive Chairman have distinct responsibilities as detailed in the chart below, both Messrs. Calderoni and Tatarinov are focused on driving execution of our strategic plan, including operational and capital structure efficiency and portfolio simplification. See Individual Executive Compensation Decisions – Chief Executive Officer Compensation beginning on page 57 for a discussion of Mr. Tatarinov’s compensation arrangements.

Responsibilities of Executive Chairman	Responsibilities of President and Chief Executive Officer

•  Drives development of our strategic plan to improve Citrix’s margins, profitability and capital structure, including 2015 operational review and review of strategic alternatives for GoTo family of products

•  Sets agenda for and chairs Board meetings

•  Coordinates with chairs of Board committees

•  Assists Nominating and Corporate Governance Committee with the Board’s annual evaluation and self-assessment

•  Assists Nominating and Corporate Governance Committee with Board composition and evolution planning, including review of committee memberships

•  Drives execution of our strategic plan to improve Citrix’s margins, profitability and capital structure

•  Develops and drives our product and innovation strategy

•  Oversees all corporate functions and go-to-market activities

•  Oversees the attainment of our strategic, operational and financial goals and strategic and operational planning

•  Sets strategic imperatives and priorities of the organization

•  Chief spokesperson to our employees, customers, partners and shareholders

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New Senior Leaders Appointed Across the Business Build a Strong Bench for the Future

Our strategic initiatives also necessitated a review of our senior leadership team and we experienced transition in all senior leadership roles, except our Chief Operating Officer and Chief Financial Officer. This leadership transition resulted in the following appointments:

•	Carlos E. Sartorius as Senior Vice President, Worldwide Sales and Services;

•	Klaus Oestermann as Senior Vice President and General Manager, Delivery Networks;

•	Timothy A. Minahan as Senior Vice President and Chief Marketing Officer;

•	William L. Burley as Corporate Vice President and Acting General Manager, Workspace Services; and

•	Jesse D. Lipson as Corporate Vice President and General Manager, Cloud Services.

These executive officers bring proven track records, leadership talent and global experience to operationalize, execute and drive our strategy.

Significant Board Refreshment

In addition to Mr. Templeton’s departure, two of our independent directors, Stephen Dow and Asiff Hirji, stepped down from the Board in 2015. In April 2016, we announced that Thomas F. Bogan and Francis A. deSouza would not be standing for re-election at the 2016 Annual Meeting.

We also added two new directors in connection with our July 2015 cooperation agreement with affiliates of Elliott Management, or Elliott, a significant investor in our company. Pursuant to this agreement, we agreed to appoint Jesse A. Cohn, Elliott’s head of U.S. equity activism, to our Board of Directors. We also collaborated with Elliott to identify an additional mutually agreeable director for appointment to our Board of Directors. In December 2015, Graham V. Smith, the former Executive Vice President and Chief Financial Officer of Salesforce, joined our Board consistent with this agreement. For further details regarding the agreement, see Cooperation Agreement with Elliott, on page 86 below. We also added Peter J. Sacripanti, Co-Chair and Partner at McDermott, Will & Emery, to our Board of Directors in December 2015.

Our Board of Directors continues to focus on its evolution and on recruiting capable and diverse directors who have the skills and experience necessary to oversee Citrix over the long-term.

Compensation Committee Changes in 2015

In March 2015, Gary Morin stepped down from his role as Chair of the Compensation Committee, and Murray J. Demo was appointed Chair of the Compensation Committee. Also in March 2015, Thomas F. Bogan stepped off the Compensation Committee, and Godfrey R. Sullivan was appointed as a member of the Compensation Committee. In November 2015, Mr. Demo stepped down from his role as Chair of the Compensation Committee, and Nanci E. Caldwell was appointed Chair of the Compensation Committee. Graham V. Smith was appointed as a member of the Compensation Committee in December 2015 when he joined the Board.

2015 Business Highlights

Our initial progress with respect to our strategic and operational initiatives led to the following financial performance in 2015:

•	4% increase in annual revenue to $3.28 billion

•	27% increase in net income to $319 million, or $1.99 per diluted share

•	22% increase in cash flow from operations to $1.03 billion

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Our balance sheet is robust, including $1.66 billion in deferred revenue and $1.76 billion in net cash and investments as of December 31, 2015. In 2015, we also continued to return capital to shareholders. For the full year 2015, we repurchased over 11 million shares of our common stock, representing approximately 7% of shares outstanding.

As illustrated in the graph below, our total shareholder return, or TSR, over the five-year period ended on December 31, 2015 was approximately 11%.

Our TSR over the one-year period ended on December 31, 2015, however, was approximately 19%, relative to a TSR of approximately 6% for the Nasdaq Index during the same period, outperforming nearly 80% of the index constituents and creating nearly $2 billion of equity value in 2015.

Comparing our performance over 2014 and 2015 against the Nasdaq 100, at the end of 2015, we were in the top quartile of Nasdaq 100 companies as compared to the end of 2014 when we were in the bottom quartile of Nasdaq 100 companies. We attribute our top quartile performance in 2015 to the strategic and operational initiatives implemented in the second half of 2015, which included an improvement of over 300 basis points in non-GAAP operating margin over 2014.

Continuing this momentum and reflecting our progress on our strategic and operational initiatives, we achieved the following financial performance during the first quarter of 2016:

•	9% increase in quarterly revenue to $826 million

•	Over 900 basis point improvement in non-GAAP operating margin over the year-ago period

•	16% increase in cash flow from operations to $340 million, a quarterly record

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Managing Compensation in a Time of Change

As an outcome of reaching an agreement with Elliot, in July 2015, Mr. Templeton agreed to step down as our Chief Executive Officer and announced his intent to retire. As a result, the Board took swift but thoughtful action in implementing a CEO succession plan, and making appropriate compensation decisions accordingly.

Board Considerations

• In July 2015, Board reaches agreement with Elliot

• Mr. Templeton agrees to step down as CEO, a role he held for more than 14 years, and announces his intent to retire

• Board sees need to retain Mr. Templeton for an interim period to maintain leadership and cultural continuity during the Operations Committee’s review of the business

• Board negotiated a compensation arrangement intended to retain Mr. Templeton until a new permanent CEO could be identified

• Without the support of Mr. Templeton during this transition period, our Board’s ability to drive crucial changes would have been jeopardized

• The Board established the role of Executive Chairman to lead the new Operations Committee and the Search Committee

• The role was intended to address immediate operational challenges and the turnaround needs of the business

• The Board anticipated that the role would be more time consuming than a typical Board seat and would involve more direct management of the business, but was uncertain of the time commitment required

• Board projected that the role would be required for approximately 18 months

• Mr. Calderoni was the ideal candidate for the role given his success in implementing a turnaround at Ariba

• In October 2015, minimizing disruption was critical to executing on the actions needed to increase our profitability

• Mr. Calderoni was the best candidate for appointment as Interim CEO because his role as Executive Chairman had rapidly morphed into a full-time role with deep involvement in managing the business

• The role of Interim CEO represented a meaningful expansion of day-to-day management responsibility from the role of Executive Chairman

• Mr. Calderoni had already been granted equity awards as part of his Executive Chairman role and any additional compensation would need to be considered in terms of the combined value of the awards

• Interim CEO might need to serve in the function for 12 months or more

• Mr. Tatarinov was identified and hired more quickly than expected following Mr. Calderoni’s appointment as Interim CEO

• Mr. Tatarinov’s senior leadership role at Microsoft and his mix of operational and product development expertise made him a competitive hire and the right long- term hire for Citrix

• The Board needed to design a compensation package that would provide the correct incentives to continue to lead Citrix through a time of significant change and draw Mr. Tatarinov away from competing opportunities

Compensation Decisions

• Retention Agreement provided for a retention bonus, accelerated vesting of all of Mr. Templeton’s service-based awards, transfer of Citrix-owned whole life insurance policies, certain additional insurance, and health benefits

• Performance-based awards were not accelerated and were forfeited upon Mr. Templeton’s retirement

• $1 million annual base salary

• 23,826 performance-based awards that vest based on achievement of a Board identified non-GAAP operating margin metric for 2016

• 23,826 performance-based awards that vest based on achievement of a total shareholder return metric as of January 31, 2017

• 95,303 service-based awards that vest monthly over an 18-month period

• No additional equity awards will be made to Mr. Calderoni in 2016

• Annual base pay remained unchanged

• Integrated Mr. Calderoni into the 2015 Variable Cash Incentive Plan with his participation pro-rated to the date he became Executive Chairman and ending on the date a permanent CEO is appointed; value of variable cash award was targeted at the 25th percentile of our executive compensation peer group (125% of annual base pay)

• Awarded 102,851 service-based restricted shares vesting in 12 monthly installments

• Did not receive any new equity awards in 2016 refresh cycle

• $1 million annual base salary (market median)

• 2016 variable cash award was targeted at the 25th percentile of our executive compensation peer group (125% of annual base pay)

• Awarded 118,588 service-based restricted shares vesting over a 3 year period in 12 quarterly installments

• Awarded 220,235 performance-based restricted shares vesting based on compounded annualized 3-year total shareholder return

• Aggregate equity award value was set at a level three times the annual median of our executive compensation peer group consistent with market practice for CEO new hires

2016 Proxy Statement	39

Unanimous Board Approval: The disinterested members of our Board, including Jesse A. Cohn, the representative from Elliott Management on our Board, unanimously approved Mr. Templeton’s and Mr. Calderoni’s compensation arrangements, upon the recommendation of the Compensation Committee. See Individual Executive Compensation Decisions – Chief Executive Officer Compensation beginning on page 57 for a discussion of Mr. Templeton’s and Mr. Calderoni’s compensation arrangements.

Objectives and Elements of Our Executive Compensation Programs

The compensation that we offer our executive officers is designed to reflect our principles of integrity, fairness and transparency – concepts that have continually underscored the design and delivery of the compensation opportunity at Citrix. We believe our compensation programs should emphasize sustainable corporate growth through a pay-for-performance orientation and a commitment to both operational and organizational execution. We also believe that lavish perquisites, excessive severance and bonuses unrelated to performance or a business purpose focused on preserving value for our shareholders are inconsistent with our executive compensation principles. Furthermore, while the establishment of variable cash compensation targets for our executive officers necessarily involves judgment, the actual payouts against those targets are based on pre-determined, objective financial criteria reflective of our annual operating plan or total shareholder return and indicative of positive business growth.

For more than a decade, the objectives of our executive compensation programs have been to:

•	provide competitive compensation that attracts, retains and engages high-performing talent; and

•	align the long-term interests of executive officers with those of our shareholders by linking a significant portion of total cash and equity compensation to company performance.

These objectives still hold true today and guided us through the compensation decisions we made in 2015 in a fast-changing and unusual environment.

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Highlights of Our Compensation Approach
Approach	Implementation
Link senior executives’ annual target compensation directly with company performance

•  In 2015, former CEO’s total target compensation (excluding retention and retirement benefits) was 50% variable cash compensation and market performance-based RSUs

•  Approximately 45% of the target compensation of our other Named Executive Officers, on average, was performance-based (excluding our Executive Chairman, Interim Chief Executive Officer and President)

•  Current President and Chief Executive Officer’s, Kirill Tatarinov’s, initial total target direct compensation, is 57% performance-based compensation

Payout opportunity levels for executive variable cash compensation should motivate performance that meets or exceeds our financial plan objectives

•  In 2015, each executive officer’s variable cash compensation plan award was based 100% on the achievement of objective financial operating targets consistent with our annual operating plan

•  Based on 2015 company performance, variable cash compensation plan awards for 2015 paid 118.4% of the target amount

•  Over the past eight years, our variable cash compensation plan awards have paid out between 56.4% and 130.4% and paid above 100% only three times

Our shareholders seek long-term total shareholder return, and our executives should share that goal This link to performance has proven effective	• At least 50% of annual equity awards to executive officers are awarded as market performance-based RSUs that vest based on a relative total shareholder return metric
To account for the speed of the business environment within the software sector, our compensation decisions should be flexible so that it can be tailored to the specific challenges facing the company at a given time

•  To support our strategic and operational initiatives, we implemented an incentive program in 2015 for certain executive officers to recognize the critical role they play in executing upon these initiatives and maintaining the commitment and engagement of our employees, partners and customers during this process

•  Accordingly, in September 2015, we entered into incentive agreements with certain of our executive officers that provided for a retention equity grant and severance benefits

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Further, we engage in the following practices to ensure our executive compensation program achieves our objectives and is aligned with shareholders’ interests.

What We Do		What We Don’t Do
✓	Benchmark peers aligned with Citrix’s business and those with whom we regularly compete for executive, managerial and technical talent	No discretion applied to measuring performance under our Variable Cash Compensation Plan or market performance-based awards, and no bonuses or awards to make-up for forfeited awards
✓	Use equity for long-term incentive and retention	No re-pricing of stock options
✓	Design compensation programs to align at least 50% of Chief Executive Officer’s annual target compensation with company performance	No guaranteed bonuses
✓	Conduct annual executive officer evaluations and self-evaluation process	No hedging, short selling or pledging of equity awards
✓	Require that executive officers trade in Citrix stock only pursuant to a Rule 10b5-1 trading plan	No single-trigger or modified single-trigger change in control severance agreements
✓	Require significant share ownership by executive officers	No perquisites

The elements of compensation that we use to accomplish our objectives include:

•	base salary;

•	variable cash compensation;

•	equity-based long-term incentives; and

•	benefits.

We considered each of these items in determining the individual compensation packages for our executive officers.

Link of Pay to Performance Proven Effective: Performance-Based Equity Awards Only Deliver on Results

The performance period for the market performance-based restricted stock units granted in 2013, the second year we granted awards having these performance metrics, ended on December 31, 2015. During the three-year performance period for these awards, the Nasdaq Composite Index significantly exceeded our own returns. Based on this comparative performance, no shares vested under these awards, the second consecutive year of no vesting under this program. This significantly impacts our executive officers’ realizable compensation.

For example, the average realizable equity compensation of our named executive officers, listed in our 2014 Proxy Statement (the year we reported the market performance-based restricted stock units granted in 2013), was only 57% of the overall value of the 2013 stock awards granted to such named executive officers, and only 64% of the average 2013 total compensation originally reported. We did not grant discretionary bonuses or awards or make any compensation adjustments to compensate for the awards that failed to vest.

(1)	Values are calculated using the aggregate grant date fair value of restricted stock unit awards in 2013, the year in which the grant was made, and are as reported in the Summary Compensation Table in our 2014 Proxy Statement. The values include service-based and market performance-based restricted stock unit awards. The assumptions we used for calculating the grant date fair value are set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on February 20, 2014. In the case of market performance-based restricted stock units, the fair value reported in the Summary Compensation Table in our 2014 Proxy Statement was the probable outcome, which was 100% target achievement. No shares vested under these market performance-based awards; and as a result, no value is realizable for these awards.

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2015 Executive Incentive Program

During 2015, we launched a number of initiatives, which included the search for a new Chief Executive Officer. To support these initiatives, we implemented an executive incentive program to recognize certain of our executive officers and other key employees who play a critical role in furthering these initiatives and maintaining the commitment and engagement of our employees, partners and customers during this process. As part of this program, in September 2015, we entered into incentive agreements with certain of our executive officers that provide for severance benefits if the executive officer’s employment is terminated by the company without “cause” or by the executive officer for “good reason” prior to the later of December 31, 2016 or the first anniversary of the start date of our new Chief Executive Officer. Also pursuant to the incentive agreements, to support the continuity and stability of our management team during this period of business transition, these executive officers were awarded special, one-time, equity grants consisting of service-based restricted stock units, 50% of which vested on April 1, 2016 and 50% of which will vest on October 1, 2016, provided that the executive officer remains employed by us in a full-time capacity through such date, and performance-based restricted stock units that are tied to the achievement of company non-GAAP operating margin in fiscal year 2016. These special, one-time, equity grants were half performance-based and half service-based. Consistent with the way we calculate and publicly report our financial results, the non-GAAP operating margin target for these awards is adjusted to exclude certain GAAP measurements, including amortization of intangible assets primarily related to business combinations, non-cash charges associated with the expensing of equity-based compensation, non-cash charges relating to amortization of debt discount, accruals related to patent litigation, charges related to our restructuring programs, the tax effects related to these items and any other items adjusted from our GAAP results in our reported earnings.

How Executive Pay Decisions Are Made

Compensation Process and Criteria

Evaluation Process

The compensation packages for our executive officers are reviewed by our Compensation Committee and include an analysis of all elements of compensation separately and in the aggregate. In 2015, Radford was retained by the Compensation Committee as its independent adviser to assist with its oversight of executive compensation. In addition, our legal, finance and human resources departments support the Compensation Committee in its work and act in accordance with the direction given to them to administer our compensation programs.

Throughout 2015, the Compensation Committee held meetings with management, our human resources department and representatives of Radford to:

•	review our compensation objectives;

•	evaluate and develop our executive compensation peer group;

•	review the actual compensation of our executive officers and compensation packages for new executive officers for consistency with our objectives;

•	analyze trends in executive compensation;

•	assess our variable cash compensation structure, as well as the plan components and mechanics, to ensure an appropriate correlation between pay and performance with resulting compensation opportunities that balance returns to the business and our shareholders (this included, among other things, modeling amounts payable under proposed plan structures against various scenarios, and assessing those payouts as a percentage of non-GAAP corporate operating income and other variables);

•	assess our equity-based awards programs against our objectives of executive engagement, retention and alignment with shareholder interests;

•	benchmark our executive cash compensation and equity-based awards programs, and assess our pay versus performance against our peer group;

•	review recommendations for 2015 compensation for appropriateness relative to our compensation objectives; and

•	review retention and incentive programs for our executive officers to support our strategic and operational initiatives.

Beginning in August 2014, and at several meetings throughout the first quarter of 2015, the Compensation Committee reviewed proposed compensation programs and packages for our executive officers for 2015, which were prepared by management and evaluated by our finance department for alignment with our operating plan. In February 2015, the Compensation Committee approved the proposed 2015 variable cash compensation plan, which we refer to as the Variable Cash Compensation Plan, and

2016 Proxy Statement	43

recommended to the Board of Directors a compensation package for our President and Chief Executive Officer. In March 2015, the Compensation Committee approved individual compensation packages for our other executive officers. In each case, the determinations of the Compensation Committee were reviewed with our Board of Directors.

Also, in connection with our significant strategic and operational initiatives in 2015, including the search for a new Chief Executive Officer, the Compensation Committee considered the retention and engagement of Mr. Templeton during such search and the key role that our other executive officers and key employees would play in furthering these initiatives and maintaining the commitment and engagement of our employees, partners and customers. The Compensation Committee reviewed in detail proposed retention and incentive programs for these employees, as well as the proposed compensation packages for Mr. Calderoni in his roles as Executive Chairman and Interim Chief Executive Officer and President. See Individual Executive Compensation Decisions beginning on page 57.

In evaluating our 2015 executive compensation program, the Compensation Committee considered a number of factors as discussed above, including the shareholder advisory (“say-on-pay”) vote on our executive compensation for 2014, which was approved by over approximately 96% of the votes cast. We will hold a say-on-pay vote on an annual basis until the next vote on the frequency of such shareholder advisory votes, which will occur no later than our 2017 Annual Meeting of Shareholders.

Evaluation Criteria

In determining the amount and mix of the target compensation elements, the Compensation Committee relies upon its judgment about the scope and strategic impact of each individual executive officer’s role. In setting final compensation targets for our executive officers in 2015, the Compensation Committee considered many factors, including:

•	the performance and experience of each individual;

•	the scope and strategic impact of the executive officer’s responsibilities;

•	our past business and financial performance and future expectations;

•	our long-term goals and strategies;
•	difficulty in, and the cost of, replacing high performing leaders with in-demand skills;

•	past compensation levels of each individual and of our executive officers as a group;

•	relative levels of compensation among our executive officers;

•	the amount of each compensation component in the context of the executive officer’s total compensation and other benefits;

•	for each executive officer, other than our Executive Chairman and President and Chief Executive Officer, the evaluation and recommendation of our President and Chief Executive Officer and each executive officer’s self-evaluation;

•	for our President and Chief Executive Officer, the evaluation of our Board of Directors, evaluations of our President and Chief Executive Officer by his direct reports and his self-evaluation; and

•	the competitiveness of the compensation packages relative to the selected benchmarks as highlighted by the independent compensation consultant’s analysis.

Role of the Independent Compensation Consultant

During 2015, Radford reported directly to the Compensation Committee for purposes of advising the Committee on executive compensation matters. The Compensation Committee provided Radford with preliminary instructions regarding the goals of our compensation program and the parameters of the competitive review of executive officer total direct compensation packages to be conducted by Radford. Radford was instructed to review and provide guidance on our peer group development. Radford was then instructed to benchmark all components of compensation for all executive officer positions, including base salary, total target compensation (base salary plus variable cash compensation) and equity-based long-term incentive awards. The Compensation Committee also instructed Radford to review the public disclosure by our peer companies concerning their executive compensation practices and to review our internal compensation model and guidelines and compare them to our peer companies and to our actual compensation practices.

Throughout the fourth quarter of 2014 and the first quarter of 2015, Radford attended meetings of the Compensation Committee, both with and without

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members of management present, and interacted with members of our human resources department with respect to its assessment of the compensation packages of our executive officers. Once Radford, working in conjunction with our human resources department, completed its preliminary analysis of our executive officer compensation, their analysis was presented to the Compensation Committee, which was discussed at the Compensation Committee’s February and March 2015 meetings.

Similarly, the Compensation Committee provided Radford with instructions regarding compensation packages for new executive officers in 2015, as well as retention and incentive programs to support our strategic and operational initiatives. Radford was instructed to benchmark the relevant compensation components for these items and also advise the Compensation Committee on market practices in similar circumstances. Radford attended meetings of the Compensation Committee, both with and without members of management present, and interacted with members of our human resources department with respect to these items.

Independence of Compensation Consultant

During 2015, our accounting department engaged Aon Hewitt, an affiliate of Aon, Radford’s parent company, as a resource to assist us in determining the fair value of our market performance-based awards. Additionally, our treasury department retained Aon to serve as our broker of record for our world-wide insurance lines. Finally, our human resources department purchased commercially available compensation survey reports and a data application from Radford. The services purchased from Aon in 2015 were reviewed and approved by the Audit Committee of our Board of Directors. In total, fees paid to Aon during 2015 for services not related to Radford’s work with our Compensation Committee were approximately $452,375. Fees paid to Radford during 2015 for services related to recommending the amount and form of executive and director compensation were approximately $82,000.

In assessing Radford’s independence, the Compensation Committee considered the fees paid to Radford and Aon and our policy on independence of the Compensation Committee’s consultant and other advisers, which is contained in our Corporate Governance Guidelines and the Compensation Committee’s charter. As specified in our Corporate Governance Guidelines and Compensation Committee charter, the Compensation Committee also considered six independence factors as required by Nasdaq and the SEC, which are specified in the following table. After analyzing each of these factors indicated in the following table and our policy on independence relative to Radford’s engagement, the Compensation Committee concluded that Radford is independent.

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Independence Factor	Information Considered
Other services provided to Citrix by Radford	None other than services described in the preceding paragraphs.
Citrix fees received by Radford, as a percentage of Aon’s total revenue	Modest and represents less than 0.0008% of Aon’s total revenue.
Radford’s policies and procedures that are designed to prevent conflicts of interest	Radford maintains a number of internal mechanisms and policies to ensure its ability to provide objective, third-party advice to its clients and avoid potential conflicts of interest.
Business or personal relationships between the Compensation Committee’s individual compensation adviser and members of the Compensation Committee	The Compensation Committee’s individual compensation adviser has no direct business or personal relationships with any member of the Compensation Committee. Radford has provided consulting services to three companies that are affiliated with members of the Compensation Committee.
Citrix stock owned by the Compensation Committee’s individual compensation adviser	The Compensation Committee’s individual compensation adviser does not directly own any Citrix stock and the practice is prohibited under Aon’s Code of Conduct.
Business or personal relationships between the Compensation Committee’s individual compensation adviser, or Radford, with a Citrix executive officer	Neither the Compensation Committee’s individual compensation adviser, nor Radford, has a direct business or personal relationship with any Citrix executive officer.

Our use of Benchmarks and Peer Group Analysis

We annually conduct a competitive analysis of the compensation paid to our executive officers and review the compensation practices of our peer group and of the software industry overall. As in prior years, the analysis for 2015 measured our compensation opportunities for executive officers and actual compensation paid against information from the following sources:

•	independent, commercially available surveys on executive compensation within the software industry, tailored to reflect our relative market capitalization and revenue, including:

•	the Radford Global Technology Survey;

•	the Radford Global Sales Survey; and

•	an internally-prepared benchmark analysis using commercially available survey data and information from publicly filed reports from a group of 17 peer technology companies, or the peer group, specifically identified by the Compensation Committee.

We annually evaluate the composition of our peer group and adjust the composition of our peer group for factors such as recent acquisitions of peer companies, new markets that we have entered or changes in the technology market landscape. In 2015, with assistance from Radford, we again focused on developing a peer group to address the dynamics in the markets for talent in which we compete. Further, based on feedback from our largest shareholders and an assessment of our shareholder return performance relative to our peers, among other factors, in October 2014 our Compensation Committee revised our executive compensation peer group for 2015 to include Autodesk, CA Technologies and Synopsys and to exclude Amazon and Google. Our peer group includes:

•	companies that represent an appropriate range from a size and scope perspective;

•	innovative companies that operate in virtualization, cloud, software-as-a-service and networking markets; and

•	companies with whom we compete for talent.

We believe that our peer group continues to be aligned with our strategic vision and positions us to attract, retain and engage high performing leaders. Moreover, our current peer group, with its inclusion of a full array of companies with whom we compete for talent, maintains Citrix position at approximately the group median across key financial metrics we view as important in selecting a peer group.

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The table below lists the companies in our 2015 peer group indicating the peers with whom we regularly compete for executive, managerial and technical talent, including Microsoft and Cisco, the two companies with which we most frequently competed for talent in 2015 across our employee base. We believe that, like Citrix, our 2015 peer group is composed of innovative, software-focused businesses operating on a global scale and are the companies with whom we look to align our executive compensation practices.

Trademarks are property of their respective owners.

(1)	Fiscal year end data presented in the table is for fiscal year ending in 2015, except for Concur Technologies, Inc. which was acquired by SAP SE in 2014 and Riverbed Technologies, Inc., which was acquired by Thoma Bravo in 2015. For Concur Technologies, Inc. and Riverbed Technologies, Inc. fiscal year end data presented is for fiscal year ending in 2014.

We use the peer group benchmarks as one of several factors that inform our judgment of appropriate compensation parameters for base salary, variable cash compensation and equity-based, long-term incentives. Our executive compensation decisions are made on a case-by-case basis, and benchmarks are just one consideration within our holistic approach to executive compensation.

Based on an assessment of our peer group, in October 2015, our Compensation Committee revised our executive compensation peer group for 2016 to include Cadence Design Systems, NetApp, Symantec and Yahoo and to exclude Cisco and Microsoft. We also excluded Concur and Riverbed as each of these companies was acquired.

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Components of Compensation

Commitment to Performance-Based Compensation

We are committed to aligning at least 50% of our Chief Executive Officer’s annual target compensation directly with company performance. For 2015, our former Chief Executive Officer’s total compensation (excluding retention and retirement benefits) was 50% performance-based as shown below. Also as shown below, approximately 45% of the compensation of our Named Executive Officers, other than our Executive Chairman, Interim Chief Executive Officer and President, on average, was performance based.

We further demonstrated this commitment with our current President and Chief Executive Officer’s, Kirill Tatarinov’s, employment agreement and initial total target direct compensation, which was 57% performance-based compensation.

Base Salary

Salary levels for our executive officers are based on several factors, including individual performance and experience, the scope of the role and competitive ranges informed by compensation data reported for similar roles at companies in our peer group.

In 2015, based on the objectives of our executive compensation program, our evaluation criteria for individual performance, Citrix’s overall performance and other factors described above, the base salaries of our Named Executive Officers, were increased, effective April 1, 2015 unless otherwise indicated in the notes to the table below. The base salaries for our Named Executive Officers for 2015 were as follows:

	2014 Base Salary ($)	2015 Base Salary ($)	Increase (%)
Robert M. Calderoni(1) Executive Chairman, Interim Chief Executive Officer and President	—	1,000,000	—
Mark B. Templeton Former President and Chief Executive Officer	900,000	925,000	2.8
David J. Henshall Executive Vice President, Chief Operating Officer and Chief Financial Officer	675,000	695,000	3.0
Robson B. Grieve Former Senior Vice President, Customer Experience & Marketing and Chief Marketing Officer	—	395,000	—
Christopher S. Hylen Senior Vice President and General Manager, Mobility Apps	420,000	435,000	3.6
Klaus Oestermann(2) Senior Vice President and General Manager, Delivery Networks	360,360	425,000	17.9
T. Geir Ramleth Former Chief Strategy Officer, Senior Vice President and General Manager, Workspace Services	580,000	580,000	—
Carlos E. Sartorius(3) Senior Vice President, Worldwide Sales and Services(3)	444,021	525,000	18.2

(1)	Mr. Calderoni was appointed as Interim Chief Executive Officer and President on October 20, 2015 and served in such role until January 25, 2016. Mr. Calderoni also receives a base salary of $1,000,000 in his capacity as Executive Chairman of our company.

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(2)	Mr. Oestermann’s base salary was increased from $360,360 to $425,000, in connection with his appointment as Senior Vice President and General Manager, Delivery Networks, to bring his base salary in line with the market median for similar positions in Citrix’s compensation peer group.
(3)	Mr. Sartorius’ 2015 salary was increased from $444,021 to $525,000 in connection with his appointment as Senior Vice President, Worldwide Sales and Services to bring his base salary in line with the market median for similar positions in Citrix’s compensation peer group.

Variable Cash Compensation

For 2015, our compensation evaluation processes resulted in target awards for our Named Executive Officers under our Variable Cash Compensation Plan that ranged from 70% to 130% of base salary, based on the factors discussed above.

Our Compensation Committee oversees our Variable Cash Compensation Plan, with administrative tasks delegated to management. Consistent with the way we calculate and publicly report our financial results, the financial targets and attainment levels for variable cash compensation are adjusted to exclude certain GAAP measurements, including amortization of intangible assets primarily related to business combinations, non-cash charges associated with the expensing of equity-based compensation, non-cash charges related to amortization of debt discount, accruals related patent litigation, charges related to our restructuring programs, the tax effects related to these items and any other items adjusted from our GAAP results in our reported earnings. In addition, the Compensation Committee and our Board of Directors retain the discretion to decrease or increase payouts to account for extraordinary circumstances and to balance the interests of the plan participants with the interests of our shareholders. As in the past, in 2015, we did not adjust the resulting payouts under the Variable Cash Compensation Plan or our 2015 market performance-based restricted stock unit awards discussed below.

Participants in our Variable Cash Compensation Plan received variable cash compensation awards for 2015 based upon the achievement of objective financial goals, including targets based on reported revenue and non-GAAP corporate operating margin. We believe that, for an annual incentive program to be effective, it should be easy to understand. Thus, we use a limited number of financial targets that focus our executive officers on the key metrics underlying our strategic plan and align performance pay strictly with financial results.

To ensure the integrity of our operating plan, and to safeguard shareholder value, the payout levels under our Variable Cash Compensation Plan are designed to motivate performance that meets or exceeds our financial plan objectives while mitigating undue exposure for under-performance of these objectives. We rigorously test our plan design to ensure that the structure and possible outcomes do not create incentives for our executive officers to take unnecessary and excessive risks that would impact our long-term value.

Specifically, we model potential award payouts generated by various performance attainment levels against corporate goals for revenue and non-GAAP corporate operating margin. We also model the likely impact on shareholder value based on achieving all possible revenue and non-GAAP corporate operating margin targets. We summarize this analysis in the following diagram:

•	The X axis represents plan payouts for any level of revenue;
•	The Y axis represents plan payouts for any level of non-GAAP corporate operating margin;
•	The dark blue area in the graphic below represents achievement which results in no payout under the Variable Cash Compensation Plan;
•	The lightest blue area represents the maximum payout under the plan of 200%; and
•	The medium blue rectangle in the middle of the graphic represents the area of actual plan attainment under our plans over the last 5 years.

2016 Proxy Statement	49

Over the past eight years, the plan has paid between 56.4% and 130.4% and has paid above 100% 3 times, as shown below:

•	2008 – 56.4%
•	2009 – 103.6%
•	2010 – 130.4%
•	2011 – 97.7%
•	2012 – 92.1%
•	2013 – 58.8%
•	2014 – 89.4%
•	2015 – 118.4%

We also model the likely impact on shareholder value based on achieving all possible revenue and non-GAAP corporate operating margin targets. This modeling helps to inform threshold, target and maximum payout levels for the plan and ensures that awards, when viewed relative to our non-GAAP corporate operating margin goal, are consistent with our overall operating plan for the year and provide the right balance of compensation to our executive officers for actual results versus returns to the business and our shareholders.

For 2015, each executive officer’s Variable Cash Compensation Plan award was based 100% on the achievement of financial targets established by the Compensation Committee. The financial targets established are consistent with our annual operating plan, which is approved by our Board of Directors. Our Variable

Cash Compensation Plan weighted these financial components as follows:

•	60% for achieving a reported revenue target of $3.336 billion; and

•	40% for achieving a non-GAAP corporate operating margin target of 24.0%.

This represents a 2.9% increase in the revenue target when compared to the revenue target of $3.239 billion for the 2014 Variable Cash Compensation Plan. This also represents a 7.4% increase in the operating margin target. As in previous years, we set this target to be consistent with the profitability target in our annual operating plan approved by our Board of Directors, which occurred in January 2015 prior to the commencement of the comprehensive operational review led by our Operations Committee discussed earlier in this Proxy Statement. The 2015 operating margin target set an operational goal that was as appropriately aggressive as our operating margin targets in prior years. Our Variable Cash Compensation Plan provided for a premium in the event of overachievement of targets, capped at 200% of the target payout amount, and a reduction in the event of underachievement of targets, depending on actual results. The following chart shows the maximum performance amounts that would have resulted in a payout of 200% of the target amount and the minimum performance requirements that needed to be met before any award could be earned.

	Maximum Performance (200% payout)	Minimum Performance (30% payout)
Revenue	$3.475 billion(1)	$2.979 billion
Non-GAAP Operating Margin %	32.6%	26.1%

(1)	The maximum revenue threshold represents a 4.5% decrease from the $3.64 billion maximum threshold set for fiscal 2014 resulting from the Board’s expectation of lower growth in our business during 2015 as determined in early February 2015 when our Variable Cash Compensation Plan was adopted. Although the maximum revenue threshold in the 2015 Variable Cash Compensation Plan decreased as compared to the 2014 maximum revenue threshold, at the time it was established by our Compensation Committee, our Committee viewed it as requiring the same level of performance rigor as was the case under our 2014 Variable Cash Compensation Plan.

When actual performance falls between the threshold and the target performance levels or between the target and maximum performance levels, payouts are calculated using a graduated slope to provide for the fair distribution of operating profit for overachievement and appropriate compensation reductions for underachievement, as applicable. Further, no incentive is payable under our Variable Cash Compensation Plan unless at least 90% of either financial component of our performance goal is achieved, and at such threshold level an executive officer receives only 30% of his or her target variable cash compensation allocated to such component. This payout structure recognizes that, in a business of this scale, while overachievement merits a greater reward, any underachievement should be penalized.

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Target Cash Compensation Mix

Our Named Executive Officer compensation packages have the following target mix of cash compensation expressed both as a percentage of total targeted cash compensation and in dollars:

	Target Cash Compensation Mix ($ and % of Total Target Cash Compensation)
	Base Salary		Target Variable Cash Compensation		Total Target Cash Compensation
	($)	(%)	($)	(%)	($)	(%)
Robert M. Calderoni
Executive Chairman, Interim Chief Executive Officer and President	1,000,000	44.4	1,250,000	55.6	2,250,000	100
Mark B. Templeton
Former President and Chief Executive Officer	925,000	43.5	1,202,500	56.5	2,127,500	100
David J. Henshall
Executive Vice President, Chief Operating Officer and Chief Financial Officer	695,000	50.0	695,000	50.0	1,390,000	100
Robson B. Grieve
Former Senior Vice President, Customer Experience & Marketing and Chief Marketing Officer	395,000	62.5	237,000	37.5	632,000	100
Christopher S. Hylen
Senior Vice President and General Manager, Mobility Apps	435,000	52.6	391,500	47.4	826,500	100
Klaus Oestermann
Senior Vice President and General Manager, Delivery Networks	425,000	52.6	382,500	47.4	807,500	100
T. Geir Ramleth
Former Chief Strategy Officer, Senior Vice President and General Manager, Workspace Services	580,000	50.0	580,000	50.0	1,160,000	100
Carlos E. Sartorius
Senior Vice President, Worldwide Sales and Services	525,000	50.0	525,000	50.0	1,050,000	100

Determination of Awards

Early in the first quarter of 2016, our Executive Vice President, Chief Operating Officer and Chief Financial Officer reviewed and approved the calculations of financial target attainment levels, which were based on, and consistent with, our publicly reported financial results for 2015, and the 2015 award amounts payable to executive officers that were generated by members of our human resources department in accordance with the terms of our Variable Cash Compensation Plan. At a meeting held in February 2016, our Compensation Committee approved (or, in the case of our Executive Chairman and Chief Executive Officer, recommended to the Board of Directors for approval) the payouts under our 2015 Variable Cash Compensation Plan, including approval of the following award calculations:

						Weighted
	Goal	Actual	Attainment	Payout	Weighting	Payout
	(amounts are approximate due to rounding)
Revenue	$3.336 billion	$3.275 billion	98.2%	87.2%	60%	52.3%
Non-GAAP Operating Margin %	24.0%	25.9%	108.1%	165.3%	40%	66.1%
Total Weighted Payout %						118.4%

The table below summarizes the payments approved by our Compensation Committee (or, in the case of our Executive Chairman and Chief Executive Officer, approved by our Board of Directors) under our Variable Cash

Compensation Plan compared to each executive officer’s target award for 2015. Each Named Executive Officer listed below received 118.4% of his target award for 2015, except as noted below in the notes to the table.

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	Target Variable Cash Compensation Award ($)	Actual Variable Cash Compensation Award Paid ($)	Percentage of Target Awards Paid (%)
Robert M. Calderoni(1)
Executive Chairman, Interim Chief Executive Officer and President	537,671	636,818	118.4
Mark B. Templeton(2)
Former President and Chief Executive Officer	968,589	1,147,197	118.4
David J. Henshall
Executive Vice President, Chief Operating Officer and Chief Financial Officer	695,000	823,158	118.4
Robson B. Grieve(3)
Former Senior Vice President, Customer Experience & Marketing and Chief Marketing Officer	180,510	213,796	118.4
Christopher S. Hylen
Senior Vice President and General Manager, Mobility Apps	391,500	463,693	118.4
Klaus Oestermann(4)
Senior Vice President and General Manager, Delivery Networks	302,941	333,293	110.0
T. Geir Ramleth
Former Chief Strategy Officer, Senior Vice President and General Manager, Workspace Services	580,000	686,952	118.4
Carlos E. Sartorius
Senior Vice President, Worldwide Sales and Services	525,000	621,810	118.4

(1)	Mr. Calderoni’s target variable cash compensation and actual variable cash compensation are prorated to reflect less than one year of service.
(2)	Mr. Templeton’s target variable cash compensation and his actual variable cash compensation award are prorated to reflect less than a full year of service.
(3)	Mr. Grieve’s target variable cash compensation and his actual variable cash compensation award are prorated to reflect less than one year of service. The actual variable cash compensation award payment made to Mr. Grieve was $163,998, which reflects his variable cash compensation award net of relocation expenses recovered by Citrix.
(4)	Mr. Oestermann’s target variable cash compensation and actual variable cash compensation reflect participation in two variable cash compensation plans in 2015 due to his promotion to the executive leadership team.

Equity-Based Long-term Incentives

The purpose of our equity-based long-term incentives is to attract, retain and engage high performing leaders, further align employee and shareholder interests, and continue to closely link executive compensation with company performance, including against the market. Our equity-based long-term incentive program is an essential component of the total compensation package offered to our executive officers, reflecting the importance that we place on motivating and rewarding superior results with long-term and performance-based incentives.

Approach to Equity-Based Awards

Since 2012, except as described below with respect to our Executive Chairman, Interim Chief Executive Officer and President and current President and Chief Executive Officer, our annual equity grant program consists entirely of restricted stock units. Our portfolio of equity awards granted to executive officers on an annual basis is a mix of just two equity elements, half of which are tied to long-term total shareholder return. Specifically, beginning in 2012, our equity-based long-term incentive program is targeted to consist of 50% market performance-based restricted stock units tied to achievement of total shareholder return metrics against a selected comparator index and 50% service-based restricted stock units. In 2015, in addition to our annual equity grant program and pursuant to our 2015 executive incentive program as described below, our executive officers were awarded restricted stock units, half of which were service-based restricted stock units to promote retention and stability of our management team during this period of business transition and half of which were performance-based restricted stock units to drive the achievement of company non-GAAP operating margin during fiscal year 2016 as part of the execution of initiatives resulting from our operational review. The non-GAAP operating margin goal for these awards was set following our operational review and accordingly is fully aligned with such goal. We believe that our executive officers’ compensation portfolio, including equity awards, consists of a higher percentage of awards tied to objective financial measures than is the case in the compensation portfolios of most of our peer group companies.

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The exclusive use of restricted stock units granted to our executive officers, other than our Executive Chairman, Interim Chief Executive Officer and President and current Chief Executive Officer, furthers our goals of reducing dilution, burn rate and overhang by reducing the number of shares of our common stock subject to equity-based awards while continuing to provide incentive for our high performers to remain with us and continue to perform at a high level. Also, the inclusion of market performance-based restricted stock units based on the achievement of total return to our shareholders over a three-year period compared to the return of the chosen comparator index places a strong emphasis on stock price performance, which underscores our focus on growth. We believe that this equity mix aligns our executive officers’ interests with those of our shareholders since our executive officers must return value to our shareholders over the long-term before half of their awards are earned.

Equity-Based Award Grant Levels

When establishing equity grant levels for our executive officers, the Compensation Committee considers the existing value of vested and unvested stock option and restricted stock unit ownership among the executive officers relative to each other and to our employees as a whole, previous grants of equity-based awards to our executive officers, our overhang of equity-based awards and targeted burn rates for equity-based awards and the vesting schedules of previously granted equity-based awards, as well as the various other factors described above. While our Compensation Committee is aware of the accounting costs of equity-based awards, that in itself is only one of several factors in determining individual equity-based awards. Further, annual equity awards for the former Chief Executive Officer and President and each Named Executive Officer reflect the market competitive value for his or her respective role, the relative level of impact the executive officer has on company performance, and the current and prospective performance of the executive officer in his or her role. Consistent with our past methodology, award levels for 2015 annual grants were set using an estimated value of Citrix stock based upon an average of the last 30 trading days in 2014.

Restricted Stock Unit and Restricted Stock Awards

Pursuant to the 2014 Plan, we may grant executive officers various types of awards, including market performance-based and performance-based restricted stock units, service-based restricted stock units and service-based restricted stock. Once vested, each restricted stock unit represents the right to receive one share of our common stock.

Market Performance-Based Awards

Our market performance-based awards in the portfolio of annual grants have the following design elements:

•	awards are tied to long-term performance against a comparator index;

•	a payout curve that is based upon the percentage point difference of our return and the comparator index return;

•	3-year performance cycles with no interim payouts; and

•	vesting of achieved awards at the end of the 3-year performance period.

These design elements were adopted because we believe that measuring performance over a multiple year period based on a total return to our shareholders, or TSR, closely aligns our executive officers’ objectives with those of our shareholders in the long-term, while furthering our retention objectives. In effect, as further discussed below, a significant portion of realizable equity compensation paid to our Chief Executive Officer and other executive officers is determined based on our TSR compared to the Nasdaq Composite Total Return Index over the long-term.

When determining the comparator index against which the market performance-based awards would be measured when we established the program in 2012, we chose to measure ourselves against the index with the strongest statistical correlation to our stock performance, since a higher correlation means better alignment of program payout with company performance. Further, a higher correlation minimizes the likelihood of a payout at the extreme ends of the payout curve. Using Radford’s PeerPicker technology, we analyzed over 6,000 publicly-traded company stocks and indices to return the most highly-correlated to our stock over the prior three years. The results of this analysis showed that the Nasdaq Composite Total Return Index, or the XCMP, had the highest correlation.

Therefore, for the market performance-based awards, attainment levels are based on our total return to shareholders over a three-year performance period compared to the return of the XCMP. In the case of the market performance-based awards granted in 2015, the performance period is the three-year period ending on December 31, 2017.

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The payout curve for our market performance-based awards is based upon the percentage point difference of our return and the XCMP total shareholder return. The following chart depicts the payout curve used for the market performance-based restricted stock units.

Percentage Point	Percentage of
Differential	Target Award Vested
40% or higher	200%
0%	100%
-20%	50%
<-20%	0

We took extra precautions to limit payouts in the event our return is negative and limited awards in that case. Accordingly, in the event that our return is negative, but we achieve a percentage point differential at or above zero, only 75% of the target award will be payable. If our return is positive and meets or exceeds the XCMP, the number of stock units vested will be based on interpolation, with the maximum number of stock units vested pursuant to the award capped at 200% of the target number of stock units set forth in the award agreement if our return exceeds the indexed return by 40% or more. If our return over the performance period is positive but underperforms the XCMP, a number of stock units vested will be below the target award, based on interpolation. No stock units, however, will vest if our return underperforms the XCMP by more than 20% over the performance period. The extent to which an executive officer will vest in the award, if at all, if he or she is not employed by us at the end of the performance period is dependent upon the timing and character of the termination as provided in the award agreement. Vesting occurs only at the end of the performance period.

The performance period for the market performance-based restricted stock units granted in 2013, the first year we granted awards having these performance metrics, ended on December 31, 2015. During the three-year performance period for these awards, the XCMP significantly outperformed our stock. Based on this comparative performance, no shares vested under these awards, the second consecutive year of no vesting under this program. We did not grant discretionary bonuses or awards or make any compensation adjustments to compensate for the awards that failed to vest.

Performance-Based Awards

In connection with the 2015 executive incentive program, to drive the achievement of company non-GAAP operating margin during fiscal year 2016 as part of the execution of initiatives resulting from our operational review, our executive officers (other than the Executive Chairman and the Chief Executive Officer) were granted special, one-time performance-based restricted stock units that are tied to achievement of company non-GAAP operating margin, during the performance period from January 1, 2016 to December 31, 2016. The payout curve for these performance-based awards is based on achievement of company non-GAAP operating margin as detailed below (utilizing straight-line interpolation between percentages):

Non-GAAP Operating	Percentage of
Margin Achieved	Target Award Vested
≥28%	100%
26%	50%
<26%	0

In November 2015, we announced a goal of non-GAAP operating margin for fiscal 2016 of at least 28%. Accordingly, our Compensation Committee determined that to further our goals, it was appropriate to align these special, one-time performance-based awards with our non-GAAP operating margin goal. Our Compensation Committee determined the size of these awards after considering our executive officers current cash compensation, unvested equity value and the extraordinary circumstances faced by our company at this point in its business transition.

In August 2015, upon Mr. Calderoni’s appointment to Executive Chairman, he was also awarded a performance-based award tied to non-GAAP operating margin having the same payout curve as described above.

Mr. Calderoni was further awarded performance-based awards tied to total shareholder return over an 18-month period ending on January 31, 2017, having the following payout curve (utilizing straight-line interpolation between percentages):

Company TSR	Percentage of
Achieved	Target Award Vested
≥20%	100%
≥10% but <20%	50%
<10%	0

When determining the performance awards granted to Mr. Calderoni, the Compensation Committee sought to align the awards with the expected length of time that Mr. Calderoni would serve in his role as Executive Chairman, which was estimated to be approximately eighteen months, and his responsibilities while serving in this role, including leading the search for our new Chief Executive Officer, leading us through our operational review and executing

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the strategic and operational initiatives that would be critical to our success following that review. Specifically, the Compensation Committee focused on Mr. Calderoni’s critical role and focus on increasing company profitability to bring Citrix in line with comparable companies. The Compensation Committee determined that it was appropriate to tie the award to a significant return to shareholders, which the Compensation Committee determined to be a company target total shareholder return of at least 20%. Our Compensation Committee used the trailing 30-trading day average closing price on the grant date, which was $69.95, as the opening price, and the trailing 30-trading day average on the last day of the performance period on January 31, 2017 will be used as the closing price. For further details, including additional business rationale, see Individual Executive Compensation Decisions beginning on page 57.

Service-Based Awards

Consistent with our past practice, in March 2015, we also entered into restricted stock unit agreements with our executive officers for service-based restricted stock unit awards that were not subject to performance criteria and that vest over three years, with one-third of the units vesting on the first, second and third anniversaries of the date of the award agreement.

In addition, in September 2015, pursuant to our 2015 executive incentive program, to promote retention of our management team during this period of business transition, certain of our executive officers were each awarded service-based restricted stock units, 50% of which vested on April 1, 2016 and 50% will vest on October 1, 2016 provided that the executive officer remains employed with the company in a full-time capacity through such date.

The equity-based awards indicated in the table below for our former President and Chief Executive Officer, Executive Vice President, Chief Operating Officer and Chief Financial Officer, Senior Vice President and General Manager, Mobility Apps, Senior Vice President and General Manager, Delivery Networks, and Senior Vice President, Worldwide Sales and Services reflect an equity portfolio mix that is 50% performance-based or market-performance based restricted stock units and 50% service-based restricted stock units. Mr. Grieve received new hire service-based restricted stock units upon joining Citrix in January 2015. This new hire award is reflected in the table below. Further, Mr. Calderoni’s equity awards indicated in the table below include his annual non-employee director grant, his restricted stock units granted in connection with his appointment to Executive Chairman and his restricted stock granted in connection with his appointment to Interim Chief Executive Officer and President. Mr. Ramleth did not receive a service-based annual grant in March 2015 because he joined Citrix in December 2014 and received new hire service-based restricted stock units at that time.

For further details regarding these additional awards, see Individual Executive Compensation Decisions beginning on page 57.

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The following table summarizes our 2015 equity-based awards to our Named Executive Officers:

	Target Market Performance- Based Restricted Stock Unit Awards (#)(1)		Target Performance- Based Restricted Stock Unit Awards (#)(2)		Service-Based Restricted Stock or Restricted Stock Unit Awards (#)(3)
Robert M. Calderoni
Executive Chairman, Interim Chief Executive Officer and President	—		47,652		202,154	(4)
Mark B. Templeton
Former President and Chief Executive Officer	62,364		—		62,364
David J. Henshall
Executive Vice President, Chief Operating Officer and Chief Financial Officer	28,124		35,000		63,124
Robson B. Grieve(5)
Former Senior Vice President, Customer Experience & Marketing and Chief Marketing Officer	15,591		20,000		60,000
Christopher S. Hylen
Senior Vice President and General Manager, Mobility Apps	15,591		20,000		35,591
Klaus Oestermann
Senior Vice President and General Manager, Delivery Networks	12,473		20,000		32,473
T. Geir Ramleth
Former Chief Strategy Officer, Senior Vice President and General Manager Workspace Services	23,886	(6)	25,000	(6)	25,000
Carlos E. Sartorius
Senior Vice President, Worldwide Sales and Services	20,268		25,000		45,268

(1)	Reflects the target number of restricted stock units that our executive officers may earn under the terms of their 2015 market performance-based restricted stock unit agreements.
(2)	Reflects the target number of restricted stock units that our executive officers may earn under the terms of their 2015 performance-based restricted stock unit agreements.
(3)	Includes service-based restricted stock units granted in connection with our 2015 executive incentive program to certain of the Named Executive Officers.
(4)	Includes annual director grant of 4,000 restricted stock units, 95,303 restricted stock units granted in connection with Mr. Calderoni’s appointment to Executive Chairman and 102,851 shares of restricted stock granted in connection with Mr. Calderoni’s appointment to Interim Chief Executive Officer and President.
(5)	Mr. Grieve forfeited all of his restricted stock units upon his departure from our company in November 2015.
(6)	Mr. Ramleth forfeited this restricted stock unit award upon his departure from our company in December 2015.

Benefits

Our executive officers participate in our broad-based employee benefit plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid by executive officers under these plans. We offer a stock purchase plan, under which our employees may purchase shares of our common stock at a 15% discount from the fair market value of our common stock on the last business day of the purchase period (determined by reference to the closing price of our common stock on such date), and a 401(k) plan, which allows our employees to invest in a wide array of funds on a pre-tax basis and which provides a matching contribution from our company. We also maintain insurance and other benefit plans for our employees. Our executive officers receive higher life, accidental death and dismemberment and disability insurance benefits than other employees, which reflects industry standards and their relative base salary levels. Our executive officers also receive reimbursement for annual health physicals and are eligible for relocation assistance upon joining our company. During 2015, we did not offer any non-qualified deferred compensation plans or supplemental retirement plans to our executive officers. During 2015 we had a number of executive officers who relocated and accordingly we provided relocation benefits and in certain cases additional amounts to cover taxes in connection with such relocation. For more information, please refer to the Summary Compensation Table and the Nonqualified Deferred Compensation Table below. We have always limited the perquisites that are generally made available to our executive officers.

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Individual Executive Compensation Decisions

Next, we discuss how we apply the policies and practices described above and the resulting compensation paid or awarded to each of our Named Executive Officers for the year ended December  31, 2015 as set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Chief Executive Officer Compensation

Our President and Chief Executive Officer is responsible for overseeing all of our corporate functions, business units, go-to-market activities and the attainment of our strategic, operational and financial goals. Working in concert with management and our Board of Directors, our President and Chief Executive Officer formulates current and long-term strategic plans and objectives and is chief spokesperson to our employees, customers, partners and shareholders.

Based on a recommendation of the Compensation Committee, our Board of Directors determines compensation for our President and Chief Executive Officer using the same factors it uses for other executive officers, placing less emphasis on base salary and, instead, driving greater performance-based alignment through equity-based long-term and variable cash compensation. In assessing the compensation paid to our President and Chief Executive Officer, the Compensation Committee relies on the advice of its independent compensation consultant, information from selected benchmarks and its judgment with respect to the factors described above and specific factors described below.

Former Chief Executive Officer

In March 2015, during our annual compensation planning process for 2015, Mark B. Templeton was our President and Chief Executive Officer. At that time, our Compensation Committee and Board of Directors increased Mr. Templeton’s annual base salary from $900,000 to $925,000, a 2.8% increase, and Mr. Templeton’s target variable cash compensation award from 120% of his base salary to 130% resulting in a 8.3% increase in Mr. Templeton’s total target cash compensation, which was at the market median of Citrix’s executive compensation peer group at the time of these compensation decisions. In July 2015, Mr. Templeton agreed to step down from his role as our Chief Executive Officer and notified our Board of Directors of his intention to retire. On October 20, 2015, he retired from our company. Accordingly, as a result of Mr. Templeton’s retirement, during 2015, he received base salary compensation of $740,057 and was awarded $1,147,197 in prorated variable cash compensation.

Also, in March 2015, when annual equity awards were granted to our executive officers, our Compensation Committee granted Mr. Templeton 62,364 market performance-based restricted stock units with a performance requirement based on the total return to our shareholders over a three-year performance period compared to the return on the XCMP described above. Mr. Templeton was also granted 62,364 service-based restricted stock units that vest in three equal annual installments. Mr. Templeton’s annual equity awards in 2015 were slightly above the market midpoint of Citrix’s executive compensation peer group when measured on a value basis at the time of these compensation decisions. Our Board of Directors approved Mr. Templeton’s equity awards upon the recommendation of the Compensation Committee.

As previously discussed, we entered into a cooperation agreement with Elliott, a significant investor in our company, in July 2015. As an outcome of reaching an accord with Elliott, Mr. Templeton agreed to step down from his role as our Chief Executive Officer. Our Board of Directors commenced a search for our new Chief Executive Officer. In order to encourage Mr. Templeton to remain employed with us until his successor was appointed during a period of critical changes at Citrix, our Board of Directors began negotiations with Mr. Templeton to mutually agree on a retention bonus and other compensation and benefits arrangements.

Mr. Templeton joined Citrix prior to our initial public offering; and during his tenure, Citrix evolved from a one-product, $15 million revenue organization, to a global market leader with revenues of $3.14 billion in 2014. Despite his long tenure at Citrix, Mr. Templeton did not have an employment agreement with us or retirement benefits, including acceleration of unvested equity awards upon retirement, any elective compensation deferral arrangements or other nonqualified retirement arrangements, such as a supplemental executive retirement plan, that would have provided benefits to Mr. Templeton automatically upon his retirement. Yet, during the second half of 2015 Mr. Templeton continued to play a critical role in, among other things, retaining and leading our management team, preserving our operational capacity, maintaining the Citrix culture and the commitment and engagement of our employees, partners and customers, and facilitating a smooth transition to his

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successor during a difficult transition period for Citrix. Without the support of Mr. Templeton during this transition period, our Board’s ability to drive crucial strategic changes would have been jeopardized.

In October, the Board and Mr. Templeton concluded their negotiations regarding a retention agreement. The retention agreement provided Mr. Templeton benefits upon a permanent, interim or acting Chief Executive Officer being named. In structuring the retention arrangement for Mr. Templeton, our Compensation Committee considered the uncertainty as to the length of the Chief Executive Officer search and current market practices based on research and benchmarking provided by its independent compensation consultant. As part of the retention agreement, Mr. Templeton remained with Citrix until the appointment of our Interim Chief Executive Officer and President and agreed to provide transition assistance to Citrix upon the request of the Board of Directors for a period following his retirement. The specific benefits provided in the agreement were the result of numerous discussions between our Board of Directors, including Mr. Cohn, the representative of Elliott on our Board, and Mr. Templeton, in an effort to ensure a smooth leadership transition while focusing on the critical changes being driven by our Board of Directors. Our Compensation Committee and the disinterested members of our Board of Directors unanimously approved the retention agreement with Mr. Templeton.

Our Executive Chairman, Mr. Calderoni, was appointed Interim Chief Executive Officer and President in October 2015. At this time, Mr. Templeton retired and pursuant to his retention agreement received a retention bonus equal to two times the sum of his current annual base salary and target variable cash compensation. In addition, Mr. Templeton received immediate vesting of all of his equity awards with service-based vesting, consisting of 104,042 restricted stock units. In addition, Mr. Templeton was entitled to continued health insurance coverage until his 65th birthday in 2018, and we paid the premium on Mr. Templeton’s executive life insurance policies owned by Citrix through Mr. Templeton’s 65th birthday in 2018, which policies were transferred from Citrix to Mr. Templeton following his retirement. Finally, we purchased for Mr. Templeton’s benefit a supplemental directors and officers liability insurance policy.

The total value of the payments and benefits provided to Mr. Templeton under the terms of his retention agreement was approximately $13,759,641, which consisted of the following:

•	retention bonus of $4,255,000;

•	vesting of service-based equity awards of $8,609,476 (consisting of 104,042 restricted stock units multiplied by a per share price of $82.75, which was the closing price per share of our common stock on the vesting date);

•	health benefits continuation of approximately $25,977;

•	premiums of $75,335 related to Mr. Templeton’s life insurance policies maintained by Citrix;

•	transfer to Mr. Templeton upon his retirement of three Citrix-owned whole life insurance policies with an accumulated cash surrender value of $693,517;

•	one-time cost to Citrix of $50,000 for premiums for a supplemental directors and officers liability insurance policy for the benefit of Mr. Templeton; and

•	reimbursement of legal fees in an amount of $29,220, plus an additional amount of $21,116 to cover the estimated taxes that Mr. Templeton would incur as a result of his receipt of such reimbursement payment.

Such payments and benefits were subject to the execution of a separation and release agreement by Mr. Templeton.

Mr. Templeton’s retention agreement did not provide for the acceleration of performance-based awards upon his retirement. As a result, Mr. Templeton forfeited 155,582 performance-based restricted stock units upon his departure.

Executive Chairman, Interim Chief Executive Officer and President

As previously discussed, Mr. Calderoni, a director of Citrix since June 2014, was appointed Executive Chairman in July 2015 in connection with Citrix entering into a cooperation agreement with Elliott. In connection with Mr. Calderoni’s appointment, the Compensation Committee worked with our independent compensation consultant to understand market practices, considered benchmarking data for similar Executive Chairman roles and determined that an annual base salary of $1,000,000 for Mr. Calderoni was appropriate. Mr. Calderoni was also granted a mix of service-based and performance-based equity awards. When determining the level and type of awards granted to Mr. Calderoni, the Compensation Committee sought to align the awards with the expected length of time that Mr. Calderoni would serve in his role as Executive Chairman, which was estimated to be approximately eighteen months, and his responsibilities

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while serving in this role, including leading the search for our new Chief Executive Officer, and leading us through our operational and strategic reviews. Specifically, the Compensation Committee focused on Mr. Calderoni’s critical role and focus on increasing company profitability to bring Citrix in line with comparable companies. Accordingly, a substantial portion of Mr. Calderoni’s equity compensation granted upon his appointment as Executive Chairman is performance-based and has performance metrics that reflect this focus.

Mr. Calderoni was granted 23,826 performance-based awards that vest based on achievement of company non-GAAP operating margin over fiscal year 2016 and 23,826 performance-based awards that vest based on attainment of company total shareholder return at the end of the performance period ending January 31, 2017, each with performance metrics as described above. Further, Mr. Calderoni was granted 95,303 service-based awards on August 1, 2015 that vest monthly over the eighteen-month period he is expected to serve as Executive Chairman. Mr. Calderoni was not granted any additional equity-based awards in the company’s executive compensation refresh cycle for 2016 that concluded in March 2016, and no other equity-based awards are planned for Mr. Calderoni in 2016. The Compensation Committee will regularly assess Mr. Calderoni’s compensation during his tenure as Executive Chairman.

Following an extensive candidate search and interview process, in October 2015, our CEO search was still ongoing due to the unpredictable nature of CEO searches.

Simultaneously, the work of the Operations Committee had proceeded, and it became clear that a number of senior leaders would be leaving Citrix. These developments triggered our Board of Directors and Mr. Templeton to agree that it was appropriate for Mr. Templeton to retire, although a permanent successor Chief Executive Officer had not yet been identified. No internal candidates had the right combination of operational leadership and deep product management experience; and it was critical that the Board of Directors appoint someone with the knowledge and skills necessary to manage and guide the company as our management team focused on time-sensitive initiatives critical to our company’s future success.

Upon Mr. Calderoni’s appointment to Interim Chief Executive Officer and President in October 2015, our Board of Directors and Compensation Committee re-evaluated Mr. Calderoni’s total compensation and considered the exceptional circumstances facing the company and the importance of Mr. Calderoni driving the execution of our strategic and operational initiatives, including the search for our new Chief Executive Officer and executing on the actions needed to increase our profitability and to bring Citrix in line with comparable companies in order to create significant shareholder value. Special consideration was given to the fact that the roles of President and Chief Executive Officer and Executive Chairman are different and distinct, and that Mr. Calderoni was assuming important incremental responsibilities as Interim Chief Executive Officer and President as indicated in the table below:

Responsibilities of Executive Chairman	Responsibilities of Interim Chief Executive Officer and President

•    Led Chief Executive Officer search (Chair of Search Committee)

•    Drives development of our strategic plan to improve Citrix’s margins, profitability and capital structure, including 2015 operational review and review of strategic alternatives for GoTo family of products

•    Sets agenda for and chairs Board meetings

•    Coordinates with chairs of Board committees

•    Assists Nominating and Corporate Governance Committee with the Board’s annual evaluation and self-assessment

•    Assists Nominating and Corporate Governance Committee with Board composition and evolution planning, including review of committee memberships

•    Worked with the management team on the operational review and its detailed implementation to improve Citrix’s margins, profitability and capital structure

•    Oversaw all corporate functions and go-to-market activities

•    Oversaw the attainment of our strategic, operational and financial goals in 2015 and strategic and operational planning for 2016

•    Set current strategic imperatives and priorities of the organization

•    Chief spokesperson to our employees, customers, partners and shareholders

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Our Compensation Committee considered the elements of Mr. Calderoni’s compensation; and, as a result, the Compensation Committee recommended entering into an employment agreement with Mr. Calderoni that, despite Mr. Calderoni taking on considerably more responsibility in his role as Interim Chief Executive Officer and President, provided for no changes to his annual base salary. Our Compensation Committee recognized that Mr. Calderoni had been playing, and would continue to play, a significant role in achieving our financial goals for 2015 and as a result determined that it would be appropriate to align Mr. Calderoni with the rest of the executive team through participation in our 2015 Variable Cash Incentive Plan for the period of the fiscal year that he would significantly impact our financial results. Consequently, Mr. Calderoni’s employment agreement provided for Mr. Calderoni’s participation in our Variable Cash Compensation Plan at a target variable cash compensation level equal to 125% of his base salary, prorated for the period beginning on the date he was appointed as Executive Chairman, the date that Mr. Calderoni began to significantly impact our financial results, and ending on the date that a permanent Chief Executive Officer was appointed. As Interim Chief Executive Officer and President, Mr. Calderoni’s base salary was set at the market median, and his variable cash compensation was set at the 25th percentile of Citrix’s current executive compensation peer group. In accordance with his employment agreement, Mr. Calderoni received base salary compensation of $430,556 in 2015, and he was awarded pro-rated variable cash compensation of $636,818 in accordance with our 2015 Variable Cash Compensation Plan.

To further incentivize Mr. Calderoni to assume the role of Interim Chief Executive Officer and President for an unknown period of time and in light of the significance of Mr. Calderoni’s role discussed above, the Compensation Committee recommended that Mr. Calderoni be awarded 102,851 service-based restricted shares that vest in 12 monthly installments starting on November 2, 2015. Our Compensation Committee sought advice from its independent compensation consultant to understand market practices in similar situations, even though there are only a very limited number of relevant data points from which to assess market practice. The Compensation Committee also considered other factors, including the combined value of Mr. Calderoni’s service and performance-based awards that were granted upon his appointment as Executive Chairman and the potential time that Mr. Calderoni could serve in his role as Interim Chief Executive Officer and President (which our Compensation

Committee estimated to be up to one year) when determining the level of his incremental equity grant upon being appointed Interim Chief Executive Officer and President. Our Compensation Committee determined that, based on a holistic assessment of these factors, the size and vesting provisions of this award were appropriate under the circumstances and reasonable in light of the equity value that successful execution of our operational and strategic initiatives would likely create for our shareholders.

The disinterested members of our Board of Directors, including Mr. Cohn, the representative from Elliott on our Board, unanimously approved Mr. Calderoni’s employment agreement, including his equity awards, upon the recommendation of the Compensation Committee.

Current Chief Executive Officer

In January 2016, our Board of Directors concluded its search process for our next President and Chief Executive Officer with the appointment of Kirill Tatarinov as our President and Chief Executive Officer. Our CEO search focused on identifying leaders that have demonstrated both strong product management and operational leadership skills. Kirill Tatarinov, who most recently served as Executive Vice President of the Microsoft Business Solutions Division has a proven track record of growing businesses and driving operational performance. Because of these demonstrated skills, in January 2016, our Board identified Mr. Tatarinov as the best person to lead our company for the long-term and to execute on the operational and strategic initiatives that we started in 2015. He was appointed President and Chief Executive Officer in January 2016 and joined our Board as a director at that time.

In approving the initial annual compensation and equity awards for Mr. Tatarinov, our Compensation Committee was mindful of both the fierce competition for talented executives in the technology sector and the demands on, and responsibilities of, a leader of a global organization of the scale and complexity of Citrix focused on significant operational and strategic transitions. Further, our Compensation Committee recognized the challenges in not only finding an individual to fit the specific needs of Citrix, but also in retaining that person during a time when the company is going through a significant transition and the Board is driving substantial change. Accordingly, our Compensation Committee, with assistance from our independent compensation consultant, conducted a comprehensive review of pay structures for chief executive

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officers at peer companies. As a result of that review, our Compensation Committee determined that it was important to establish a compensation framework for Mr. Tatarinov that would provide a total target compensation opportunity that was competitive with those of chief executive officers at other major global technology companies, that included long-term company performance as a significant portion of pay and that provided the opportunity to build significant ownership when the chief executive officer creates sustained long-term value for shareholders. Therefore, our Compensation Committee determined that it was important to align a significant amount of Mr. Tatarinov’s compensation to company performance.

As a result of that review, our Board of Directors and Compensation Committee approved an initial target direct compensation package that is 57% performance-based for Mr. Tatarinov (base salary, service-based restricted stock, performance-based restricted stock units and target variable cash). This percentage of performance-based target direct compensation is above average when compared to the pay mix for Chief Executive Officers in our current peer group.

In connection with Mr. Tatarinov’s employment, we entered into an employment agreement with Mr. Tatarinov that provides for an initial base salary of $1,000,000, which will be subject to annual review. In addition, Mr. Tatarinov is entitled to participate in our Variable Cash Compensation Program at an annual target variable cash payment of 125% of his base salary. Mr. Tatarinov’s base salary is at the market median, and his variable cash compensation is at the 25th percentile, of Citrix’s current executive compensation peer group. Upon the commencement of his employment with us and to align Mr. Tatarinov’s incentives with the interests of our shareholders, Mr. Tatarinov received an initial grant of 118,588 service-based shares of restricted stock that vest in twelve quarterly installments over a three-year period and 220,235 performance-based restricted stock units that vest based on our compounded annualized total shareholder return over a three-year performance period as described below.

In determining the performance metrics of Mr. Tatarinov’s performance-based restricted stock units, our Board of Directors and Compensation Committee considered three objectives:

•	Provide an incentive that has clear performance measures and aligned rewards;

•	Provide meaningful retention value and reward for performance even during a market downturn if Citrix outperforms similar software companies; and

•	Reward performance throughout the three-year performance period.

Our Compensation Committee deviated from our typical equity compensation program to recruit and retain Mr. Tatarinov and to draw him away from competing opportunities. To achieve the first objective, our Compensation Committee tied vesting of Mr. Tatarinov’s performance-based restricted stock units to absolute total shareholder return based on a rigorous compound annual growth hurdle calculated using the trailing 20-trading day average closing price on the grant date and the trailing 20-trading day average closing price on the last day of the performance period on January 24, 2019 so as to payout only on sustained increases in total shareholder value, in accordance with the following payout curve (utilizing straight-line interpolation between percentages for any total shareholder return percentage greater than 5%):

Our Compensation Committee determined that this metric was sufficiently challenging to align Mr. Tatarinov’s interests with those of our shareholders. For example, to achieve an absolute total shareholder return based on

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compound annual growth of 10%, which would result in Mr. Tatarinov receiving 100% of his performance-based award, the trailing 20-trading day average share price at the end of the performance period would have to be at least $94.27 as compared to the opening share price of Mr. Tatarinov’s award of $70.83. Based on the outstanding shares on January 25, 2016, the date of grant of Mr. Tatarinov’s award, a share price of $94.27 would result in a market capitalization of $14.5 billion as compared to the grant date market capitalization of $10.9 billion based on the opening share price of Mr. Tatarinov’s award and the outstanding shares on the date of grant. Further, to achieve an absolute total shareholder return based on compound annual growth of 30%, which would result in Mr. Tatarinov receiving 200% of his performance-based award, the trailing 20-trading day average share price at the end of the performance period would have to be at least $155.61 as compared to the opening share price of Mr. Tatarinov’s award of $70.83. This would result in a market capitalization of $23.9 billion as compared to the current market capitalization of $10.9 billion.

To achieve the second objective of meaningful retention during a challenging market environment, our Compensation Committee provided a means to reward Mr. Tatarinov for superior relative performance during a period of market correction. Mr. Tatarinov may receive a portion of his performance-based award based on Citrix’s relative total shareholder return percentile rank compared to companies included in the S&P Computer Software Select Index as follows:

		Absolute TSR (based on compound annual growth)
		Negative	0-4.99%	5%	10%	20%	30%
Relative TSR Percentile	Less than 60th Percentile	0%	0%	50%	100%	150%	200%
	60th to 74.9th Percentile	25%	50%	75%	100%	150%	200%
	75th to 84.9th Percentile	50%	75%	100%	100%	150%	200%
	85th Percentile or higher	75%	100%	100%	100%	150%	200%

Mr. Tatarinov will receive no payment if relative total shareholder return is below the 60th percentile and absolute total shareholder return is below 5%, and the payout in a negative shareholder return scenario is capped at 75% of target and awarded only if Citrix’s performance is at or above the 85th percentile.

To achieve the third objective of rewarding performance not just at the end of the three year performance period but also throughout the performance period, the Compensation Committee provided for an interim measurement of performance. Following an interim measurement period of eighteen months, the Compensation Committee will determine the number of restricted stock units that would be deemed earned based on performance to date, and only up to 33% of the target award may be earned by Mr. Tatarinov based on such interim performance. Further, any restricted stock units that are deemed earned will remain subject to continued service and will not vest until the end of the full three-year performance period.

Mr. Tatarinov’s new hire long-term equity incentive award is approximately three times the market median for annual long-term equity incentive awards to Chief Executive Officers among Citrix’s executive compensation peer group when measured on a value basis. Based on the experience and recommendation of its independent compensation consultant, our Compensation Committee believes that Mr. Tatarinov’s new hire long-term equity incentive award is consistent with market practice for new Chief Executive Officers (that is, approximately three times the market median annual long-term equity incentive award) and that the award mix, which is 65% performance-based with a focus on compounded annual total shareholder return measured on an absolute basis versus relative total shareholder return, is more heavily performance-based than comparable Chief Executive Officer compensation packages in our peer group.

Mr. Tatarinov is not eligible for an annual equity award grant until fiscal year 2017.

Our Board of Directors, including Mr. Cohn, the representative from Elliott on our Board who also served on our CEO Search Committee and played a leading role in the recruitment of Mr. Tatarinov, unanimously approved

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Mr. Tatarinov’s employment agreement, including his equity awards, upon the recommendation of the Compensation Committee.

Mr. Calderoni continues in his role as Executive Chairman on our Board of Directors, and is focused on working with Mr. Tatarinov to drive the execution of our strategic plan, including operational efficiency, capital structure and product portfolio simplification. Our Board will evaluate the appropriateness of the role of Executive Chairman on an ongoing basis based on progress towards the execution of our strategic and operational initiatives.

Other Named Executive Officers Cash Compensation – Base Salary and Variable Cash Compensation

Executive Vice President, Chief Operating Officer and Chief Financial Officer

As Executive Vice President, Chief Financial Officer and Chief Operating Officer, David J. Henshall is responsible for overseeing our relations with our investors, budgeting and planning, financial accounting, operations, tax, treasury, human resources, legal, information technology and security, and supply chain management. Mr. Henshall is also responsible for developing our overall financial and capital management strategies.

As discussed above, effective April 1, 2015, Mr. Henshall’s annual base salary was increased from $675,000 to $695,000. As a result, in 2015, Mr. Henshall received base salary compensation of $690,000.

For 2015, Mr. Henshall’s target variable cash compensation award as a percentage of base salary was set at 100% of his base salary. For 2015, Mr. Henshall was awarded variable cash compensation of $823,158 in accordance with our 2015 Variable Cash Compensation Plan.

In connection with the incentive program we implemented in 2015, we entered into an incentive agreement with Mr. Henshall that provides certain benefits as discussed above under the heading 2015 Executive Incentive Program beginning on page 43.

Former Senior Vice President, Customer Experience & Marketing and Chief Marketing Officer

As our former Senior Vice President, Customer Experience & Marketing and Chief Marketing Officer, Robson B. Grieve was responsible for overseeing our worldwide customer experience and marketing efforts.

Mr. Grieve joined us in January 2015, and his annual base salary for 2015 was $395,000. The Compensation Committee considered benchmarking data for compensation of similar Chief Marketing Officer roles as well as Mr. Grieve’s compensation at his previous position when determining his compensation for 2015. In November 2015, Mr. Grieve notified us that he was leaving Citrix. As a result, in 2015, Mr. Grieve received base salary compensation of $303,371.

For 2015, Mr. Grieve’s target variable cash compensation as a percentage of base salary was set at 60% of his base salary, and he was awarded prorated variable cash compensation of $213,796 in accordance with our 2015 Variable Cash Compensation Plan. The actual payment made to Mr. Grieve was $163,998, which reflects his variable cash compensation award net of relocation expenses recovered by Citrix.

Senior Vice President and General Manager, Mobility Apps

As Senior Vice President and General Manager, Mobility Apps, Christopher S. Hylen oversees our Mobility Apps business unit, and is responsible for the strategy and operations of our GoTo family of products. As previously announced, we intend to spinoff the GoTo family of products into an independent public company in late 2016. Following the proposed spinoff of our GoTo family of products, Mr. Hylen will be the Chief Executive Officer of the new company.

As discussed above, effective April 1, 2015, Mr. Hylen’s annual base salary was increased from $420,000 to $435,000. As a result, in 2015, Mr. Hylen received base salary compensation of $431,250.

For 2015, Mr. Hylen’s target variable cash compensation award as a percentage of base salary was set at 90% of his base salary. For 2015, Mr. Hylen was awarded variable cash compensation of $463,693 in accordance with our 2015 Variable Cash Compensation Plan.

In connection with the incentive program we implemented in 2015, we entered into an incentive agreement with Mr. Hylen that provides certain benefits as discussed above under the heading 2015 Executive Incentive Program beginning on page 43.

In February 2016, we entered into an employment agreement with Mr. Hylen with respect to his role as the future Chief Executive Officer of the new public company expected to be created in connection with the proposed spinoff of our GoTo family of products. Mr. Hylen’s

2016 Proxy Statement	63

employment agreement as Chief Executive Officer of the to-be-spun business, or SpinCo, which will become effective only if the proposed spinoff is completed. The agreement provides an initial base salary of $525,000, and under its terms Mr. Hylen will be entitled to participate in SpinCo’s executive variable cash compensation program at an annual target variable cash payment of 100% of his base salary and a maximum variable cash payment of 200% of his base salary, as determined by SpinCo’s Compensation Committee. In addition, Mr. Hylen will receive an initial equity award from SpinCo with an aggregate value of $8,000,000, consisting of 50% of time-based restricted stock units that vest in three equal annual installments and 50% of performance-based restricted stock units that vest over a three-year performance period based on SpinCo’s compounded annualized total shareholder return relative to SpinCo’s peer group companies. The employment agreement also provides for severance pay and other benefits upon termination of Mr. Hylen’s employment by SpinCo without cause or for good reason.

At the time we entered into the employment agreement with Mr. Hylen, his incentive agreement was amended to provide certain benefits specifically related to the proposed separation of the GoTo business. Mr. Hylen will be entitled to a $150,000 cash bonus payable upon completion of the spinoff or a spin-merge transaction involving the GoTo business if he remains employed with Citrix through such date. Also, if Mr. Hylen’s employment is terminated on account of the spinoff or a spin-merge transaction involving the GoTo business, he will be entitled to payment of his target variable cash compensation for that year on a prorated basis. Upon the effective date of the spinoff or spin-merge transaction, he will vest in the unvested portion of the 20,000 service-based restricted stock units granted to him on September 1, 2015, and subject to Compensation Committee approval, accelerated vesting of the 20,000 performance-based restricted stock units granted to him on October 1, 2015 given that the successful completion of the spinoff would achieve the business objective set by the Compensation Committee when it made these grants to Mr. Hylen.

Senior Vice President and General Manager, Delivery Networks

As Senior Vice President and General Manager, Delivery Networks, Klaus Oestermann is responsible for overseeing our Delivery Networks business unit. Mr. Oestermann was promoted to this position in February 2015.

In connection with his promotion to the executive leadership team, Mr. Oestermann’s annual base salary was increased from $360,360 to $425,000 to bring his base salary in line with the market median for similar positions in our executive compensation peer group. As a result, in 2015, Mr. Oestermann received base salary compensation of $392,173.

Mr. Oestermann’s target variable cash compensation award as a percentage of base salary was set at 75% of his base salary, and, in connection with his promotion to the executive leadership team, was increased to 90% of his base salary. For 2015, Mr. Oestermann was awarded variable cash compensation of $333,293 in accordance with our 2015 Variable Cash Compensation Plan. Further, Mr. Oestermann’s award reflects participation in two different variable cash plans in 2015 due to his promotion to the executive leadership team in February 2015.

In connection with the incentive program we implemented in 2015, we entered into an incentive agreement with Mr. Oestermann that provides certain benefits as discussed above under the heading 2015 Executive Incentive Program beginning on page 43.

Former Chief Strategy Officer, Senior Vice President and General Manager, Workspace Services

As our former Chief Strategy Officer, Senior Vice President and General Manager, Workspace Services, T. Geir Ramleth was responsible for overseeing our enterprise product strategy and our Workspace Services business unit.

Mr. Ramleth joined us in December 2014, and his annual base salary upon joining Citrix and through 2015 was $580,000. When determining Mr. Ramleth’s compensation, the Compensation Committee considered benchmarking data for compensation of similar Chief Strategy Officer and general manager roles as well as Mr. Ramleth’s compensation at his previous position. In 2015, Mr. Ramleth received base salary compensation of $580,000.

For 2015, Mr. Ramleth’s target variable cash compensation award as a percentage of base salary was set at 100% of his base salary. For 2015, Mr. Ramleth was awarded variable cash compensation of $686,952 in accordance with our 2015 Variable Cash Compensation plan.

In connection with the incentive program we implemented in 2015, we entered into an incentive agreement with

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Mr. Ramleth that provides certain benefits as discussed above under the heading 2015 Executive Incentive Program beginning on page 43.

Mr. Ramleth left Citrix at the end of December 2015; and, in accordance with the terms of his incentive agreement, Mr. Ramleth became entitled to receive: a cash payment equal to the sum of his annual base salary and target variable cash compensation; accelerated vesting of his service-based equity awards scheduled to vest within 12 months of his separation, consisting of 40,000 restricted stock units; continuation of certain benefits through the 18 month period immediately following his separation; and reimbursement for legal fees incurred in connection with his separation. The total value of the payments and benefits provided to Mr. Ramleth under the terms of his incentive agreement and the related separation and release agreement was approximately $4,238,967, which consisted of the following:

•	cash payment of $1,160,000;

•	vesting of service-based equity awards of $3,026,000 (consisting of 40,000 restricted stock units multiplied by a per share price of $75.65, which was the closing price per share of our common stock on December 31, 2015);

•	health benefits continuation of approximately $20,967; and

•	reimbursement of legal fees in the amount of $32,000.

Such payments and benefits were subject to the execution of a separation and release agreement by Mr. Ramleth.

Senior Vice President Worldwide Sales and Services

As Senior Vice President, Worldwide Sales and Services, Carlos E. Sartorius is responsible for overseeing our worldwide sales and services efforts. Mr. Sartorius was promoted to this position in January 2015.

Mr. Sartorius’ 2015 salary was increased from $444,021 to $525,000 in connection with his appointment as Senior Vice President, Worldwide Sales and Services to bring his base salary in line with the market median for similar positions in our executive compensation peer group. As a result, in 2015, Mr. Sartorius received base salary compensation of $522,531.

Mr. Sartorius’ target variable cash compensation award as a percentage of base salary was set at 75% of his base salary, and, in connection with his promotion to the executive leadership team, was increased to 100% of his base salary. For 2015, Mr. Sartorius was awarded variable cash compensation of $621,810 in accordance with our 2015 Variable Cash Compensation Plan.

In connection with the incentive program we implemented in 2015, we entered into an incentive agreement with Mr. Sartorius that provides certain benefits as discussed above under the heading 2015 Executive Incentive Program beginning on page 43.

Other Named Executive Officers Equity – Based Long-term Incentive Compensation

On January 26, 2015, upon joining Citrix, as a new hire award, Mr. Grieve was awarded 40,000 service-based restricted stock units that vest over three years, with one-third of the units vesting on the first, second and third anniversaries of the date of the award agreement. Mr. Grieve forfeited all of his restricted stock units upon his departure from our company in November 2015.

On March 30, 2015, certain of our Named Executive Officers, were awarded a market performance-based restricted stock unit award pursuant to which each executive officer is eligible to earn restricted stock units based on the total return to our shareholders over a three-year performance period compared to the return on the XCMP described above. Attainment levels will be determined within 60 days of the end of the performance period (December 31, 2017 for the grants made in 2015). In March 2015, the following executives were awarded grants of market performance-based restricted stock units at the following target award levels:

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Name and Principal Position	Target Market Performance- Based Restricted Stock Unit Awards
David J. Henshall Executive Vice President, Chief Operating Officer and Chief Financial Officer	28,124
Robson B. Grieve(1) Former Senior Vice President, Customer Experience & Marketing and Chief Marketing Officer	15,591
Christopher S. Hylen Senior Vice President and General Manager, Mobility Apps	15,591
Klaus Oestermann Senior Vice President and General Manager, Delivery Networks	12,473
T. Geir Ramleth(2) Former Chief Strategy Officer, Senior Vice President and General Manager, Workspace Services	23,386
Carlos E. Sartorius Senior Vice President, Worldwide Sales and Services	20,268

(1)	Mr. Grieve forfeited all of his restricted stock units upon his departure from our company in November 2015.
(2)	Mr. Ramleth forfeited this restricted stock unit award upon his departure from our company in December 2015.

On March 30, 2015, the following Named Executive Officers, were also awarded service-based restricted stock units as part of our annual compensation process, which vest in three equal annual installments as follows:

Name and Principal Position	Service- Based Restricted Stock Unit Awards
David J. Henshall Executive Vice President, Chief Operating Officer and Chief Financial Officer	28,124
Christopher S. Hylen Senior Vice President and General Manager, Mobility Apps	15,591
Klaus Oestermann Senior Vice President and General Manager, Delivery Networks	12,473
Carlos E. Sartorius Senior Vice President, Worldwide Sales and Services	20,268

The Compensation Committee approved each award. The number of restricted stock units potentially awardable under each executive officer’s respective restricted stock unit award was determined in accordance with the factors discussed above.

In addition, in September 2015, in connection with the 2015 executive incentive program previously discussed, certain of our Named Executive Officers were awarded special, one-time service-based restricted stock units that vest in two equal installments on April 1, 2016 and October 1, 2016 to retain key leaders and maintain the continuity and stability of our management team during a time of transition:

Name and Principal Position	Service- Based Restricted Stock Unit Awards
David J. Henshall Executive Vice President, Chief Operating Officer and Chief Financial Officer	35,000
Robson B. Grieve(1) Former Senior Vice President, Customer Experience & Marketing and Chief Marketing Officer	20,000
Christopher S. Hylen Senior Vice President and General Manager, Mobility Apps	20,000
Klaus Oestermann Senior Vice President and General Manager, Delivery Networks	20,000
T. Geir Ramleth Former Chief Strategy Officer, Senior Vice President and General Manager, Workspace Services	25,000
Carlos E. Sartorius Senior Vice President, Worldwide Sales and Services	25,000

(1)	Mr. Grieve forfeited all of his restricted stock units upon his departure from our company in November 2015.

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Further, in October 2015, also in connection with the 2015 executive incentive program, certain of our Named Executive Officers were awarded special, one-time performance-based awards pursuant to which each executive officer is eligible to earn restricted stock units based on our non-GAAP operating margin achievement.

Attainment levels will be determined within 60 days of the end of the performance period (December 31, 2016). The following named executive officers were awarded performance-based awards at the following target award levels:

Name and Principal Position	Target Performance- Based Restricted Stock Unit Awards
David J. Henshall Executive Vice President, Chief Operating Officer and Chief Financial Officer	35,000
Robson B. Grieve(1) Former Senior Vice President, Customer Experience & Marketing and Chief Marketing Officer	20,000
Christopher S. Hylen Senior Vice President and General Manager, Mobility Apps	20,000
Klaus Oestermann Senior Vice President and General Manager, Delivery Networks	20,000
T. Geir Ramleth(2) Former Chief Strategy Officer, Senior Vice President and General Manager, Workspace Services	25,000
Carlos E. Sartorius Senior Vice President, Worldwide Sales and Services	25,000

(1)	Mr. Grieve forfeited all of his restricted stock units upon his departure from our company in November 2015.
(2)	Mr. Ramleth forfeited this restricted stock unit award upon his departure from our company in December 2015.

The Compensation Committee approved each award in connection with the 2015 executive incentive program. The Compensation Committee determined the number of service-based restricted stock units and target award levels for the performance-based restricted stock units considering input from its independent compensation consultant and a number of other factors, such as our executive officers current cash compensation, unvested equity value and the extraordinary circumstances facing our company at the time.

In March, 2016, during our 2016 annual equity grant program, the performance-based restricted stock awards we granted to our executive officers were structured to have the same performance metrics as Mr. Tatarinov’s performance-based award, as discussed above, except that these awards have a performance period ending on March 30, 2019 and an opening average share value of $76.29.

Other Compensation Policies and Information

Equity Award Grant Policy

In 2007, the Compensation Committee adopted the Citrix Equity Award Grant Policy, or the Awards Policy. The Awards Policy enhances our controls with respect to grants of equity awards by establishing procedures for approving and pre-determining the dates on which awards will be made. Pursuant to the Awards Policy, unless a different date is set by our Board of Directors or the Compensation Committee, annual grants of full value awards are made on the last business day in March on or prior to March 30th. The Awards Policy also establishes fixed grant dates for new hire and performance grants. An employee’s eligibility to receive an award as of a particular, fixed grant date is subject to the time of the month in which the employee’s employment begins or promotion is effective or, if later, the date on which all documentation necessary for the approval of the grant is obtained. A copy of our Awards Policy is available on the Corporate Governance section of our website at http://www.citrix.com/about/governance.html under Governance Documents.

Executive Stock Ownership Guidelines

To align the interests of our executive officers with the interests of our shareholders, our Board of Directors has established stock ownership guidelines for our executive officers. Under our current guidelines, our Chief Executive Officer is expected to own at least 100,000 shares of our common stock, our Chief Operating Officer is expected to own at least 50,000 shares of our common stock, our Chief Financial Officer is expected to own at least 25,000 shares

2016 Proxy Statement	67

of our common stock and each other executive officer is expected to own at least 20,000 shares of our common stock. To comply with these guidelines, each executive officer is required to retain an amount equal to one-third (1/3) of the net shares (those shares remaining after shares are deducted or withheld to cover any exercise price or tax obligations arising in connection with the exercise, vesting or payment of an equity award) received as a result of the exercise, vesting or payment of any equity-based award granted to the executive officer by the company unless such executive officer holds the applicable guideline number of shares. Each of our executive officers is expected to hold such shares for so long as he or she is one of our executive officers. Failure to satisfy the stock holding guidelines when required to do so will result in suspension of an executive officer’s ability to sell shares of our common stock until the requisite ownership levels are reached. Our executive officers may accumulate shares of our common stock through stock option exercises, settlement of restricted stock units or other awards and open market purchases made in compliance with applicable securities laws, our policies or any other equity plans we may adopt from time to time. Shares of our common stock beneficially owned (unless the executive officer disclaims beneficial ownership of the shares) and vested restricted stock (including vested but deferred restricted stock units) count towards the satisfaction of the ownership guidelines. Given the nature and expected duration of his role, our Board of Directors determined that Mr. Calderoni, as Executive Chairman, would be subject to our director ownership guidelines and not these executive ownership guidelines.

Policy Concerning Hedging And Pledging Transactions

Certain transactions in Citrix securities (such as buying or selling puts, calls or other derivative securities of Citrix securities, or any derivative securities that provide the economic equivalent of ownership of any Citrix securities or an opportunity, direct or indirect, to profit from any change in the value of Citrix securities, or engaging in any other hedging transactions with respect to Citrix securities)

create a heightened compliance risk or could create the appearance of misalignment between management and shareholders. As a result, our insider trading policy prohibits our executive officers and directors from engaging in hedging transactions, such as in short sales and/or derivative transactions, purchasing Citrix securities on margin, holding Citrix securities in an account that is, or is linked to, a margin account, and pledging Citrix securities as collateral for a loan.

Policy Regarding 10b5-1 Trading Plans

Under our policies, our directors and executive officers may not trade in Citrix stock unless pursuant to a trading plan that meets the requirements of the Securities and Exchange Commission’s Rule 10b5-1 and our additional policy requirements, unless an exception is approved by the Chair of our Nominating and Corporate Governance Committee. These additional policy requirements currently include:

•	a prohibition on any trades earlier than 90 days after the trading plan is approved by Citrix;

•	a prohibition on any adoption, cancellation, suspension, expansion or other modification to a trading plan during our quarterly earnings blackout periods; and

•	a minimum one-year term unless the trading plan is exhausted earlier through sales of shares.

On a quarterly basis, we disclose Rule 10b5-1 trading plan adoptions by our directors and executive officers in our Annual Report on Form 10-K or quarterly reports on Form 10-Q.

Policy Regarding Change In Control Arrangements

It is our policy that we will not enter into any agreements with our executive officers that provide the executive officer with severance payments following a change in control unless such agreements provide for a double-trigger termination event (that is, upon the termination of the executive officer’s employment without cause or for good reason following a change in control).

68

Summary of Executive Compensation

The following table sets forth certain information with respect to compensation for the years ended December 31, 2015, 2014 and 2013 earned by or paid to our President and Chief Executive Officer, our Executive Vice President, Chief Operating Officer and Chief Financial Officer, our three other most highly-compensated executive officers and two additional individuals who would have been listed as one of our most highly-compensated executive officers but who were no longer serving as an executive officer at the end of our last fiscal year, referred to as our Named Executive Officers, as determined in accordance with applicable SEC rules.

SUMMARY COMPENSATION TABLE

FOR THE 2015, 2014 AND 2013 FISCAL YEARS

Name and Principal Position	Year	Salary ($)*	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Robert M. Calderoni(2)	2015	430,556	—	18,254,249		—	636,818	(3)	309,811	(4)	19,631,434
Executive Chairman, Interim Chief Executive Officer and President
Mark B. Templeton	2015	740,057	—	8,781,788		—	1,147,197	(5)	5,175,727	(6)	15,844,769
Former President and	2014	900,000	—	5,993,263		—	965,412		24,939		7,883,614
Chief Executive Officer	2013	897,500	—	9,951,874		—	634,608		24,051		11,508,033
David J. Henshall	2015	690,000	—	8,523,444		—	823,158		16,010	(7)	10,052,612
Executive Vice President,	2014	666,250	—	4,941,335		—	603,383		15,778		6,226,746
Chief Operating Officer and	2013	565,000	500,000(8)	4,494,316		—	318,185		15,520		5,893,021
Chief Financial Officer
Robson B. Grieve(9)	2015	303,731	—	6,274,307	(10)	—	163,998	(11)	317,720	(12)	7,059,756
Former Senior Vice President, Customer Experience & Marketing and Chief Marketing Officer
Christopher S. Hylen(13)	2015	431,250	—	4,810,543		—	463,693		19,148	(14)	5,724,634
Senior Vice President and General Manager, Mobility Apps
Klaus Oestermann(15)	2015	392,173	—	4,420,699		—	333,293	(16)	15,403	(17)	5,161,568
Senior Vice President and General Manager, Delivery Networks
T. Geir Ramleth(18)	2015	580,000	—	5,459,553		—	686,952		1,230,245	(19)	7,956,750
Former Chief Strategy Officer, Senior Vice President and General Manager, Workspace Services
Carlos E. Sartorius(20)	2015	522,531	—	6,110,608		—	621,810		439,191	(21)	7,694,140
Senior Vice President, Worldwide Sales and Services

*	Each year, our salary levels are determined during our first fiscal quarter and become effective April 1, except in 2014 when our Executive Vice President, Chief Operating Officer and Chief Financial Officer’s salary was determined and became effective on February 1, 2014 upon his promotion to Chief Operating Officer, and in 2015 when our Senior Vice President and General Manager, Delivery Networks’ salary was increased in connection with his promotion to such position, and our Senior Vice President, Worldwide Sales and Services’ salary was increased in connection with his promotion to such position. The amounts represented in this table reflect salary actually paid during the fiscal year.
(1)

These amounts represent the aggregate grant date fair value of restricted stock unit and restricted stock awards in the year in which the grant was made. The assumptions we used for calculating the grant date fair value are set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on February 18, 2016. These amounts do not represent the actual amounts paid to or realized by the executive officer for these awards during fiscal years 2015, 2014 or 2013. The value as of the grant date for restricted stock awards is recognized over the number of days of service required for the grant to become vested. In the case of market performance-based and performance-based restricted stock units, the fair value is reported for the probable outcome, which

2016 Proxy Statement	69

for this purpose is estimated as 100% target achievement. The fair value of awards at the maximum level of achievement for market performance-based and performance-based restricted stock units for 2015 is as follows: Mr. Calderoni, $4,387,796; Mr. Templeton, $7,609,655; Mr. Henshall, $8,867,890; Mr. Grieve, $5,008,814; Mr. Hylen, $5,008,814; Mr. Oestermann, $4,628,355; Mr. Ramleth, $6,736,560; and Mr. Sartorius, $6,356,101. The stock award amount for Mr. Templeton includes the incremental fair value of stock awards of $984,417 determined in connection with Mr. Templeton’s retirement. The stock award amount for Mr. Ramleth includes the incremental fair value of stock awards of $456,273 determined in connection with the termination of Mr. Ramleth’s employment in December 2015.
(2)	Mr. Calderoni was not a Named Executive Officer for the fiscal years ended December 31, 2013 and 2014. Mr. Calderoni has served as a director of our company since 2014; and in July 2015, he was appointed as our Executive Chairman.
(3)	Mr. Calderoni’s non-equity incentive award is prorated to reflect less than one year of service.
(4)	Includes 401(k) matches made by our company ($7,950), fees earned or paid in cash to Mr. Calderoni as a director prior to his appointment as Executive Chairman ($33,781), an annual restricted stock unit grant made to Mr. Calderoni as a director prior to his appointment as Executive Chairman ($263,080) and the value of a company-covered physical examination available to each executive officer ($5,000).
(5)	Mr. Templeton received a non-equity incentive award amount prorated through the date of his retirement.
(6)	Includes retention bonus paid to Mr. Templeton pursuant to his retention agreement ($4,255,000), reimbursement of legal fees incurred by Mr. Templeton in connection with the negotiation of his retention agreement ($29,220), plus an additional amount to cover the estimated taxes that Mr. Templeton would incur as a result of his receipt of such reimbursement payment ($21,116), value of premiums due on certain life insurance policies until Mr. Templeton attains age 65 in 2018 ($75,335), cash surrender value of life insurance policies transferred to Mr. Templeton upon his retirement ($693,517), value of post-retirement benefit continuation ($25,977), premium for supplemental D&O insurance policy ($50,000), 401(k) matches made by our company ($7,874), premiums for split-dollar life insurance and disability policies ($12,688) and the value of a company-covered physical examination available to each executive officer ($5,000).
(7)	Includes 401(k) matches made by our company ($7,950), premiums for split-dollar life insurance and disability policies ($3,060), and the value of a company-covered physical examination available to each executive officer ($5,000).
(8)	Reflects $500,000 cash bonus award to Mr. Henshall for his service as Acting Chief Executive Officer during Mark Templeton’s leave of absence from October 2013 through February 2014.
(9)	Mr. Grieve began his employment with Citrix in 2015, and therefore was not a Named Executive Officer for the fiscal years ended December 31, 2013 and 2014. Mr. Grieve’s employment with Citrix ended in November 2015.
(10)	The fiscal 2015 stock award amount for Mr. Grieve includes the $6,274,307 total grant date fair value of those awards, even though the awards were forfeited in full upon the termination of his employment in November 2015.
(11)	Mr. Grieve’s non-equity incentive award is prorated to reflect less than one year of service, and is net of certain recovered relocation benefits.
(12)	Includes relocation benefits ($288,489), plus an additional amount to cover the estimated taxes that Mr. Grieve would incur as a result of receipt of such relocation benefits ($24,231) and the value of a company-covered physical examination available to each executive officer ($5,000). $49,798 of Mr. Grieve’s relocation benefits was repaid to the company.
(13)	Mr. Hylen was not a Named Executive Officer for the fiscal years ended December 31, 2013 and 2014.
(14)	Includes 401(k) matches made by our company ($7,950), premiums for split-dollar life insurance and disability policies ($6,198), and the value of a company-covered physical examination available to each executive officer ($5,000).
(15)	Mr. Oestermann was not a Named Executive Officer for the fiscal years ended December 31, 2013 and 2014.
(16)	Mr. Oestermann’s non-equity incentive award is prorated to reflect participation in two variable cash compensation plans in 2015 due to his promotion to the executive leadership team.
(17)	Includes 401(k) matches made by our company ($7,187), premiums for split-dollar life insurance and disability policies ($3,216), and the value of a company-covered physical examination available to each executive officer ($5,000).
(18)	Mr. Ramleth’s employment with Citrix ended in December 2015. Mr. Ramleth was not a Named Executive Officer for the fiscal years ended December 31, 2013 and 2014.
(19)	Includes 401(k) matches made by our company ($4,779), premiums for split-dollar life insurance and disability policies ($7,499), payments made pursuant to Mr. Ramleth’s incentive agreement ($1,160,000), value of post-termination benefit continuation ($20,967), reimbursement of legal fees incurred by Mr. Ramleth in connection with the negotiation of his separation agreement ($32,000) and the value of a company-covered physical examination available to each executive officer ($5,000).
(20)	Mr. Sartorius was not a Named Executive Officer for the fiscal years ended December 31, 2013 and 2014. A portion of Mr. Sartorius’ salary in fiscal 2015 was paid in Swiss Francs (CFH), which was attributable to his employment by our Swiss subsidiary during the first half of 2015. The CFH portion of Mr. Sartorius’ salary relates to the period from January 1, 2015 through June 30, 2015, and the salary column reflects the conversion from CFH into U.S. Dollars (USD) based on the average conversion rate between CFH and USD for such six-month period. The value of pension contributions and a leased automobile allowance attributable to the period Mr. Sartorius was employed by our Swiss subsidiary, which are included in “All Other Compensation” for Mr. Sartorius, were also converted from CFH into U.S. Dollars (USD) based on the average conversion rate between CFH and USD for the same six-month period.
(21)	Includes 401(k) matches made by our company ($3,610), pension contributions while Mr. Sartorius was an employee of our Swiss subsidiary ($62,422), relocation benefits in connection with relocation to the United States from Switzerland ($203,469), plus an additional amount to cover the estimated taxes that Mr. Sartorius would incur as a result of receipt of such relocation benefits ($15,928), a leased automobile allowance provided pursuant to Mr. Sartorius’ employment agreement while an employee of our Swiss subsidiary ($30,665), unpaid commissions due upon Mr. Sartorius relocating to the United States ($108,272), tax adviser services ($6,379), plus an additional amount to cover the estimated taxes that Mr. Sartorius would incur as a result of receipt of such tax adviser benefits ($3,446) and the value of a company-covered physical examination available to each executive officer ($5,000).

70

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2015 to the Named Executive Officers. Grants of equity incentive plan awards to each Named Executive Officer were made pursuant to the 2014 Plan, and grants of non-equity incentive plan awards to each Named Executive Officer were made pursuant to our Variable Cash Compensation Plan. There can be no assurance that the Grant Date Fair Value of the Stock Awards listed below will ever be realized.

GRANTS OF PLAN-BASED AWARDS TABLE

FOR THE 2015 FISCAL YEAR

										All
										Other
										Stock		All Other
										Awards:		Option		Grant
										Number		Awards:	Exercise	Date Fair
			Estimated Future Payouts			Estimated Future Payouts				of		Number of	or Base	Value of
		Comp.	Under Non-Equity			Under Equity Incentive				Shares		Securities	Price of	Stock and
		Comm.	Incentive Plan Awards			Plan Awards				of Stock		Underlying	Option	Option
Name	Grant Date	Action Date	Threshold ($)	Target ($)(1)	Maximum ($)	Threshold ($)	Target ($)(2)		Maximum ($)	or Units (#)		Options (#)	Awards ($/Sh)	Awards ($) (3)
Robert M. Calderoni	06/01/15									4,000	(4)			263,080
	08/01/15	07/27/15								95,303	(5)			7,205,860
	08/01/15	07/27/15				11,913	23,826	(6)	23,826					1,850,327
	08/01/15	07/27/15				11,913	23,826	(7)	23,826					687,142
	11/02/15	10/20/15								102,851	(8)			8,510,920
		10/16/15	375,000	1,250,000	2,500,000
Mark B. Templeton	03/30/15	02/17/15				31,182	62,364		124,728					3,804,828
	03/30/15	02/17/15								62,364				4,722,202
		02/17/15	360,750	1,202,500	2,405,000
David J. Henshall	03/30/15	02/17/15				14,062	28,124		56,248					1,715,845
	03/30/15	02/17/15								28,124				1,800,498
	09/01/15	08/31/15								35,000	(9)			2,289,000
	10/01/15	09/24/15				17,500	35,000	(10)	35,000					2,718,100
		02/17/15	208,500	695,000	1,390,000
Robson B. Grieve(11)	01/26/15	01/10/15								40,000				2,438,400
	03/30/15	02/17/15				7,796	15,591		31,182					951,207
	09/01/15	08/31/15								15,000	(9)			981,000
	10/01/15	09/24/15								5,000	(9)			350,500
	10/01/15	09/24/15				10,000	20,000	(10)	20,000					1,553,200
		01/10/15	71,100	237,000	474,000
Christopher S. Hylen	03/30/15	02/17/15				7,796	15,591		31,182					951,207
	03/30/15	02/17/15								15,591				998,136
	09/01/15	08/31/15								20,000	(9)			1,308,000
	10/01/15	09/24/15				10,000	20,000	(10)	20,000					1,553,200
		02/17/15	117,450	391,500	783,000
Klaus Oestermann	03/30/15	02/17/15				6,237	12,473		24,946					760,978
	03/30/15	02/17/15								12,473				798,521
	09/01/15	08/31/15								20,000	(9)			1,308,000
	10/01/15	09/24/15				10,000	20,000	(10)	20,000					1,553,200
		08/31/15	114,750	382,500	765,000
T. Geir Ramleth	03/30/15	02/17/15				11,693	23,886	(12)	46,772					1,426,780
	09/01/15	08/31/15								25,000	(9)			1,891,250
	10/01/15	09/24/15				12,500	25,000	(12)	25,000					1,941,500
		02/17/15	174,000	580,000	1,160,000
Carlos E. Sartorius	03/30/15	02/17/15				10,134	20,268		40,536					1,236,551
	03/30/15	02/17/15								20,268				1,297,557
	09/01/15	08/31/15								25,000	(9)			1,635,000
	10/01/15	09/24/15				12,500	25,000	(10)	25,000					1,941,500
		05/27/15	157,500	525,000	1,050,000

2016 Proxy Statement	71

(1)	On February 11, 2016, the Compensation Committee determined that the reported revenue target was 98.2% attained and the non-GAAP corporate operating margin target was 108.2% attained, resulting in a payout of 118.4% and in the following variable cash compensation awards: Mr. Templeton received $1,147,197; Mr. Henshall received $823,158; Mr. Calderoni received $636,818; Mr. Sartorius received $621,810; Mr. Ramleth received $686,952; Mr. Grieve received $213,796; Mr. Hylen received $463,693; and Mr. Oestermann received $333,293. See the column labelled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table included in this Proxy Statement. Mr. Calderoni’s variable cash compensation award was pro-rated from the date he began service as Executive Chairman. The variable cash compensation awards granted to Messrs. Templeton and Grieve were pro-rated based on their respective end dates. Mr. Oestermann’s variable cash compensation award reflects an adjustment for participation in two plans in 2015, due to his promotion to the executive leadership team during 2015.
(2)	The “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the minimum, target, and maximum number of restricted stock units that may vest pursuant to 2015 market performance-based and performance-based restricted stock unit agreements. Except where otherwise noted, the attainment level under the market performance-based awards will be based on the total return to shareholders compared to the return on the XCMP over the three-year performance period ending December 31, 2017.
(3)	The grant date fair value of awards in this column reflects the fair value of such awards, excluding estimated forfeitures. The assumptions we used for calculating the grant date fair value are set forth in Note 7 to the financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC on February 18, 2016. In the case of market performance-based and performance-based restricted stock units, the fair value is reported for the probable outcome after the three-year performance period, which for this purpose is 100% achievement.
(4)	Service-based restricted stock units vesting in 12 equal monthly installments with the first such installment having vested on July 1, 2015, that were granted in connection with Mr. Calderoni’s service as a Director. Mr. Calderoni has elected to defer receipt of 100% of the vested units until his separation from service from the Board of Directors, pursuant to the Outside Directors Deferred Compensation Program previously established by the company.
(5)	Service-based restricted stock units that were granted in connection with Mr. Calderoni’s service as Executive Chairman, and which vest in 18 monthly installments as follows: 5,294 units vest on the last day of each month beginning on August 31, 2015, through December 31, 2016, and 5,305 units vest on January 31, 2017.
(6)	Performance-based restricted stock units that were granted in connection with Mr. Calderoni’s appointment as Executive Chairman; represents the target number of restricted stock units that will vest if our total shareholder return over the 18 month period ending on January 31, 2017 is 20%.
(7)	Performance-based restricted stock units that were granted in connection with Mr. Calderoni’s appointment as Executive Chairman; represents the target number of restricted stock units that will vest on December 31, 2016, if our non-GAAP operating margin for fiscal year 2016 is 28%.
(8)	Service-based restricted stock award vesting in 12 equal monthly installments, with the first such installment having vested on November 30, 2015, and the remainder of the installments vesting on the final day of each calendar month thereafter, subject to Mr. Calderoni’s continued service (including service on our Board of Directors), that were granted in connection with Mr. Calderoni’s appointment as Interim Chief Executive Officer and President.
(9)	Service-based restricted stock units granted in connection with the executive incentive program vesting in two equal installments, with 50% having vested on April 1, 2016, and 50% vesting on October 1, 2016.
(10)	Performance-based restricted stock units granted in connection with the executive incentive program; represents the target number of restricted stock units that will vest on December 31, 2016, if our non-GAAP operating margin for fiscal year 2016 is 28%.
(11)	Mr. Grieve forfeited all his restricted stock units upon his departure from our company in November 2015.
(12)	Mr. Ramleth forfeited these restricted stock units upon his departure from our company in December 2015.

72

Outstanding Equity Awards

The following table sets forth certain information with respect to the outstanding equity awards at December 31, 2015 for each of the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2015 TABLE

	Option Awards				Stock Awards
										Equity
								Equity		Incentive
								Incentive		Plan Awards:
								Plan Awards:		Market or
							Market	Number of		Payout Value
							Value of	Unearned		of Unearned
					Number of		Shares or	Shares, Units		Shares, Units
	Number of Securities				Shares or		Units of	or Other		or Other
	Underlying Unexercised		Option		Units of Stock		Stock That	Rights That		Rights That
		Options	Exercise	Option	That Have Not		Have Not	Have Not		Have Not
		(#)	Price	Expiration	Vested		Vested	Vested		Vested
Name	Exercisable	Unexercisable	($)	Date(1)	(#)		($)(2)	(#)		($)(2)
Robert M. Calderoni	—	—	—	—
					6,666	(3)	504,283
					1,998	(4)	151,149
					68,883	(5)	5,207,217
					85,709	(6)	6,483,886
								23,826	(7)	1,802,437
								23,826	(8)	1,802,437
Mark B. Templeton	61,250	—	84.34	4/29/2016
					—		—
								—		—
David J. Henshall	26,250	—	84.34	4/29/2016
					9,243	(9)	699,233
					28,096	(10)	2,125,462
					28,124	(11)	2,127,581
					35,000	(12)	2,647,750
								27,729	(13)	2,097,699
								42,144	(14)	3,188,194
								28,124	(15)	2,127,581
								35,000	(8)	2,647,750
Robson B. Grieve	—	—	—	—
					—		—
								—		—
Christopher S. Hylen	—	—	—	—
					13,333	(16)	1,008,641
					11,238	(10)	850,155
					15,591	(11)	1,179,459
					20,000	(12)	1,513,000
								16,858	(14)	1,275,308
								15,591	(15)	1,179,459
								20,000	(8)	1,513,000
Klaus Oestermann	—	—	—	—
					2,666	(9)	201,683
					2,333	(17)	176,491
					5,057	(10)	382,562
					12,473	(11)	943,582
					20,000	(12)	1,513,000
								2,667	(13)	201,759
								2,528	(14)	191,243
								12,473	(15)	943,582
								20,000	(8)	1,513,000

2016 Proxy Statement	73

	Option Awards				Stock Awards
										Equity
								Equity		Incentive
								Incentive		Plan Awards:
								Plan Awards:		Market or
							Market	Number of		Payout Value
							Value of	Unearned		of Unearned
					Number of		Shares or	Shares, Units		Shares, Units
	Number of Securities				Shares or		Units of	or Other		or Other
	Underlying Unexercised		Option		Units of Stock		Stock That	Rights That		Rights That
		Options	Exercise	Option	That Have Not		Have Not	Have Not		Have Not
		(#)	Price	Expiration	Vested		Vested	Vested		Vested
Name	Exercisable	Unexercisable	($)	Date(1)	(#)		($)(2)	(#)		($)(2)
T. Geir Ramleth	—	—	—	—
					30,000	(18)	2,269,500
								23,386	(19)	1,769,151
					25,000	(12)	1,891,250
								25,000	(20)	1,891,250
Carlos E. Sartorius	—	—	—	—
					2,971	(9)	224,756
					4,214	(10)	318,789
					3,333	(21)	252,141
					20,268	(11)	1,533,274
					25,000	(12)	1,891,250
								2,971	(13)	224,756
								2,107	(14)	159,395
								20,268	(15)	1,533,274
								25,000	(8)	1,891,250

(1)	Unless otherwise indicated in the table, options vest at a rate of 1/3 of the shares underlying the stock option one year from the date of grant and at a rate of 1/36 monthly thereafter. Vesting, in all applicable cases, will be rounded up to the nearest whole share with the balance vesting on the last vesting date.
(2)	Based on a per share price of $75.65, which was the closing price per share of our common stock on the last business day of the 2015 fiscal year (December 31, 2015).
(3)	Restricted stock units that vest in three annual installments, with 33.4% having vested on July 15, 2015, 33.3% vesting on July 15, 2016, and 33.3% vesting on July 15, 2017. Mr. Calderoni has elected to defer receipt of 100% of the vested units until his separation from service from the Board of Directors, pursuant to the Outside Directors Deferred Compensation Program previously established by the company.
(4)	Restricted stock units that vest in 12 equal monthly installments, with the first such installment having vested on July 1, 2015. Mr. Calderoni has elected to defer receipt of 100% of the vested units until his separation from service from the Board of Directors, pursuant to the Outside Directors Deferred Compensation Program previously established by the company.
(5)	Restricted stock units that vest in 18 monthly installments as follows: 5,294 units vest on the last day of each month beginning on August 31, 2015, through December 31, 2016, and 5,305 units vest on January 31, 2017.
(6)	Shares of restricted stock that vest in 12 equal monthly installments, with the first such installment having vested on November 30, 2015, and the remainder of the installments vesting on the final day of each calendar month thereafter, subject to Mr. Calderoni’s continued service (including service on the Board of Directors).
(7)	Represents the target number of restricted stock units that will vest if our total shareholder return over the 18 month period ending on January 31, 2017 is 20%.
(8)	Represents the target number of restricted stock units that will vest on December 31, 2016, if our operating margin is 28%.
(9)	Restricted stock units that vest in three annual installments, with 33.4% having vested on March 29, 2014, 33.3% having vested on March 29, 2015, and 33.3% having vested on March 29, 2016.
(10)	Restricted stock units that vest in three annual installments, with 33.4% having vested on March 28, 2015, 33.3% having vested on March 28, 2016, and 33.3% vesting on March 28, 2017.
(11)	Restricted stock units that vest in three annual installments, with 33.4% having vested on March 30, 2016, 33.3% vesting on March 30, 2017, and 33.3% vesting on March 30, 2018.
(12)	Restricted stock units that vest in two equal installments, with 50% having vested on April 1, 2016 and 50% vesting on October 1, 2016.
(13)	Represents the target number of restricted stock units that would have vested on December 31, 2015, if the percentage point difference of our return and the XCMP total stockholder return was 0%. On February 11, 2016, it was determined that no payout was achieved.
(14)	Represents the target number of restricted stock units that will vest on December 31, 2016, if the percentage point difference of our return and the XCMP total stockholder return is 0%.
(15)	Represents the target number of restricted stock units that will vest on December 31, 2017, if the percentage point difference of our shareholder return and the XCMP total stockholder return is 0%.

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(16)	Restricted stock units that vest in three annual installments, with 33.4% having vested on August 1, 2014, 33.3% having vested on August 1, 2015, and 33.3% vesting on August 1, 2016.
(17)	Restricted stock units that vest in three annual installments, with 33.4% having vested on December 2, 2014, 33.3% having vested on December 2, 2015, and 33.3% vesting on December 2, 2016.
(18)	Restricted stock units that vest in three annual installments, with 33.4% having vested on December 11, 2015, 33.3% vesting on December 11, 2016, and 33.3% vesting on December 11, 2017. Mr. Ramleth forfeited 15,000 of these restricted stock units upon his departure from our company in December 2015.
(19)	Represents the target number of restricted stock units that will vest on December 31, 2016, if our operating margin is 28%. Mr. Ramleth forfeited these restricted stock units upon his departure from our company in December 2015.
(20)	Represents the target number of restricted stock units that will vest on December 31, 2017, if the percentage point difference of our shareholder return and the XCMP total stockholder return is 0%. Mr. Ramleth forfeited these restricted stock units upon his departure from our company in December 2015.
(21)	Restricted stock units that vest in three annual installments, with 33.4% having vested on October 1, 2015, 33.3% vesting on October 1, 2016, and 33.3% vesting on October 1, 2017.

Option Exercises and Stock Vested

The following table sets forth certain information regarding stock option exercises and restricted stock unit and restricted stock vesting, during the year ended December 31, 2015 under our equity incentive plans for our Named Executive Officers.

OPTION EXERCISES AND STOCK VESTED TABLE

FOR THE 2015 FISCAL YEAR

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)(1)
Robert M. Calderoni	—	—	139,909	11,226,319
Mark B. Templeton	226,250	2,845,272	175,949	13,317,244
David J. Henshall	26,250	116,823	32,491	2,067,325
Robson B. Grieve	—	—	—	—
Christopher S. Hylen	—	—	20,953	1,490,436
Klaus Oestermann	6,250	37,250	11,071	746,613
T. Geir Ramleth	—	—	15,000	1,126,200
Carlos E. Sartorius	—	—	9,745	631,928

(1)	Based on the closing price per share of our common stock on the date upon which the restricted stock units or shares of restricted stock, as applicable, vested.

2016 Proxy Statement	75

Nonqualified Deferred Compensation

The following table sets forth certain information regarding non-tax qualified compensation deferred during the year ended December 31, 2015, under our equity incentive plans for the Named Executive Officers. The deferred compensation consists of shares of our common stock that will be issued with respect to vested stock units under a long-term incentive program, or LTIP, that we instituted in 2009 and non-employee director restricted stock units granted to Robert M. Calderoni during 2014 and 2015.

The LTIP’s design and structure were intended to, and ultimately did, reward executive officers for generating both relative and absolute shareholder returns. The number of vested stock units was determined after the conclusion of a three-year period ending December 31, 2011, subject to employment of the executive officer by us throughout the three-year period. The number of shares of common stock issuable upon settlement of the LTIP restricted stock units was determined by comparing the performance of our common stock to the performance of the specified market indices over the same three-year period. Although the LTIP stock units have vested, the units will not be settled in shares of our common stock until the earliest of (1) six months and one day following termination of the executive officer’s employment for any reason other than cause, (2) the executive officer’s death, or (3) the effective date of a change in control of our company.

Mr. Calderoni’s non-employee director restricted stock units are deferred pursuant to the Outside Directors’ Deferred Compensation Program described on page 28.

NONQUALIFIED DEFERRED COMPENSATION TABLE

FOR THE 2015 FISCAL YEAR

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)
Robert M. Calderoni	302,600 (1)	—	—	—	1,059,100 (1)
Mark B. Templeton	—	—	—	—	8,870,719 (2)
David J. Henshall	—	—	—	—	2,998,085 (2)
Robson B. Grieve	—	—	—	—	—
Christopher S. Hylen	—	—	—	—	—
Klaus Oestermann	—	—	—	—	—
T. Geir Ramleth	—	—	—	—	—
Carlos E. Sartorius	—	—	—	—	—

(1)	Mr. Calderoni elected to defer the receipt of all of his 2014 and 2015 non-employee director restricted stock unit grants. Based on a per share price of $75.65, which was the closing price per share of our common stock on December 31, 2015, the last business day of the 2015 fiscal year. The grant date fair value of the 2015 non-employee director restricted stock unit grant is included in the “Stock Awards” column of the Summary Compensation Table on page 69.
(2)	Based on a per share price of $75.65, which was the closing price per share of our common stock on December 31, 2015, the last business day of the 2015 fiscal year, and reflects the balance of restricted stock units currently outstanding that were issued under the LTIP that vested on December 31, 2011, net of any underlying shares that were withheld to satisfy minimum tax withholding obligations that arose upon vesting. The number of restricted stock units on a net basis for each of the Named Executive Officers is as follows: Mr. Templeton, 117,260 units; Mr. Henshall, 39,631 units; and Messrs. Calderoni, Grieve, Hylen, Oestermann, Ramleth and Sartorius, no units. The grant date fair value of the LTIP awards was included in the “Stock Awards” column of the Summary Compensation Table for 2009.

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Potential Payments upon Termination or Change in Control

We have change in control and severance arrangements with our Named Executive Officers that provide severance and other benefits to our Named Executive Officers in the event of the termination of their employment under certain circumstances. Set forth below is a summary of these arrangements.

Former President and Chief Executive Officer

As discussed above, on October 12, 2015, we entered into a retention agreement with Mr. Templeton following the announcement of his intention to retire and our commencement of a search for a new Chief Executive Officer. The retention agreement provided for Mr. Templeton to receive certain benefits upon the earlier of the date that a permanent, interim or acting Chief Executive Officer commenced employment with Citrix or the date of termination of his employment by the Board of Directors without “cause” (as defined in the change in control agreements for the other Named Executive Officers described below). As a result, upon the date that Mr. Calderoni became our Interim Chief Executive Officer, Mr. Templeton retired from our company and became entitled to receive a cash payment equal to two times the sum of his annual base salary and target variable cash compensation. In addition, Mr. Templeton received immediate vesting of all of his equity awards with service-based vesting, consisting of 104,042 restricted stock units. In addition, Mr. Templeton was entitled to continued health insurance coverage until his 65th birthday in 2018, and we paid the premiums on Mr. Templeton’s executive life insurance policies owned by Citrix through Mr. Templeton’s 65th birthday in 2018, which policies were transferred from Citrix to Mr. Templeton following his retirement. Finally, we purchased for Mr. Templeton’s benefit a supplemental directors and officers liability insurance policy.

The total value of the payments and benefits provided to Mr. Templeton under the terms of the retention agreement was approximately $13,759,641, which consisted of the following:

•	retention bonus of $4,255,000;

•	vesting of service-based equity awards of $8,609,476 (consisting of 104,042 restricted stock units multiplied by a per share price of $82.75, which was the closing price per share of our common stock on the vesting date);

•	health benefits continuation of approximately $25,977;

•	premiums of $75,335 related to Mr. Templeton’s life insurance policies maintained by Citrix;

•	transfer to Mr. Templeton upon his retirement of three Citrix-owned whole life insurance policies with an accumulated cash surrender value of $693,517;

•	one-time cost to Citrix of $50,000 for premiums for a supplemental directors and officers liability insurance policy for the benefit of Mr. Templeton; and

•	reimbursement of legal fees in an amount of $29,220, plus an additional amount of $21,116 to cover the estimated taxes that Mr. Templeton would incur as a result of his receipt of such reimbursement payment.

Such payments and benefits were subject to the execution of a separation and release agreement by Mr. Templeton containing, among other provisions, a general release of claims in favor of Citrix and a limited release of claims in favor of Mr. Templeton.

Executive Chairman and Former Interim Chief Executive Officer and President

Former Employment Agreement

We entered into an employment agreement with Mr. Calderoni on October 20, 2015, in connection with his appointment as our Interim Chief Executive Officer and President. The employment agreement terminated in accordance with its terms upon the commencement of employment of Mr. Tatarinov as our President and Chief Executive Officer on January 25, 2016.

The employment agreement provided for Mr. Calderoni to be paid a base salary of $1,000,000. In addition, Mr. Calderoni was entitled to participate in our executive variable cash compensation program at an annual target variable cash payment of 125% of his base salary and a maximum variable cash payment of 200% of his base salary. This amount was prorated for the period beginning on his start date as our Executive Chairman on July 24, 2015, and ending upon the commencement of employment of our permanent Chief Executive Officer on January 25, 2016.

2016 Proxy Statement	77

Pursuant to the employment agreement, in the event that Mr. Calderoni’s employment was terminated without “cause” or if he resigned his position for “good reason” upon or within the 18-month period following a “change in control” (such definitions were substantially the same as the definitions included in the change in control agreements for the other Named Executive Officers described below), he would have been entitled to receive a lump sum payment equal to one and a half times the sum of his annual base salary plus his target variable cash compensation for the then-current fiscal year, and a lump sum cash payment of $3,375,000 for being subject to a non-competition and non-solicitation agreement extending for 18 months following the date of termination of his employment. In addition, Mr. Calderoni would have been entitled to continued health coverage for 18 months, and accelerated vesting of the unvested portion of the restricted stock award granted upon his appointment as Interim Chief Executive Officer and President. The employment agreement did not provide for any tax gross-up payments or any severance payments not in connection with a change in control.

The estimated total value of the payments and benefits that would have been provided to Mr. Calderoni under the terms of his employment agreement if his employment as Interim Chief Executive Officer and President was terminated without cause or if he resigned from these positions for good reason following a change in control was $13,271,469, assuming such change in control and terminating event occurred on December 31, 2015. Such payments and benefits would have consisted of the following:

•	cash severance of $3,375,000;

•	lump sum cash payment of $3,375,000 for a non-competition and non-solicitation agreement extending for 18 months following the date of termination;

•	vesting of the unvested portion of his restricted stock award of $6,483,886 (consisting of 85,709 shares of restricted stock multiplied by a per share price of $75.65, which was the closing price per share of our common stock on December 31, 2015); and

•	health benefits continuation of approximately $37,583.

The foregoing severance payments and benefits under the employment agreement were subject to the execution by Mr. Calderoni of a separation and release agreement containing a general release of claims in favor of Citrix. As noted above, Mr. Calderoni is no longer entitled to any payments or benefits under this employment agreement.

Equity Awards

Mr. Calderoni was granted a mix of service- and performance-based restricted stock units in connection with his appointment as Executive Chairman in July 2015, all of which fully vest upon a change in control. In addition, if Mr. Calderoni’s service relationship with our company terminates as a result of his non-election as a director by our shareholders, the failure of the Board of Directors to nominate him for re-election at a subsequent annual meeting of shareholders, or his resignation or agreement not to stand for re-election at the request of the Board of Directors (where he is otherwise willing and able to continue in such capacity), Mr. Calderoni’s rights in such service-based awards will vest in full, and he will remain eligible to earn such performance-based awards at the end of the performance period based on our achievement of the applicable performance metrics. If Mr. Calderoni’s service relationship with our company terminates as a result of his death or disability, Mr. Calderoni also will not forfeit such performance-based awards but will remain eligible to earn the awards on a prorated basis based on the date of termination of his service and the number of months in the performance period. As of December 31, 2015, Mr. Calderoni held 68,883 of such service-based restricted stock units that remained subject to vesting with a value of $5,210,999 and 47,652 of such performance-based restricted stock units with a value of $3,604,874 (in each case based on a per share price of $75.65, which was the closing price per share of our common stock on December 31, 2015).

Also in connection with his appointment as Interim Chief Executive Officer and President of Citrix, Mr. Calderoni received an equity grant consisting of 102,851 shares of restricted stock. Any unvested portion of the restricted stock award will vest in full upon the involuntary termination of his service as a director as described above or upon his death or disability. In addition, if Mr. Calderoni’s status is that of a director and not an employee immediately prior to a change in control, his rights in any unvested shares of such restricted stock will vest in full upon the change in control. As of December 31, 2015, Mr. Calderoni held 85,709 of such shares of restricted stock that remained subject to vesting with a value of $6,483,886 (based on a per share price of $75.65, which was the closing price per share of our common stock on December 31, 2015).

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Other Named Executive Officers

Change in Control Agreements

We have entered into change in control agreements with our executive officers (other than Mr. Calderoni). Specifically, these agreements continue in full force until the earliest of the following events:

•	the date we terminate the employment of the executive officer for “cause” or the failure by the executive officer to perform his full-time duties by reason of his death or disability;

•	the resignation or termination of the executive officer’s employment for any reason prior to a change in control;

•	the termination of the executive officer’s employment with us after a change in control for any reason other than the occurrence of a terminating event; or

•	the date which is 18 months after a change in control if the executive officer is still employed by us.

These agreements are intended to provide for continuity of management during a change in control and align the interest of our executive officers with those of our shareholders so as to maximize the value to shareholders from any such change in control. These agreements provide for certain benefits in the event that the executive officer’s employment is terminated following a change in control of our company, including severance payments, benefit continuation and vesting acceleration of outstanding equity-based awards.

In the event that, during the twelve-month period following a change in control, any of these executive officers are terminated, other than for cause, or any executive officer terminates his employment for “good reason,” such executive officer is entitled to receive a lump sum payment equal to one and a half times his annual base salary plus his target variable cash compensation for the then-current fiscal year, both determined as of the date such executive officer’s employment is terminated or, if higher, as of immediately prior to the change in control. Additionally, all stock options and other equity-based awards, such as restricted stock units, granted to the executive officers will immediately accelerate and become fully exercisable, and the executive officers will receive certain benefits, including health, dental and life insurance, for 18 months following the date of termination.

Under the change in control agreements, a “change in control” would include any of the following events:

•	any “person,” as defined in the Securities Exchange Act of 1934, as amended, acquires 30% or more of our voting securities;

•	the consummation of a consolidation, merger or sale or other disposition of all or substantially all of our assets in which our shareholders would beneficially own less than 50% of our voting securities after such transaction;

•	a majority of our incumbent directors are replaced; or

•	our shareholders approve a plan or proposal for our liquidation or dissolution.

Termination of the executive officer’s employment by Citrix for “cause” includes a termination of the executive officer’s employment as a result of:

•	a felony conviction;

•	willful disclosure of material trade secrets or other material confidential information related to our business;

•	willful and continued failure substantially to perform the executive officer’s same duties with Citrix as in existence prior to the change in control (subject to notice and a period for the executive officer to cure such failure); or

•	willful and knowing participation in releasing false or materially misleading financial statements or submission of a false certification to the Securities and Exchange Commission.

Termination of the executive officer’s employment by the executive officer for “good reason” includes a termination of the executive officer’s employment as a result of:

•	an adverse change, not consented to by the executive officer, in the nature or scope of the executive officer’s responsibilities, authorities, powers, functions or duties immediately prior to the change in control;

•	a reduction in the executive officer’s annual base salary or target variable cash compensation, except for across-the-board reductions of annual base salary similarly affecting all executive officers of Citrix;

•	the relocation of our offices at which the executive officer is principally employed by more than 35 miles;

•	the failure by Citrix to obtain an effective agreement from any successor to assume and agree to perform the change in control agreement; or

2016 Proxy Statement	79

•	the failure by the Company to provide benefits reasonably comparable to those in effect immediately prior to the change in control.

Each of our executive officers is also subject to the terms of a non-solicitation, non-compete and confidentiality and employee non-disclosure agreement with us, and the terms of these agreements survive the termination of the executive officer’s employment after a change in control for a period of one year.

In the event that any payments made in connection with a change in control or termination would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the payments to our executive officers would be reduced to the maximum amount that can be paid under the Code without the imposition of an excise tax under Section 4999 of the Internal Revenue Code, but only if such reduction provides a higher benefit on an after-tax basis to our executive officers. Under no circumstances would we provide any “gross-up” payments to our executive officers in connection with a change in control.

2015 Executive Incentive Program

As discussed above, during 2015, we implemented an executive incentive program and as part of this program, we entered into incentive agreements with Messrs. Henshall, Hylen, Oestermann, Ramleth and Sartorius. Under the terms of the incentive agreements, these executive officers will receive, and in the case of Mr. Ramleth, has received, a severance amount equal to the sum of such executive officer’s then current annual base salary and target variable cash compensation if his employment is terminated by Citrix without “cause” or by the officer for “good reason” prior to January 25, 2017, the first anniversary of the start date of our new Chief Executive Officer. In such event, the executive officer also will vest, and in the case of Mr. Ramleth, has vested, in the portion of his equity awards with service-based vesting that would have vested within the 12-month period following his date of termination, and he will be entitled, and in the case of Mr. Ramleth, is so entitled, to continued health insurance coverage for 12 months following his date of termination. Such payments and benefits are subject to the execution of a separation and release agreement containing a general release of claims in favor of Citrix. If the executive officer becomes eligible to receive severance payments under his change in control agreement, he will not be eligible to also receive severance payments under the incentive agreement.

For purposes of the incentive agreements, the definition of “cause” is the same as the definition used in the change in control agreements as described above. Termination of the executive officer’s employment by the executive officer for “good reason” under the incentive agreement includes a termination of the executive officer’s employment as a result of:

•	a substantial reduction, not consented to by the executive officer, in the nature or scope of the executive officer’s responsibilities, authorities, powers, functions or duties;

•	an adverse change in the executive officer’s title not consented to by the executive officer;

•	a reduction in the executive officer’s annual base salary or target variable cash compensation, except for across-the-board reductions of annual base salary similarly affecting all executive officers of Citrix;

•	the business of Citrix as to which the executive officer’s employment then relates is spun off by Citrix and the executive officer was not offered the positions of President and Chief Executive Officer of the spun-off entity; or

•	the relocation of our offices at which the executive officer is principally employed by more than 35 miles.

In February 2016, we entered into an employment agreement with Mr. Hylen with respect to his serving as the Chief Executive Officer of the new public company expected to be created in connection with the proposed spinoff of our GoTo family of products from Citrix. See the discussion above under “Other Named Executive Officers Cash Compensation – Base Salary and Variable Cash Compensation” for further information.

At that time we entered into the employment agreement with Mr. Hylen, his incentive agreement was amended to provide certain benefits specifically related to the proposed separation of the GoTo business. Mr. Hylen will be entitled to a $150,000 cash bonus payable upon completion of the spinoff or a spin-merge transaction involving the GoTo business if he remains employed with Citrix through such date. Also, if Mr. Hylen’s employment is terminated on account of the spinoff or a spin-merge transaction involving the GoTo business, he will be entitled to payment of his target variable cash compensation for

80

that year on a prorated basis. Upon the effective date of the spinoff or spin-merge transaction, he also will vest in the unvested portion of the 20,000 service-based restricted stock units granted to him on September 1, 2015, and subject to Compensation Committee approval, accelerated vesting of the 20,000 performance-based restricted stock units granted to him on October 1, 2015.

As a result of the amended incentive agreement, Mr. Hylen will be entitled to receive a severance amount equal to the sum of his then current annual base salary, his target variable cash compensation, and $2,000,000 if his employment is terminated by Citrix without “cause” or by Mr. Hylen for “good reason” in connection with a spin-merge transaction involving the GoTo business. In such event, he also will vest in the portion of his equity awards with service-based vesting and his equity awards with performance-based vesting will be deemed earned either at target or based on actual achievement, if higher (the foregoing will not apply to his 2016 annual equity awards). In addition, Mr. Hylen will be entitled to his target variable cash compensation on a prorated basis, and continued health insurance coverage for 18 months following his date of termination. “Good reason” for this purpose also will include situations in which Mr. Hylen does not assume the positions of President and Chief Executive Officer of the combined entity. Such payments and benefits are subject to the execution by Mr. Hylen of a separation and release agreement containing a general release of claims in favor of Citrix.

Equity Awards

With respect to the performance-based equity awards provided to our executive officers (other than Mr. Calderoni), the award agreements provide that if the executive officer’s employment with our company terminates as a result of his death, disability or retirement (defined as termination of employment after attainment of age 65 and provided that the executive officer has at least four years of service with our company), the executive officer will remain eligible to earn such performance-based awards at the end of the performance period based on our achievement of the applicable performance metrics. Such awards will be prorated based on the date of such executive officer’s death, disability or retirement and the number of months in the performance period. Also, in the event of a change in control, these executive officers will earn the target number of performance-based equity awards granted to them in connection with our 2015 executive incentive program on a prorated basis based on the number of months in the performance period (January 1, 2016 to December 31, 2016) that have elapsed prior to the change in control.

Potential Payments

The following tables show potential payments and benefits that would have been provided to each of Messrs. Henshall, Hylen, Oestermann and Sartorius upon the occurrence of a change in control and/or certain termination triggering events, assuming such change in control or terminating event occurred on December 31, 2015. The amounts shown in these tables do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to employees upon termination of employment. These include:

•	accrued salary and vacation pay;

•	distribution of plan balances under our 401(k) plan and the non-qualified deferred compensation plan (see Nonqualified Deferred Compensation beginning on page 76 for the balances of each Named Executive Officer); and

•	life insurance proceeds in the event of death.

The closing market price of our common stock on December 31, 2015 was $75.65 per share.

2016 Proxy Statement	81

Benefit	Involuntary Not for Cause Termination / Good Reason Termination ($)	Involuntary Not for Cause Termination / Good Reason Termination Following Change in Control ($)(1)	Death or Disability ($)(2)
David J. Henshall
Severance	1,390,000	2,085,000	—
Unvested Equity Awards(3)	5,118,933	17,661,249	2,834,681
Benefits Continuation	21,031	31,546	—
Total	6,529,964	19,777,795	2,834,681
Christopher S. Hylen(4)
Severance	826,500	1,239,750	—
Unvested Equity Awards(3)	3,339,872	8,519,022	1,243,383
Benefits Continuation	29,541	44,312	—
Total	4,195,913	9,803,084	1,243,383
Klaus Oestermann
Severance	807,500	1,211,250	—
Unvested Equity Awards(3)	2,397,046	6,066,903	442,023
Benefits Continuation	27,806	41,709	—
Total	3,232,352	7,319,862	442,023
Carlos E. Sartorius
Severance	1,050,000	1,575,000	—
Unvested Equity Awards(3)	2,912,601	8,028,886	617,380
Benefits Continuation	18,435	27,653	—
Total	3,981,036	9,631,539	617,380

(1)	The severance amounts represent the maximum amounts payable under the change in control agreements. These agreements provide that severance payments may be reduced to avoid the application of taxes imposed under the Internal Revenue Code and, therefore, the executive officers may receive an amount less than the amount reflected in the tables above.
(2)	The same level of accelerated vesting would apply in the case of the “retirement” of any of these executive officers (as such term is defined in the applicable award agreements). As of December 31, 2015, none of the executive officers were eligible for such retirement benefit.
(3)	Value of performance-based awards calculated using target award level. In a termination based on death or disability, for each performance-based award for which the performance period has not completed, the number of shares earned will be calculated based on actual performance during the performance period and prorated for the number of months that elapsed in the performance period prior to such termination.
(4)	The payments and benefits listed for Mr. Hylen do not include potential payments resulting from the amendment of his incentive agreement that became effective after December 31, 2015. See the discussion above under 2015 Executive Incentive Program for further information.

Messrs. Grieve and Ramleth are not included in the above tables as their employment with Citrix terminated during 2015. Mr. Grieve did not receive any payments or other benefits in connection with the termination of his employment. Mr. Ramleth received total payments and benefits under the terms of his incentive agreement and the related separation and release agreement of approximately $4,238,967, which consisted of a cash payment of $1,160,000, accelerated vesting of service-based equity awards of $3,026,000 (consisting of 40,000 restricted stock units multiplied by a per share price of $75.65, which was the closing price per share of our common stock on December 31, 2015), benefits continuation of approximately $20,967, and reimbursement of legal fees of $32,000.

Report of the Compensation Committee of the Board of Directors

This report is submitted by the Compensation Committee of the Board of Directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this Proxy Statement and discussed it with management. Based on its review of the Compensation Discussion and Analysis and its discussions with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the

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Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that Citrix specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Compensation Committee,

Nanci E. Caldwell

Graham V. Smith

Godfrey R. Sullivan

Compensation Committee Interlocks and Insider Participation

From January through March 2015, Ms. Caldwell, Mr. Bogan and former Director Gary E. Morin served as members of the Compensation Committee. Mr. Morin did not stand for re-election at the 2015 Annual Meeting. In anticipation of his departure, Mr. Morin terminated his service on the Compensation Committee on March 15, 2015. Beginning with the Committee meeting on July 27, 2015 and continuing through December 24, 2015, Ms. Caldwell, Mr. Demo, and Mr. Sullivan served as members of the Compensation Committee. On December 24, 2015, Graham V. Smith replaced Mr. Demo as a member of the Compensation Committee. No member of our Compensation Committee was an employee or former employee of our company or any of our subsidiaries.

During the past year, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (2) a director of another entity, one of whose executive officers served on our Compensation Committee; or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a Director on our Board of Directors.

Related Party Transactions Policies and Procedures and Transactions with Related Persons

In accordance with its written charter, the Nominating and Corporate Governance Committee reviews, approves and ratifies any related person transaction. The term “related person transaction” refers to any transaction required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K.

In considering any related person transaction, the Nominating and Corporate Governance Committee considers the facts and circumstances regarding such transaction, including, among other things, the amounts involved, the relationship of the related person (including those persons identified in the instructions to Item 404(a) of Regulation S-K) with our company and the terms that would be available in a similar transaction with an unaffiliated third-party. The Nominating and Corporate Governance Committee also considers its fiduciary duties, our obligations under applicable securities law, including disclosure obligations and director independence rules, and other applicable law in evaluating any related person transaction. The Nominating and Corporate Governance Committee reports its determination regarding any related person transaction to our full Board of Directors.

Since the beginning of 2015, there were no new related person transactions, and there are not currently any proposed related person transactions, that would require disclosure under SEC rules.

2016 Proxy Statement	83

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of our common stock as of February 29, 2016:

•	by each person who is known by Citrix to beneficially own more than 5% of our outstanding shares of common stock; †

•	by each of our directors and nominees;

•	by each of our executive officers named in the Summary Compensation Table set forth above under Executive and Director Compensation – Summary of Executive Compensation; and

•	by all of our directors and executive officers as a group.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(2)
The Vanguard Group(3) 100 Vanguard Boulevard Malvern, PA 19355	13,133,314	8.53%
Clearbridge Investments, LLC(4) 620 8th Avenue New York, NY 10022	11,659,795	7.57%
Invesco Ltd(5) 1555 Peachtree Street NE Atlanta, GA 30309	10,467,472	6.80%
BlackRock, Inc.(6) 55 East 52nd Street New York, NY 10022	9,364,751	6.08%
Mark B. Templeton (7)	241,645	*
David J. Henshall(8)	192,931	*
Robert M. Calderoni(9)	118,776	*
Kirill Tatarinov(10)	118,558	*
Thomas F. Bogan(11)	76,099	*
T. Geir Ramleth	26,729	*
Godfrey R. Sullivan(12)	35,999	*
Carlos E. Sartorius(13)	26,871	*
Klaus Oestermann(14)	26,382	*
Christopher S. Hylen(15)	24,469	*
Murray J. Demo (16)	20,739	*
William L. Burley(17)	20,229	*
Jesse D. Lipson(18)	11,005	*
Francis A. deSouza(19)	6,668	*
Robert D. Daleo(20)	847	*
Nanci E. Caldwell(21)	666	*
Timothy A. Minahan	4	*
Jesse A. Cohn	—	*
Peter J. Sacripanti	—	*
Graham V. Smith	—	*
Robson B. Grieve	—	*
All executive officers, directors and nominees as a group (21 persons)(22)	753,993	*

†

Based solely on a Schedule 13D filed with the SEC on November 30, 2015 by Elliott Associates, L.P., or Elliott, Elliott International, L.P., or Elliott International, and Elliott International Capital Advisors Inc., or EICA, and collectively with Elliott and Elliott International, the Elliott Reporting Entities, Elliott has sole voting power and sole dispositive power with regard to 2,280,171 shares, and Elliott International and EICA each have shared voting power and shared dispositive power with regard to 4,426,373 shares. Collectively, the Elliott Reporting Entities beneficially own 6,706,544 shares, which, based on 154,003,561 shares of Common Stock outstanding as of February 29, 2016, is equal to approximately 4.4% of our outstanding Common Stock as of such date, and therefore have not been included in the table above. In addition, Elliott, through The Liverpool Limited Partnership, a Bermuda limited partnership and a wholly-owned subsidiary of Elliott, or Liverpool, and Elliott

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International have entered into notional principal amount derivative agreements, or the Derivative Agreements, in the form of cash settled swaps with respect to 2,198,100 and 4,266,900 shares, respectively. The Derivative Agreements provide Elliott and Elliott International with economic results that are comparable to the economic results of ownership but do not provide them with the power to vote or direct the voting or dispose of or direct the disposition of the shares that are referenced in the Derivative Agreements. In the Schedule 13D, the Elliott Reporting Entities have disclaimed beneficial ownership of the shares referenced in the Derivative Agreements.
*	Represents less than 1% of the outstanding common stock.
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or the SEC, and includes voting and investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons listed in the table have sole voting and dispositive power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the SEC, the number of shares of common stock deemed outstanding includes shares issuable upon settlement of restricted stock units held by the respective person or group that will vest within 60 days of February 29, 2016 and pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of February 29, 2016.
(2)	Applicable percentage of ownership is based upon 154,003,561 shares of common stock outstanding as of February 29, 2016.
(3)	With respect to information relating to The Vanguard Group, we have relied solely on information supplied by such entity on a Schedule 13G/A filed with the SEC on February 11, 2016. Per the Schedule 13G/A, Vanguard held sole voting power over 292,360 shares, shared voting power over 15,000 shares, sole dispositive power over 12,829,423 shares, and shared dispositive power over 303,891 shares.
(4)	With respect to information relating to Clearbridge Investments, LLC, we have relied solely on information supplied by such entity on a Schedule 13G/A filed with the SEC on February 16, 2016. Per the Schedule 13G/A, Clearbridge held sole voting power over 11,374,294 shares and sole dispositive power over 11,659,795 shares.
(5)	With respect to information relating to Invesco Ltd., we have relied solely on information supplied by such entity on a Schedule 13G/A filed with the SEC on February 9, 2016. Per the Schedule 13G/A, Invesco held sole voting power over 9,972,276 shares and sole dispositive power over 10,467,472 shares.
(6)	With respect to information relating to BlackRock, Inc., we have relied solely on information supplied by such entity on a Schedule 13G/A filed with the SEC on February 10, 2016. Per the Schedule 13G/A, BlackRock held sole voting power over 7,990,848 shares, shared voting power over 14,080 shares, sole dispositive power over 9,350,671 shares, and shared dispositive power over 14,080 shares.
(7)	Includes 61,250 shares of common stock issuable pursuant to presently exercisable stock options.
(8)	Includes 26,250 shares of common stock issuable pursuant to presently exercisable stock options and 50,166 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 29, 2016.
(9)	Includes 68,567 shares of restricted stock that remain subject to a risk of forfeiture and 5,960 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 29, 2016.
(10)	Includes 118,776 shares of restricted stock that remain subject to a risk of forfeiture.
(11)	Includes 666 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 29, 2016.
(12)	Includes 666 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 29, 2016.
(13)	Includes 24,334 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 29, 2016.
(14)	Includes 6,250 shares of common stock issuable pursuant to presently exercisable stock options and 19,353 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 29, 2016.
(15)	Includes 20,816 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 29, 2016.
(16)	Includes 666 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 29, 2016.
(17)	Includes 4,375 shares of common stock issuable pursuant to presently exercisable stock options and 7,125 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 29, 2016.
(18)	Includes 7,719 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 29, 2016.
(19)	Includes 666 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 29, 2016.
(20)	Includes 666 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 29, 2016.
(21)	Includes 666 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 29, 2016.
(22)	Includes 98,125 shares of common stock issuable pursuant to presently exercisable stock options and 139,469 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 29, 2016.

2016 Proxy Statement	85

Cooperation Agreement with Elliott

In July 2015, we entered into a cooperation agreement with affiliates of Elliott Management, or Elliott, a significant investor in our company. Pursuant to this agreement, we agreed to appoint Jesse A. Cohn, Elliott’s head of U.S. equity activism, to our Board of Directors and to nominate Mr. Cohn for election as a director at our 2016 Annual Meeting. In addition, we agreed to work with Elliott to identify an additional mutually agreeable director for appointment to our Board of Directors and to recommend this new director for election at the 2016 Annual Meeting. As a result, in December 2015, Elliott agreed to the appointment of Graham V. Smith to our Board. Elliott also agreed to vote all shares of Citrix stock owned by Elliott in favor of the directors nominated by our Board at the 2016 Annual Meeting, and at any subsequent annual meeting of Citrix shareholders at which Mr. Cohn has been nominated by our Board for re-election as a director. In addition, Elliott agreed to vote in favor of the other proposals being presented by our company at the 2016 Annual Meeting. Also, under the agreement, Elliott agreed to certain standstill restrictions until the first anniversary of the agreement, or if Mr. Cohn is still a director on that date, the standstill restrictions will continue until our Board fails to re-nominate Mr. Cohn as a director for election at an annual meeting or the date that Mr. Cohn resigns as a director. These standstill restrictions include not engaging in any solicitation of proxies or consents with respect to the election or removal of directors; forming or joining a “group” with respect to our common stock and other voting securities of Citrix; beneficially owning more than 9.9% of the voting power of, or economic exposure to, our common stock; making or participating in any extraordinary transaction, including tender offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or other similar transaction involving Citrix; seeking, alone or in concert with others, representation on our Board or the removal of any member of our Board; or making any shareholder proposal. These standstill restrictions terminate automatically upon certain events, including in the event of certain extraordinary transactions involving our company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission, or the SEC, initial reports of ownership and reports of changes in ownership of our common stock.

Based on our review of the copies of such filings for the year ended December 31, 2015, we believe that all Section 16(a) filing requirements were complied with during the year ended December 31, 2015.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits us from deducting compensation paid in any year to certain executive officers in excess of $1 million but does not subject performance-based compensation to this limit. While our Board of Directors intends to design certain components of executive compensation to preserve deductibility under Section 162(m) of the Internal Revenue Code, it believes that shareholder interests are best served by not restricting our Board of Director’s or the Compensation Committee’s

discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, our Board of Directors and the Compensation Committee have from time to time approved, and our Board of Directors or the Compensation Committee may in the future approve, compensation arrangements for certain officers, including the grant of equity-based awards, that may not be fully deductible for federal corporate income tax purposes.

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Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information (in thousands, except for option price) as of December 31, 2015, with respect to the securities authorized for issuance to our employees and directors under our equity compensation plans, consisting of the:

•	Amended and Restated 2005 Equity Incentive Plan (which we refer to as the 2005 Stock Plan);

•	2014 Plan;

•	2015 Employee Stock Purchase Plan; and

•	Certain other equity compensation plans that we have assumed in connection with acquisitions.

EQUITY COMPENSATION PLAN INFORMATION TABLE

(In thousands, except Column B)

Plan category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted- average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders(1)	6,391,516	$78.23	36,026,800
Equity compensation plans not approved by security holders(2)	253,667	$12.79	0
Total	6,645,183	$75.43	36,026,800

(1)	Includes securities issuable upon exercise of outstanding options, warrants and rights that were granted pursuant to our 2005 Stock Plan. No additional awards will be granted under this plan. Also includes securities issuable upon exercise of outstanding options, warrants and rights that have been issued pursuant to the 2014 Plan, which is currently available for future grants. Also includes securities remaining available for future issuance under our 2015 Employee Stock Purchase Plan.
(2)	Consists of the following plans assumed by us in acquisitions: Zenprise Inc. Second Amended and Restated 2004 Stock Option/Stock Issuance Plan, the NetScaler, Inc. 1997 Stock Plan, Kaviza Inc. Amended and Restated 2008 Stock Incentive Plan (as amended), Kaviza Inc. 2010 Restricted Stock Unit Plan, Cloud.com, Inc. 2008 Stock Incentive Plan (as amended), Cloud.com, Inc. 2011 Restricted Stock Unit Plan, Apere, Inc. Amended and Restated 2004 Stock Incentive Plan, Apere, Inc. 2012 Restricted Stock Unit Plan, RightSignature, LLC 2014 Restricted Unit Plan, Solid Instance, Inc. 2014 Restricted Stock Unit Plan, Sanbolic Inc. 2014 Restricted Stock Unit Plan, and Grasshopper Group, LLC 2015 Restricted Unit Plan. Each such plan is immaterial to Citrix and principal features are substantially similar to those in the 2014 Plan.

Equity Compensation Plans

We are currently granting stock-based awards from our 2014 Plan and our 2015 Employee Stock Purchase Plan, which are overseen by the Compensation Committee of our Board of Directors.

2016 Proxy Statement	87

Part 5 Audit Committee Matters

Report of the Audit Committee

The Audit Committee oversees the accounting and financial reporting processes of Citrix and the audits of the consolidated financial statements of Citrix on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited consolidated financial statements in Citrix’s Annual Report on Form 10-K for the year ended December 31, 2015, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant estimates and judgments, critical accounting policies and accounting estimates resulting from the application of these policies, and the substance and clarity of disclosures in the financial statements, and reviewed Citrix’s disclosure controls and procedures and internal control over financial reporting.

The Board of Directors has determined that each member of the Audit Committee meets the independence requirements promulgated by Nasdaq and the SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. Messrs. Daleo and Demo each qualify as an “audit committee financial expert” under the rules of the SEC.

The Audit Committee has reviewed Citrix’s audited consolidated financial statements at December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015 and has discussed them with both management and Ernst & Young. The Audit Committee also discussed with Ernst & Young the overall scope and plan for their annual audit for 2015. The Audit Committee met separately with Ernst & Young in its capacity as Citrix’s independent registered public accountants, with and without management present, to discuss the results of Ernst & Young’s procedures, its evaluations of Citrix’s internal control over financial reporting, and the overall quality of its financial reporting, as applicable.

The Audit Committee reviewed and discussed with Ernst & Young the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB. In addition, the Audit Committee has reviewed the services provided by Ernst & Young and discussed with Ernst & Young its independence from management and Citrix, including the matters in the written disclosures and letter from independent accountants required by PCAOB Rule 3526 and considered the compatibility of non-audit services with the registered public accountants’ independence.

Based on the Audit Committee’s review of the financial statements and the reviews and discussions referred to above, it concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited consolidated financial statements be included in Citrix’s Annual Report on Form 10-K for the year ended December 31, 2015.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that Citrix specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended.

Respectfully submitted by the Audit Committee,

Robert D. Daleo

Murray J. Demo

Peter J. Sacripanti

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Fees Paid to Ernst & Young

The following table shows the aggregate fees for professional services rendered to us by Ernst & Young during the fiscal years ended December 31, 2015 and December 31, 2014.

	2015	2014
Audit Fees	$5,401,853	$5,746,298
Audit-Related Fees	$322,022	$298,600
Tax Fees	$3,231,848	$2,350,313
All Other Fees	—	—
Total	$8,955,723	$8,395,211

Audit Fees

Audit Fees for both years consist of fees for professional services associated with the annual consolidated financial statements audit, review of the interim consolidated financial statements included in our quarterly reports on Form 10-Q, and services in connection with international statutory audits, regulatory filings and accounting consultations. Audit Fees for both years also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting as promulgated by Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees

Audit-Related Fees for 2015 and 2014 consist of fees for services for the annual audits of employee benefit plans. Audit-Related Fees for 2015 and 2014 also include fees for professional services rendered for potential business combinations, internal control reviews and assistance with assessing the impact of proposed standards, rules or interpretations proposed by standard-setting bodies.

Tax Fees

Tax Fees consist of fees for professional services rendered for assistance with federal, state, local and international tax compliance and consulting. Tax compliance fees were $2,485,511 for 2015 and $948,921 for 2014. Tax Fees also include fees of $746,337 for 2015 and $1,401,392 for 2014 for services rendered for tax examination assistance, tax research and tax planning services in the countries in which we do business.

Audit Partner Rotation

In accordance with SEC rules and Ernst & Young policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to Citrix. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of our lead audit partner pursuant to this rotation policy involves meetings among the Chair of the Audit Committee, Chief Operating Officer and the Chief Financial Officer and the candidate for the role, as well as discussion by the full Audit Committee and with other members of management.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee has implemented procedures under our Audit Committee Pre-Approval Policy for Audit and Non-Audit Services, which we refer to as the Pre-Approval Policy, to ensure that all audit and permitted non-audit services to be provided to Citrix have been pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of our independent registered public accounting firm for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before the service may be provided by our independent registered public accounting firm. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee. All of the audit-related, tax and all other services provided to us by Ernst & Young in 2015 and 2014 were approved by the Audit Committee by means of specific pre-approvals or pursuant to the procedures contained in the Pre-Approval Policy. All non-audit services provided in 2015 and 2014 were reviewed with the Audit Committee, which concluded that the provision of such services by Ernst & Young was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. For additional information concerning the Audit Committee and its activities with Ernst & Young, see Our Board Committees.

2016 Proxy Statement	89

Part 6 Proposals to be Voted on at the Meeting

Proposal 1

Election of Director Nominees

Our Board of Directors currently consists of eleven members. At our 2013 annual meeting of shareholders, our shareholders approved an amendment to our Amended and Restated Certificate of Incorporation to declassify the Board of Directors and transition to annual elections of directors. As a result, our Board of Directors is fully declassified, and all Board members stand for annual elections. Directors elected at this meeting will serve a term of one year. The following table sets forth the nominees for directors at the 2016 Annual Meeting. In April 2016, we announced that Thomas F. Bogan and Francis A. deSouza would not be standing for re-election at the 2016 Annual Meeting. As a result, the size of our Board of Directors is expected to decrease to nine members after the 2016 Annual Meeting.

The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated all other current Board members, listed in the chart below, for re-election and has recommended that each be elected to the Board of Directors, each to hold office until the annual meeting of shareholders to be held in the year 2017 and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal. All of the nominees are current directors whose terms expire at the 2016 Annual Meeting.

The Board of Directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

This proposal for the election of directors relates solely to the election of nine directors nominated by our Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any of our shareholders.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THE FOLLOWING NOMINEES:

Nominee’s or Director’s Name	Director Since	Position(s) with Citrix
Nominees for Director:
Robert M. Calderoni	2014	Executive Chairman
Nanci E. Caldwell	2008	Director
Jesse A. Cohn	2015	Director
Robert D. Daleo	2013	Director
Murray J. Demo	2005	Director
Peter J. Sacripanti	2015	Director
Graham V. Smith	2015	Director
Godfrey R. Sullivan	2005	Lead Independent Director
Kirill Tatarinov	2016	President, Chief Executive Officer and Director

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Proposal 2

Ratification of Appointment of

Independent Registered Public

Accounting Firm

The Audit Committee has retained the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Ernst & Young has served as our independent registered public accounting firm since 1989. The Audit Committee reviewed and discussed the prior performance of Ernst & Young and its selection of Ernst & Young for the fiscal year ending December 31, 2016. As a matter of good corporate governance, the Audit Committee has determined to submit its selection to our shareholders for ratification. Even if the selection of Ernst & Young is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year, if it determines that such a change would be in the best interests of Citrix and our shareholders.

We expect that a representative of Ernst & Young will attend our 2016 Annual Meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from shareholders.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG AS CITRIX’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2016.

2016 Proxy Statement	91

Proposal 3

Advisory Vote to Approve the

Compensation of Our Named

Executive Officers

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, known as the Dodd-Frank Act, this proposal, commonly known as a say-on-pay proposal, gives our shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices.

As discussed under Compensation Discussion and Analysis beginning on page 34, we believe that our executive compensation programs emphasize sustainable growth through a pay-for-performance orientation and a commitment to both operational and organizational execution. We believe that our compensation programs for our named executive officers are instrumental in helping us achieve our strategic and financial performance and, during this transitional period for our company, to retain our named executive officers in order to drive execution of our strategic and operational initiatives. Accordingly, we are asking our shareholders to vote “FOR” the following resolution at our 2016 Annual Meeting:

“RESOLVED, that Citrix’s shareholders approve, on an advisory basis, the compensation of Citrix’s named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables).”

The vote is advisory, and therefore not binding on Citrix, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our shareholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

We will hold a shareholder advisory vote to approve the compensation of our named executive officers annually until the next vote on the frequency of such shareholder advisory votes, which will occur no later than our 2017 Annual Meeting of shareholders.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE APPROVAL OF, ON AN ADVISORY BASIS, THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

AS DISCLOSED IN THIS PROXY STATEMENT.

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Part 7 Additional Information

Other Matters

The Board of Directors knows of no other matters to be brought before the 2016 Annual Meeting. If any other matters are properly brought before the 2016 Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

Shareholder Proposals

Proposals of shareholders intended for inclusion in the Proxy Statement to be furnished to all shareholders entitled to vote at our 2017 Annual Meeting of Shareholders, pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, must be received at our principal executive offices not later than December 30, 2016. Under our bylaws, shareholders who wish to make a proposal at the 2017 Annual Meeting—other than one that will be included in our Proxy Statement—must notify us between November 29, 2016 and December 30, 2016. However, in the event that an annual meeting is called for a date that is more than 30 days before or more than 60 days after the first anniversary of the date of the Proxy Statement furnished to shareholders in connection with the preceding year’s annual meeting, then, in order to be timely, a shareholder’s notice must be received by our Secretary not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of (1) the 60th day prior to such annual meeting or (2) the close of business on the 10th day following the day on which we first publicly announce the date of such annual meeting. A shareholder’s notice to our Secretary must set forth the information required by our bylaws with respect to each matter the shareholder proposes to bring before an annual meeting. If a shareholder makes a timely notification, discretionary voting authority with respect to the shareholder’s proposal may be conferred upon the persons selected by management to vote the proxies under circumstances consistent with the SEC’s proxy rules. In order to curtail controversy as to the date on which a proposal was received by Citrix, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to our principal executive offices at Citrix Systems, Inc., 851 West Cypress Creek Road, Fort Lauderdale, FL 33309, Attention: Secretary.

Expenses and Solicitation

The cost of solicitation of proxies will be borne by Citrix and, in addition to soliciting shareholders by mail and via the Internet through our regular employees, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of Citrix registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-

pocket costs. Solicitation by our officers and employees may also be made of some shareholders in person or by mail, telephone, e-mail or telegraph following the original solicitation. We have retained MacKenzie Partners, a proxy solicitation firm, to assist in the solicitation of proxies for a fee not to exceed $20,000, plus reimbursement of expenses.

Delivery of Documents to Shareholders Sharing an Address

If you share an address with any of our other shareholders, your household might receive only one copy of the Proxy Statement, Annual Report and Notice, as applicable. To request individual copies of any of these materials for each shareholder in your household, please contact Investor Relations, Citrix Systems, Inc., 851 West Cypress Creek

Road, Fort Lauderdale, Florida 33309 (telephone: 954-229-5758). We will deliver copies of the Proxy Statement, Annual Report and/or Notice promptly following your written or oral request. To ask that only one copy of any of these materials be mailed to your household, please contact your broker.

2016 Proxy Statement	93

Note Regarding Forward-Looking Statements

This Proxy Statement contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this Proxy Statement do not constitute guarantees of future performance. Investors are cautioned that statements in this Proxy Statement, which are not strictly historical statements, including, without limitation, statements regarding the completion and timing of the proposed spinoff, the expected strategic, operational and competitive benefits of the proposed spinoff, the effect of the separation on Citrix, its shareholders, customers, partners and employees, and expected benefits from our strategic and operational review and related initiatives constitute forward-looking statements. The forward looking statements in this Proxy Statement are not guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the failure to satisfy any conditions or otherwise complete the proposed spinoff, timing of the proposed spinoff, the uncertainty as to whether the anticipated benefits from the proposed spinoff will be realized if completed, the expected strategic, financial and competitive benefits of the proposed spinoff, costs and expenses associated with the proposed spinoff, changes and transitions in management personnel, the recruitment and retention of qualified employees, the impact of the global economy and uncertainty in the IT spending environment, revenue growth and recognition of revenue, products and services, their development and distribution, product demand and pipeline, economic and competitive factors, the Company’s key strategic relationships, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission. Citrix assumes no obligation to update any forward looking information contained in this Proxy Statement.

94

Notice of 2016 Annual

Meeting of Shareholders and

Proxy Statement

www.citrix.com

ANNUAL MEETING VOTING	SHAREHOLDER MATERIALS

Printed on recycled paper

CITRIX SYSTEMS, INC.

ATTN: LEGAL DEPARTMENT

15 NETWORK DRIVE

BURLINGTON, MA 01803

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have the 16 Digit Control Number available when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Citrix Systems, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have the 16 Digit Control Number available when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E07934-P77411            KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CITRIX SYSTEMS, INC.

The Board of Directors recommends you vote FOR the following nominees and proposals:

1.	Election of Directors		For	Against	Abstain

Nominees:

	1a.	Robert M. Calderoni	☐	☐	☐

	1b.	Nanci E. Caldwell	☐	☐	☐

	1c.	Jesse A. Cohn	☐	☐	☐

	1d.	Robert D. Daleo	☐	☐	☐

	1e.	Murray J. Demo	☐	☐	☐

	1f.	Peter J. Sacripanti	☐	☐	☐

	1g.	Graham V. Smith	☐	☐	☐

	1h.	Godfrey R. Sullivan	☐	☐	☐

	1i.	Kirill Tatarinov	☐	☐	☐

For address changes/comments, mark here. (see reverse for instructions)					☐

Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No

This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

		For	Against	Abstain

2.	Ratification of Ernst & Young LLP as the company’s independent registered public accounting firm for 2016	☐	☐	☐

3.	Advisory vote to approve the compensation of the company’s named executive officers	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E07935-P77411

Proxy

Citrix Systems, Inc.

Proxy for Annual Meeting of Shareholders on June 23, 2016

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Citrix Systems, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 29, 2016, and hereby appoints Kirill Tatarinov and David J. Henshall, and each of them, proxies and attorneys-in-fact, with full power of substitution in each, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held at 4580 Great America Parkway, Santa Clara, California 95054, United States, on June 23, 2016 at 4:00 p.m. Pacific time, and at any adjournments or postponements thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THESE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” THE PROPOSALS IN ITEMS 2 AND 3. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER ON ANY MATTER INCIDENTAL TO THE FOREGOING OR ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side